EXHIBIT 2.1

TRANSACTION AGREEMENT

by and among:

ENDEAVOR GROUP HOLDINGS, INC.,

ENDEAVOR OPERATING COMPANY, LLC,

ZUFFA PARENT, LLC,

WORLD WRESTLING ENTERTAINMENT, INC.,

NEW WHALE INC.,

and

WHALE MERGER SUB INC.

Dated as of April 2, 2023

i

(cont’d)

ii

(cont’d)

iii

(cont’d)

iv

(cont’d)

v

EXHIBIT

Exhibit A	Certain Definitions	A
Exhibit B	Certificate of Incorporation of the Surviving Entity	B
Exhibit C	Certificate of Incorporation of New PubCo	C
Exhibit D	Bylaws of New PubCo	D
Exhibit E	HoldCo Operating Agreement Term Sheet	E
Exhibit F	EDR Registration Rights Term Sheet	F
Exhibit G	Services Term Sheet	G
Exhibit H	New PubCo Cash Management Policy Term Sheet	H
Exhibit I	WWE Written Consent	I
Exhibit J	Form of Governance Agreement	J
Schedule I	Pre-Closing Reorganization Schedule	I
Schedule II	Executive Officers	II

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TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into as of April 2, 2023, by and among: Endeavor Group Holdings, Inc., a Delaware corporation (“EDR”); Endeavor Operating Company, LLC, a Delaware limited liability company and a Subsidiary of EDR (“EDR OpCo”); Zuffa Parent, LLC, a Delaware limited liability company and a Subsidiary of EDR (“HoldCo”); World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”); New Whale Inc., a Delaware corporation and a wholly owned Subsidiary of WWE (“New PubCo”); and Whale Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of New PubCo (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, EDR and WWE desire to combine the UFC Holdings, LLC, a Delaware limited liability company and subsidiary of HoldCo (“UFC”) and WWE businesses on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such combination, and on the terms and subject to the conditions set forth in this Agreement, prior to the Closing, WWE shall undertake the steps described on Schedule I (such schedule, the “Pre-Closing Reorganization Schedule”, and such steps, the “WWE Pre-Closing Reorganization”);

WHEREAS, following the WWE Pre-Closing Reorganization and on the Closing Date, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into WWE (the “Merger”), with WWE surviving the Merger (the “Surviving Entity”) and becoming a wholly owned Subsidiary of New PubCo;

WHEREAS, immediately following and as part of a plan that includes the Merger, New PubCo will cause the Surviving Entity to be converted to a Delaware limited liability company (“WWE LLC”) by the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and New PubCo will become the sole managing member of WWE LLC (the “Conversion”), and WWE LLC will be governed by the Initial WWE LLC Operating Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Conversion will, taken together, qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, following the Conversion, (i) New PubCo will contribute all of the equity interests of WWE LLC to HoldCo in exchange for 49% of the membership interests in HoldCo (the membership interests of HoldCo, “Membership Interests”), on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange (such transfer, the “WWE Transfer”), and be admitted as a member of HoldCo in respect thereof, (ii) EDR OpCo and New PubCo, as members, will adopt, and HoldCo will thereafter be governed by, the HoldCo Operating Agreement and (iii) New PubCo will issue a number of New PubCo Class B Shares representing 51% of the total voting power of New PubCo Stock on a Fully-Diluted Basis to the EDR Subscribers in exchange for a payment equal to the par-value of such New PubCo Class B Shares;

WHEREAS, prior to or concurrently with the Closing, EDR, the EDR Subscribers, Vince McMahon and New PubCo will enter into a governance agreement substantially in the form of Exhibit J (the “Governance Agreement”);

WHEREAS, concurrently with the execution of this Agreement, EDR and Vince McMahon are entering into a stockholders agreement;

WHEREAS, the board of directors of WWE (the “WWE Board”) has (a) determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery, and performance of this Agreement, the consummation of the WWE Pre-Closing Reorganization, the Conversion, the Merger, the WWE Transfer, the matters addressed in the Governance Agreement and the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”), and (c) resolved to recommend that WWE stockholders adopt this Agreement (the “WWE Board Recommendation”);

WHEREAS, the boards of directors of New PubCo (the “New PubCo Board”) and Merger Sub (the “Merger Sub Board”) have each (a) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery, and performance of the Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo to EDR OpCo pursuant to Section 1.10), to the extent applicable to it;

WHEREAS, immediately following the execution and delivery of this Agreement, New PubCo, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement;

WHEREAS, the executive committee of the board of directors of EDR (the “EDR Executive Committee”) and the managing member of EDR OpCo (the “EDR Managing Member”) and the managing member of HoldCo have each (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the Services Agreements and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) and the transactions contemplated by the Services Agreements, to the extent applicable to it;

WHEREAS, prior to or concurrently with the Closing, HoldCo, on the one hand, and EDR or its Affiliates, on the other hand, will enter into certain agreements substantially consistent with the terms set forth on Exhibit G (the “Services Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with this Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
THE MERGER, CONVERSION, TRANSFER AND ISSUANCE

Section 1.1            WWE Pre-Closing Reorganization. Prior to the Closing, WWE shall, and shall cause its Affiliates to, undertake the steps described on the Pre-Closing Reorganization Schedule, which shall be pursuant to documentation reasonably acceptable to EDR.

Section 1.2            The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into WWE and the separate corporate existence of Merger Sub shall thereupon cease, (b) WWE shall be the surviving corporation in the Merger and from and after the Effective Time shall (subject to Section 2.1(d)) be a wholly owned Subsidiary of New PubCo and the separate corporate existence of WWE with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, and (c) the Merger shall have such other effects as provided in the DGCL, in each case, except as expressly set forth in this Agreement (to the extent permitted by applicable Laws).

Section 1.3            Closing. The closing of the Merger (the “Closing”) and the other Transactions shall take place (a) remotely by electronic exchange of executed documents, commencing at 9:00 a.m., New York City time, on the date that is two (2) business days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) or (b) at such other place, time and date as WWE and EDR may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4            Effective Time. Subject to the provisions of this Agreement, at the Closing, New PubCo, WWE and Merger Sub shall cause a certificate of merger in a form and substance reasonably acceptable to EDR (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger in a form and substance reasonably acceptable to EDR. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by WWE and EDR and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.5            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.6            The Conversion. On the Closing Date, immediately following the Effective Time and as part of a plan that includes the Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA: (i) the Conversion shall be effected pursuant to which the Surviving Entity shall be converted to a

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limited liability company by (x) the approval of the Conversion and the initial limited liability company agreement of WWE LLC (the “Initial WWE LLC Operating Agreement”) by the board of directors of WWE and New PubCo, in its capacity as the sole stockholder of WWE immediately following the Effective Time (the “New PubCo Stockholders Consent”) and (y) the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, (ii) WWE LLC shall thereupon be governed by the Initial WWE LLC Operating Agreement (which shall provide, among other things, that as of immediately following the effectiveness of the Conversion (the “Conversion Effective Time”), (x) New PubCo shall be the sole managing member of WWE LLC and (y) the officers of the Surviving Entity as of immediately prior to the Conversion Effective Time shall remain the officers of WWE LLC until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal) until the Initial WWE LLC Operating Agreement is thereafter amended in accordance with its terms and (iii) the issued and outstanding capital stock of the Surviving Entity shall be converted into a number of membership interests in New PubCo LLC equal to the number of WWE Shares outstanding immediately following the Effective Time.

Section 1.7            WWE Cash Distribution. On the Closing Date, after the Conversion and before the WWE Transfer, WWE LLC shall distribute to New PubCo an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the WWE Cash Amount less (ii) the WWE Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, WWE shall prepare and deliver to EDR a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “WWE Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the WWE Minimum Cash Amount and (B) the amount of unrestricted cash held by WWE LLC or their respective Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (“WWE Unrestricted Cash”), in each case as of immediately prior to the time of the WWE Transfer (such amount of cash as finally determined pursuant to this Section 1.7(B), the “WWE Cash Amount”). If EDR objects to the WWE Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the WWE Balance Sheet, WWE’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth in the WWE Balance Sheet Schedule as of immediately prior to the time of the WWE Transfer, then WWE shall deliver a revised WWE Balance Sheet Schedule to EDR as promptly as practicable (and, in any event, prior to the WWE Transfer). WWE and New PubCo shall procure that WWE LLC and its Subsidiaries have, immediately prior to the Closing an aggregate amount of WWE Unrestricted Cash equal to at least (I) $73,500,000 plus (II) the amount of any outstanding indebtedness for borrowed money that has been incurred by New PubCo or WWE or their respective Subsidiaries since December 31, 2022 and not, as of Closing, repaid or otherwise satisfied plus, (III) any amounts incurred in connection with the items set forth on Section 1.7 of the WWE Disclosure Letter, plus (IV) (x) fifty-percent (50%) of the aggregate costs and expenses incurred, paid or payable by EDR, New PubCo, WWE or any of their respective Subsidiaries, including HoldCo, in connection with the Transactions (collectively, “Expenses”) up to $150,000,000 (the “Cap”) and (y) 100% of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable

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before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by WWE LLC and its Subsidiaries (as opposed to New PubCo) with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “WWE Minimum Cash Amount” and such requirement, the “WWE Minimum Cash Requirement”). For the avoidance of doubt, the costs and expenses of a Party will be deemed to include, without duplication: (X) all accounting, tax, consulting, legal or investment banking fees or similar third-party expenses incurred in connection with the Transaction; (Y) any sale bonus, change-in-control bonus, transaction bonus, or other “single-trigger” compensatory payments (whether such payment becomes payable before, at or after the Closing) and any other compensatory payments mutually agreed in writing by WWE and EDR, together with the employer portion of any payroll, employment and other Taxes with respect thereto; and (Z) costs and expenses incurred in connection with the matters set forth on Section 6.9(e) of the EDR Disclosure Letter and the aggregate amount of all payments to be made pursuant to the agreements set forth on Section 3.18(e)(12) of the WWE Disclosure Letter, together any employer payroll, employment and other Taxes with respect thereto. Other than with respect to the distribution permitted by this Section 1.7, nothing in this Section 1.7 will be deemed to modify the WWE Parties’ agreements set forth herein (including Section 5.2).

Section 1.8            HoldCo Cash Distribution. On or prior to the Closing, HoldCo and its Subsidiaries may distribute to EDR or its Affiliates an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the EDR Cash Amount less (ii) the EDR Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, EDR shall prepare and deliver to WWE a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “EDR Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the EDR Minimum Cash Amount and (B) the amount of unrestricted cash held by HoldCo or its Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (the “EDR Unrestricted Cash”) as of immediately prior to the Closing (such amount of cash as finally determined pursuant to this Section 1.8(B), the “EDR Cash Amount”). If WWE objects to the EDR Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the EDR Balance Sheet, EDR’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth on the EDR Balance Sheet as of immediately prior to the Closing, then EDR shall deliver a revised EDR Balance Sheet Schedule to WWE as promptly as practicable (and, in any event, prior to the Closing). EDR shall procure that HoldCo and its Subsidiaries have, immediately prior to the Closing an aggregate amount of EDR Unrestricted Cash equal to at least (I) $76,500,000 plus (II) the amount of any indebtedness for borrowed money that has been incurred by HoldCo or its Subsidiaries since December 31, 2022 and not, as of the time of the Closing, repaid or otherwise satisfied plus (III) (x) fifty-percent (50%) of the Expenses up to the Cap and (y) none of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by HoldCo and its Subsidiaries with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “EDR Minimum Cash Amount” and such requirement, the “EDR Minimum Cash Requirement”). Other than with respect to the distribution permitted by

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this Section 1.8, nothing in this Section 1.8 will be deemed to modify the EDR Parties’ agreements set forth herein (including Section 5.2).

Section 1.9            The WWE Transfer. Prior to the Effective Time on the Closing Date, WWE (in its capacity as the sole stockholder of New PubCo) and the board of directors of New PubCo shall take all necessary action to approve the WWE Transfer, for all purposes of the DGCL. On the Closing Date, immediately following the WWE Cash Distribution and the HoldCo Cash Distribution, on the terms and subject to the conditions set forth in the Contribution Schedule, and in accordance with the Initial WWE LLC Operating Agreement, the DLLCA and the DGCL: (i) New PubCo will contribute, assign, grant, transfer, convey, set over and deliver, without reservation of any kind, to HoldCo all of the issued and outstanding membership interests in WWE LLC, and HoldCo shall accept New PubCo’s right, title and interest in and to all of the issued and outstanding membership interests of WWE LLC, (ii) in exchange for the contribution described in Section 1.9(i), New PubCo shall receive, in exchange for the WWE Transfer, Membership Interests representing 49% of the Membership Interests outstanding on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange and be admitted as a member of HoldCo in respect thereof, and, following this exchange (the “WWE Transfer Consideration”), and (iii) the EDR Subscribers and New PubCo, as the members of HoldCo, shall adopt, and HoldCo shall thereafter be governed by, the HoldCo Operating Agreement; provided that, for the avoidance of doubt, the WWE Transfer Consideration allocable to WWE Equity Awards that are vested and not yet settled or unvested (calculated in accordance with the definition of “Fully-Diluted Basis”) will reduce the number of the Membership Interests received by New PubCo on the Closing Date by an equivalent amount and will not be issued to New PubCo unless and until the applicable WWE Equity Award (as converted hereby) is so settled or becomes vested and is settled in accordance with its terms, as applicable.

Section 1.10        Issuance of New PubCo Equity Shares to the EDR Subscribers. Immediately following the WWE Transfer, New PubCo shall issue to, and the EDR Subscribers shall purchase from New PubCo, that certain number of shares of WWE Class B common stock, par value $0.00001 per share of New PubCo (as allocated amongst the EDR Subscribers by EDR) (such shares, collectively, the “New PubCo Class B Common Stock,” and each, a “New PubCo Class B Share”), representing 51% of the voting power of New PubCo (calculated in accordance with the definition of Fully-Diluted Basis and in an equivalent manner to Section 1.09) (the “EDR Class B Issuance”) in exchange for a payment by the EDR Subscribers to New PubCo equal to the par value of such New PubCo Class B Common Stock.

Section 1.11        Organizational Documents of the Surviving Entity.

(a)               At the Effective Time, the certificate of incorporation of the Surviving Entity shall be amended and restated to conform to Exhibit B; until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)               The Parties shall take all necessary action such that at the Effective Time the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (except that all references in such bylaws of Merger Sub to its name, date of incorporation, registered office or registered agent shall instead refer to the name, date of

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incorporation, registered office and registered agent, respectively, of the Surviving Entity) until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws.

Section 1.12        Directors of the Surviving Entity. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall become the only directors of the Surviving Entity as of immediately after the Effective Time and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 1.13        Officers of the Surviving Entity. The Parties shall take all necessary action such that the officers of WWE as of immediately prior to the Effective Time shall be the initial officers of the Surviving Entity as of immediately after the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.14        Withholding. Notwithstanding any other provision in this Agreement, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable or deliverable in connection with this Agreement any amounts that are required to be deducted or withheld and paid over to the applicable Taxing Authority under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At least five (5) days prior to Closing, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them, as the case may be, shall use commercially reasonable efforts to provide or cause to be provided notice to any Person with respect to which such withholding obligation applies (excluding any payments properly treated as compensation for applicable tax purposes), and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding.

Article II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of WWE, New PubCo, Merger Sub, or the holders of any security of WWE, New PubCo or Merger Sub:

(i)                 Conversion of WWE Common Stock. Each share of WWE Common Stock (each, a “WWE Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled WWE Shares, shall be converted automatically into the right to receive one (1) share of New PubCo Class A common stock, par value $0.0001 per share of New PubCo (such shares, collectively, the “New PubCo Class A

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Common Stock,” and each, a “New PubCo Class A Share”) (the “Merger Consideration”). All WWE Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall cease to exist and no longer be outstanding, and (1) each certificate (a “WWE Certificate”) formerly representing any such shares of WWE Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a)(i) and (2) each book-entry account formerly representing any such uncertificated shares of WWE Common Stock so converted (“Uncertificated WWE Shares”) shall thereafter represent shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares), with each WWE Certificate representing automatically an equivalent number of shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares).

(ii)              Cancellation of WWE Shares. Each WWE Share that is owned by WWE as treasury stock or otherwise, but excluding for the avoidance of doubt any WWE Share held by any WWE Employee Plan or trust related thereto (other than, for the avoidance of doubt, WWE Shares reserved for issuance under any of the WWE Equity Plan or the WWE ESPP), or held, directly or indirectly by EDR, the EDR Subscribers, HoldCo or any wholly owned Subsidiary of EDR immediately prior to the Effective Time (the “Cancelled WWE Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)            Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity with the same rights, powers, and privileges as the shares so converted and (subject to Section 2.1(d)) shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b)               No Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable Law.

(c)               Certain Adjustments. If, during the Pre-Closing Period, the outstanding WWE Shares shall have been changed into a different number of WWE Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of WWE Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d)               Hook Stock. In connection with the Merger, the Parties shall take all necessary action so that the shares of capital stock of New PubCo owned by WWE immediately prior to the Effective Time are, effective as of the Effective Time, cancelled for no consideration.

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Section 2.2            Treatment of WWE Equity Awards.

(a)               As of the Effective Time, by virtue of the Merger and the Conversion and without any further action on the part of the holders thereof, WWE, New PubCo or Merger Sub, each then-outstanding WWE Equity Award shall be treated as follows:

(i)                 Each award of WWE Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of restricted stock units, on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of WWE Class A Shares subject to such award of WWE Restricted Stock Units.

(ii)              Each award of WWE Performance Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of performance stock units, on the same terms and conditions as were applicable under the award of WWE Performance Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of shares of WWE Class A Common Stock subject to such award of WWE Performance Stock Units; provided, however, that, the applicable performance-vesting conditions shall be equitably adjusted, prior to Closing by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from EDR, and following Closing by the New PubCo Compensation Committee, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the Merger and the Conversion.

(iii)            For the avoidance of doubt, any amounts relating to dividend equivalent rights granted with respect to each award of WWE Restricted Stock Units and WWE Performance Stock Units, in each case that are outstanding immediately prior to the Effective Time, that are accrued but unpaid as of the Effective Time will carry over to the award of restricted stock units or performance stock units, as applicable, with respect to New PubCo Class A Shares (as described above), on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units or WWE Performance Stock Units, as applicable, immediately prior to the Effective Time (including any provisions for acceleration).

(b)               Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions:

(i)                 to effect the treatment described in Section 2.2(a); and

(ii)              to make such other changes to the WWE Equity Plan as are and only to the extent necessary to give effect to the Merger and the Conversion.

(c)               Prior to the Effective Time, the New PubCo Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions to assume

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and make such changes to the WWE Equity Plans as are appropriate to give effect to the Merger and the Conversion.

(d)               Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions such that (i) any offering period under the WWE ESPP during which the Effective Time would otherwise have occurred shall be deemed to have ended on the fifth (5th) business day prior to the Closing Date and (ii) each outstanding purchase right under the WWE ESPP with respect to such offering period shall automatically be exercised on the fifth (5th) business day prior to the Closing Date with respect to such offering period.

Article III
REPRESENTATIONS AND WARRANTIES OF WWE

WWE hereby represents and warrants to EDR as follows (it being understood that each representation and warranty in this Article III is subject to (a) the exceptions and disclosures set forth in the WWE Disclosure Letter and (b) the disclosures set forth in the WWE SEC Documents filed after April 28, 2021, and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such WWE SEC Documents):

Section 3.1            Due Organization; Subsidiaries.

(a)               WWE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware (“Delaware Law”) and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b)               WWE does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than WWE Subsidiaries. WWE has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)               Section 3.1(c) of the WWE Disclosure Letter identifies each Subsidiary of WWE (each, a “WWE Subsidiary,” and collectively, the “WWE Subsidiaries”) and indicates its jurisdiction of organization. Each WWE Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to

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carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each WWE Subsidiary have been duly authorized, validly issued, fully paid, nonassessable, and are owned by WWE, by another WWE Subsidiary, or by WWE and another WWE Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary or any Permitted Encumbrances.

(d)               WWE has made available to EDR or EDR’s Representatives accurate and complete copies of the certificate of incorporation and bylaws of WWE, New PubCo and Merger Sub, including all amendments thereto, as in effect on the date of this Agreement. None of WWE, New PubCo, or Merger Sub is in violation of any provision of their respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

Section 3.2            Capitalization.

(a)               The authorized capital stock of WWE consists of (i) 180,000,000 WWE Class A Shares, of which 43,347,119 WWE Class A Shares have been issued or are outstanding as of the close of business on March 31, 2023 (the “Reference Date”), (ii) 60,000,000 WWE Class B Shares, of which 31,099,011 WWE Class B Shares have been issued or are outstanding as of the close of business on the Reference Date, and (iii) 20,000,000 shares of WWE Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. No Shares were held in treasury as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b)               As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of WWE; (iii) no outstanding bond, debenture, note, or other Indebtedness of WWE has a right to vote on any matter on which WWE stockholders have a right to vote; and (iv) no WWE Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. WWE is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The WWE Class A Common Stock constitutes the only outstanding class of securities of WWE registered under the Securities Act.

(c)               As of the close of business on the Reference Date, (i) 1,086,814 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Performance Stock Units granted and outstanding under the WWE Equity Plan (assuming maximum level of performance); (ii) 985,803 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Restricted Stock Units granted and outstanding under the WWE Equity Plan; (iii) 1,289,989 WWE Class A Shares are reserved and available for issuance under the WWE ESPP; and (iv) the

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maximum number of WWE Class A Shares subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the Transactions is 8,630,208. WWE has made available to EDR or EDR’s Representatives copies of the WWE Equity Plan covering WWE Equity Awards outstanding and the forms of all award agreements evidencing such WWE Equity Awards, in each case, as of the date of this Agreement. Each WWE Equity Award was issued in compliance in all material respects with applicable Law. Other than as set forth in this Section 3.2(c), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to WWE to which WWE is a party or by which WWE is bound.

(d)               Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in WWE; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of WWE, in each case, issued by WWE or to which WWE is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of WWE; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which WWE is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(e)               The authorized capital stock of New PubCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of New PubCo is, and at the Effective Time will be, owned by WWE, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in New PubCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of New PubCo, in each case, issued by New PubCo or to which New PubCo is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of New PubCo. New PubCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(f)                The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by New PubCo, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in

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this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in Merger Sub; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of Merger Sub, in each case, issued by Merger Sub or to which Merger Sub is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(g)               Other than for the Transactions, no event or circumstance has occurred that has resulted in (i) an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 40.1405 shares of WWE Common Stock per $1,000 principal amount of Convertible Notes, (ii) a change to the composition of the Shares thereunder or any other economic terms thereof, (iii) a Potential Adjustment Event or otherwise an adjustment to the Strike Price, Option Entitlement or Warrant Entitlement (each as defined in the Call Spread Documentation), or (iv) an Additional Termination Event (as defined in the Call Spread Documentation) or other termination of all or any portion of the transactions under the Call Spread Documentation.

Section 3.3            Authority; Binding Nature of Agreement. Assuming that none of EDR, EDR OpCo, HoldCo or any of their respective “affiliates” or “associates” is an “interested stockholder” of WWE (as such terms are defined in Section 203 of the DGCL) as of the date of this Agreement (the “Section 203 Assumption”), each of WWE, New PubCo and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required WWE Stockholder Vote. Assuming the truth of the Section 203 Assumption, except for obtaining the Required WWE Stockholder Vote in connection with the consummation of the Merger, no other corporate action on the part of WWE, New PubCo and Merger Sub is necessary to authorize the execution, delivery and performance by, New PubCo and Merger Sub of this Agreement and the consummation by them of the Transactions. The WWE Board at a meeting duly called and held on or prior to the date of this Agreement has unanimously: (a)  determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions; (b) approved the execution, delivery, and performance of this Agreement, the consummation of the Merger and the other Transactions contemplated by this Agreement; and (c) resolved to recommend that WWE stockholders adopt this Agreement, which resolutions have not been subsequently withdrawn or modified in a manner adverse to any EDR Party. The New PubCo Board and the Merger Sub Board have each unanimously (x) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, and (y) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo pursuant to Section 1.10), to the extent applicable to it. This Agreement has been duly executed and delivered by WWE, New

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PubCo and Merger Sub and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of WWE, New PubCo and Merger Sub, enforceable against WWE, New PubCo and Merger Sub, respectively, in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4            Non-Contravention; Consents.

(a)               Assuming the truth of the Section 203 Assumption, the execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation or bylaws of WWE, New PubCo and Merger Sub, or (B) any similar organizational documents of any other WWE Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 3.4(b) have been obtained and that all filings and other actions described in Section 3.4(b) have been made or taken and the actions to be taken on or prior to the Closing Date by WWE, New PubCo, Merger Sub and their respective boards of directors as set forth in Section 6.12 occur and the Required WWE Stockholder Vote has been obtained, conflict with or violate any Law applicable to WWE, New PubCo or Merger Sub or by which any property or asset of WWE, New PubCo or Merger Sub is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by WWE, New PubCo, Merger Sub or any other WWE Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of WWE pursuant to, any WWE Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

(b)               The execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Formation, Certificate of Conversion to Limited Liability Company and Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 3.4(b) of the WWE Disclosure Letter, and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Transactions by the End Date.

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Section 3.5            Vote Required.

(a)               Assuming the truth of the Section 203 Assumption, the affirmative vote of the holders of a majority of the voting power of the shares of WWE Common Stock outstanding as of the effective date of the WWE Written Consent in favor of adopting this Agreement (the “Required WWE Stockholder Vote”) is the only vote of the holders of any class or series of WWE’s capital stock prior to the Effective Time, or any holder of any other security of WWE, necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, the execution and delivery by the Specified Stockholder of the written consent in the form attached hereto as Exhibit I (the “WWE Written Consent”) will satisfy the Required WWE Stockholder Vote and will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and WWE’s organizational documents.

(b)               The New PubCo Stockholders Consent will satisfy all requirements of any vote of any holders of any class or series of WWE’s capital stock or any holder of any other security of WWE necessary to adopt and approve the Conversion.

Section 3.6            Section 203 of the DGCL. Assuming the truth of the Section 203 Assumption, the WWE Board has taken all actions so that the restrictions applicable to business combinations in Section 203 of the DGCL shall be inapplicable to the execution, delivery, and performance of this Agreement and to the consummation the WWE Pre-Closing Reorganization, the Merger, the Conversion, the WWE Transfer, the issuance by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions.

Section 3.7            Financial Statements; Internal Controls.

(a)               Since January 1, 2020, WWE has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by WWE with or to the SEC (the “WWE SEC Documents”). As of their respective dates, WWE SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such WWE SEC Documents or WWE and, except to the extent that information in such WWE SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed WWE SEC Document, none of the WWE SEC Documents when filed or furnished contained (or with respect to WWE SEC Documents filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by WWE with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

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No WWE Subsidiary, including New PubCo or Merger Sub, is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)               The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the WWE SEC Documents (the “WWE Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of WWE and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of WWE and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(c)               WWE maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of WWE; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of WWE; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of WWE that could have a material effect on WWE’s consolidated financial statements. Since January 1, 2020, none of WWE, the WWE Board, its audit committee, or, to the knowledge of WWE, WWE’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by WWE; (B) illegal act or fraud, whether or not material, that involves the management or other employees of WWE who have a significant role in WWE’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(d)               WWE maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in WWE’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to WWE’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of WWE and the principal financial officer of WWE to make the certifications required under the Exchange Act with respect to such reports. WWE and its

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subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(e)               Neither WWE nor any WWE Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among WWE and any WWE Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WWE or any WWE Subsidiary in WWE’s published financial statements or other WWE SEC Documents.

(f)                As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to WWE SEC Documents. To the knowledge of WWE, none of WWE SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of WWE.

Section 3.8            Absence of Changes.

(a)               Since December 31, 2022 through the date of this Agreement, there has not occurred any WWE Material Adverse Effect.

(b)               Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, WWE and WWE Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 3.9            Title to Assets. WWE and each WWE Subsidiary has good and valid title to all material assets (excluding, to the extent relevant, Intellectual Property Rights, which are solely covered under Section 3.11) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of WWE and WWE Subsidiaries and including all material assets reflected on WWE’s consolidated balance sheet as of December 31, 2022 in WWE’s Annual Report on Form 10-K for the year ended on December 31, 2022 (the “WWE Balance Sheet”), except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023, and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.10        Real Property.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries is the sole owner of each parcel of real property owned by WWE or its Subsidiaries (the “Owned Real Property”) and, subject to the Permitted Encumbrances, WWE or one of the WWE Subsidiaries has good and valid title and, to the knowledge of WWE, marketable title to the Owned Real Property, and the

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Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 3.10(a) of the WWE Disclosure Letter sets forth the address of each parcel of Owned Real Property that is material to the business of WWE and the WWE Subsidiaries, taken as a whole, as of the date of this Agreement and designates WWE or the applicable WWE Subsidiary that is the owner thereof.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by WWE or such Subsidiary, as applicable, from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 3.10(b) of the WWE Disclosure Letter sets forth each WWE Lease that is material to the business of WWE and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable Leased Real Property subject thereto. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice regarding any violation or breach or default under any WWE Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a WWE Material Adverse Effect.

(c)               The Owned Real Property and the Leased Real Property collectively constitute all of the material real property necessary to operate the business of WWE as currently conducted in all respects material to the business of WWE and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any Owned Real Property or Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, no condemnation event is pending or, to the knowledge of WWE, threatened, with respect to any Owned Real Property or, to the knowledge of WWE, Leased Real Property.

Section 3.11        Intellectual Property.

(a)               Section 3.11(a) of the WWE Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the WWE Registered IP as of the date of this Agreement. To the knowledge of WWE, all WWE Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b)               WWE or a WWE Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by WWE and the WWE Subsidiaries.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE: (i) the operation of the business of WWE and its Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any WWE IP. Except as

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would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of WWE, is threatened in writing) against WWE or any WWE Subsidiary alleging that the operation of the business of WWE or any WWE Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d)               WWE and the WWE Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material WWE Registered IP and the confidentiality of the Trade Secrets included in the WWE IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(e)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, as of the date of this Agreement, none of the material WWE IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such WWE IP.

(f)                To the knowledge of WWE, no WWE IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE and the WWE Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the WWE IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the WWE IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such WWE IT Assets. To the knowledge of WWE, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the WWE IT Assets.

(g)               Since January 1, 2020: (a) WWE and WWE Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to WWE’s and WWE Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which WWE and WWE Subsidiaries are subject; (b) WWE and WWE Subsidiaries have, and have taken commercially reasonable steps to require, any entity with which WWE or WWE Subsidiaries exchange Personal Information (“WWE Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of WWE and WWE Subsidiaries; (c) WWE and WWE Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of WWE, any material breach of Personal Information stored or processed by or on behalf of WWE and any WWE Subsidiary by any WWE Data Partner; and (d) WWE and WWE Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

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(h)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, neither (w) WWE, (x) any WWE Subsidiary, (y) any Person in which WWE or any WWE Subsidiary (or any officer, senior executive or other employee thereof) directly or indirectly owns an ownership or financial interest nor (z) any officer, senior executive or, to the knowledge of WWE, other employee of any of the foregoing is or has been engaged in the activities set forth on Section 6.19(a) of the WWE Disclosure Letter.

(i)                 This Section 3.11 sets forth the sole and exclusive set of representations and warranties of WWE with respect to Intellectual Property Rights ownership and non-infringement, WWE IT Assets, data privacy, and information security matters.

Section 3.12        WWE Contracts.

(a)               Section 3.12(a) of the WWE Disclosure Letter identifies each of the following WWE Contracts to which WWE is a party as of the date of this Agreement other than any WWE Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a WWE Employee Plan, which shall be governed by Section 3.18 (WWE Contracts required to be set forth on such schedule, the “WWE Material Contracts”):

(i)                 other than any Media Agreement or any Talent Agreement, any WWE Contract that materially limits the freedom or right of WWE or any WWE Subsidiary to sell, distribute, produce, or manufacture any product, project or service either by (A) materially limiting the freedom or right of WWE or a WWE Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(ii)              other than any Media Agreement or any Talent Agreement, any WWE Contract that requires by its terms or is reasonably likely to require, during the remaining term of such WWE Contract, annual payments or delivery of cash or other consideration by or to WWE or its Subsidiaries in an amount having an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2023;

(iii)            other than any Media Agreement or any Talent Agreement, any WWE Contract that is material to WWE and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of WWE (other than WWE or any WWE Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv)             other than any Media Agreement or any Talent Agreement, any WWE Contract under which WWE or any WWE Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses

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material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by WWE or a WWE Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to WWE or a WWE Subsidiary by any customer, employee, consultant, or independent contractor of WWE or any WWE Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to WWE or a WWE Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which WWE Contract is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(v)               any WWE Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of WWE or any WWE Subsidiary;

(vi)             other than any Media Agreement or any Talent Agreement, any WWE Contract constituting a joint venture, partnership, limited liability company or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(vii)          any WWE Contract that prohibits the payment of dividends or distributions in respect of the capital stock of WWE, the pledging of the capital stock or other equity interests of WWE, or prohibits the issuance of any guaranty by WWE;

(viii)        any WWE Contract that is currently in effect and has been filed (or is required to be filed) by WWE as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix)             any WWE Contract relating to a WWE Related Party Transaction (other than (A) offer letters that can be terminated at will without severance obligations and (B) WWE Contracts pursuant to WWE Equity Awards);

(x)               any WWE Contract for the license, lease, or sublease of any material Owned Real Property;

(xi)             any WWE Contract since January 1, 2020, that relates to the acquisition or disposition by WWE or any WWE Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

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(xii)          any WWE Contract with any Governmental Body under which payments in excess of $1,000,000 were received by WWE in the most recently completed fiscal year;

(xiii)        any WWE Contract pursuant to which WWE or any WWE Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of WWE, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of WWE or any WWE IP, in each case, which WWE Contract is material to the business of WWE and any WWE Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv)         any WWE Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of WWE and WWE Subsidiaries, taken as a whole, other than any such WWE Contracts entered into in the ordinary course of business;

(xv)           any WWE Contract (including any side letters) governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes Indenture or any of the Call Spread Documentation;

(xvi)         any hedging, swap, derivative, or similar WWE Contract;

(xvii)      any WWE Contract that is material to the business of WWE and WWE Subsidiaries, taken as a whole, pursuant to which, to the knowledge of WWE, WWE or any WWE Subsidiary has any ongoing rights, entitlements or obligations with respect to any Specified Project (as defined in Section 6.19 of the WWE Disclosure Letter);

(xviii)    any WWE Contract that, to the knowledge of WWE, requires the services, performance or involvement of any particular employee or service provider of WWE or any WWE Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xix)         any Media Agreement that involves either annual payments to or by WWE or any WWE Subsidiary of $3,000,000 or more (in cash or kind) (the “WWE Material Media Agreements”); and

(xx)           any settlement, conciliation or similar agreement (A) pursuant to which WWE or any WWE Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of WWE and its Subsidiaries, taken as a whole, as currently operated.

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(b)               As of the date of this Agreement, WWE has made available to EDR or EDR’s Representatives an accurate and complete copy of each WWE Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) neither WWE nor, to the knowledge of WWE, the other party is in breach of or default under any WWE Material Contract and, neither WWE, nor, to the knowledge of WWE, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any WWE Material Contract, (ii) each WWE Material Contract is, with respect to WWE and, to the knowledge of WWE, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of WWE, each WWE Material Contract is enforceable by WWE in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, WWE has not received any written notice regarding any violation or breach or default under any WWE Material Contract that has not since been cured.

Section 3.13        Liabilities. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the WWE Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of WWE or any WWE Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to EDR or EDR’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.14        Compliance with Laws. WWE and WWE Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, since January 1, 2020, neither WWE nor any WWE Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, no investigation or review by any Governmental Body with respect to WWE or any WWE Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.15        Certain Business Practices. Since January 1, 2020, none of WWE, any WWE Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of WWE, any third party authorized to act on behalf of WWE or any WWE Subsidiary (each, a “WWE Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any

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contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (d) created or caused the creation of any false or inaccurate books and records of WWE or any WWE Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to WWE and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related, Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of WWE, threatened against WWE or WWE Subsidiaries or, to the knowledge of WWE, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 3.16        Governmental Authorizations. WWE and WWE Subsidiaries hold all Governmental Authorizations necessary to enable WWE and WWE Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. The material Governmental Authorizations held by WWE and WWE Subsidiaries are, in all material respects, valid and in full force and effect. WWE and WWE Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Since January 1, 2020, neither WWE nor any WWE Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 3.17        Tax Matters.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by WWE or any WWE Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by WWE or any WWE Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by WWE or any WWE Subsidiary, and (iii) WWE and each WWE Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been

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asserted or assessed by any Taxing Authority against WWE or any WWE Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of WWE or any WWE Subsidiary is currently in progress or pending, or, to WWE’s or any WWE Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of WWE or of any WWE Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which WWE or any WWE Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary is a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither WWE nor any WWE Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was WWE or any WWE Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, has any liability for the Taxes of another Person (other than WWE or any WWE Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e)               Since January 1, 2021, neither WWE nor any WWE Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)                Neither WWE nor any WWE Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

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(g)               For U.S. federal income Tax purposes (i) the entity classification of WWE and each WWE Subsidiary, and any entity classification election made by any WWE Subsidiary, is set forth on Section 3.17(g) of the WWE Disclosure Letter; and (ii) the entity classification of WWE and each WWE Subsidiary after the WWE Pre-Closing Reorganization and immediately prior to the WWE Transfer is set forth on Section 3.17(g) of the WWE Disclosure Letter.

(h)               This Section 3.17 and Section 3.18 set forth the sole and exclusive representations and warranties of WWE with respect to Tax matters.

Section 3.18        Employee Matters; Employee Plans.

(a)               WWE has provided a materially correct and complete census of all current WWE employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b)               Neither WWE nor any WWE Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting WWE, any WWE Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of WWE, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c)               There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, arising out of or relating to the employment or engagement of any WWE Associate, including arising out of or relating to any WWE Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(d)               Since January 1, 2020, WWE has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect.

(e)               Section 3.18(e) of the WWE Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material WWE Employee Plan. WWE has made available to EDR or EDR’s Representatives with respect to each material WWE Employee Plan (provided

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that for any non-U.S. WWE Employee Plan, only to the extent reasonably available) (excluding for this purpose all offer letters that both (i) do not provide for severance or similar termination payments and (ii) do not otherwise materially deviate from WWE’s standard forms) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (iv) all material, non-routine written communications relating to such WWE Employee Plan.

(f)                Neither WWE nor any other Person that would be or, at any relevant time, would have been considered a single employer with WWE under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)               (i) Each of the WWE Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such WWE Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each of the WWE Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h)               Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each WWE Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any WWE Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment, and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)                 Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither WWE nor any WWE Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any WWE Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or WWE Employee Plan.

(j)                 The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any WWE Associate or under any WWE Employee Plan, (ii) increase any amount of compensation or benefits

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otherwise payable to any WWE Associate under any WWE Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any WWE Associate or under any WWE Employee Plan, (iv) result in any breach or violation of or default under or limit WWE’s right to amend, modify or terminate any WWE Employee Plan or related trust or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k)               No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any WWE Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any WWE Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any WWE Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No WWE Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l)                 Except as would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect, with respect to any WWE Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of WWE, threatened in writing against any WWE Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any WWE Employee Plan with respect to the operation thereof, and (ii) to the knowledge of WWE, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 3.19        WWE Material Media Agreement. To WWE’s knowledge, since January 1, 2020, no counterparty to any WWE Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with WWE or any WWE Subsidiary, or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with WWE and its Subsidiaries.

Section 3.20        Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (a) WWE and WWE Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of WWE, threatened in writing against WWE or any WWE Subsidiary; (c) as of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of WWE or any WWE Subsidiary arising under Environmental Laws; (d) to the knowledge of WWE: (i) no Person has been exposed to any Hazardous Material at a

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property or facility of WWE or any WWE Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of WWE or any WWE Subsidiary under any Environmental Law; and (e) neither WWE nor any WWE Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in WWE Material Contracts or other licenses, leases, or sub-leases for real property. This Section 3.20 sets forth the sole and exclusive representations and warranties of WWE with respect to matters arising under Environmental Laws.

Section 3.21        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (a) WWE and WWE Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which WWE or any WWE Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of WWE and WWE Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.22        Legal Proceedings; Orders.

(a)               As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, against WWE or any WWE Subsidiary, or any property or asset of WWE or any WWE Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or to prevent or materially delay the ability of WWE to consummate the Merger by the End Date.

(b)               As of the date of this Agreement, there is no order, writ, injunction, or judgment to which WWE or any WWE Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.23        Opinions of Financial Advisor. The WWE Board (in such capacity) has received (a) the opinion of Raine Securities LLC (“Raine”) as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, and taking into account the consummation of the Transactions contemplated by this Agreement, the aggregate Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders, (b) the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the

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WWE Transfer Consideration to be received by New PubCo in the WWE Transfer is fair, from a financial point of view, to New PubCo and (c) the opinion of Moelis & Company LLC (“Moelis”, together with Raine and J.P. Morgan, the “WWE Financial Advisors”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio specified therein is fair from a financial point of view to New PubCo. WWE shall provide a copy of such written opinions to EDR solely for informational purposes promptly after receipt thereof by the WWE Board.

Section 3.24        Financial Advisors. Except for the WWE Financial Advisors pursuant to the WWE Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of WWE. WWE has, prior to the execution and delivery of this Agreement, made available to EDR true, correct, and complete copies of WWE’s engagement letters with each WWE Financial Advisor relating to the Transactions as in effect on the date of this Agreement (the “WWE Advisor Engagement Letters”).

Section 3.25        Related Party Transactions. As of the date of this Agreement, other than any WWE Employee Plan, neither WWE nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between WWE or a WWE Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of WWE or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of WWE or any of its Subsidiaries whose status as a 5% holder is known to WWE as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of WWE), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “WWE Related Party Transaction”).

Section 3.26        Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of WWE or WWE Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by WWE with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of WWE or any WWE Subsidiary for use therein.

Section 3.27        No Other Representation.

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(a)               Except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, neither WWE, New PubCo nor Merger Sub makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees that except for the express written representations and warranties made by EDR in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo, HoldCo or any other Person has made makes any express or implied representation or warranty with respect to EDR or any EDR Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b)               Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees (on its own behalf and on behalf of the WWE Parties) that: (i) except for the representations and warranties of EDR expressly set forth in Article IV or in any instrument or other document delivered pursuant to this Agreement, (x) none of the EDR Parties makes, or has made, any representation or warranty and (y) none of the WWE Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any EDR Party, in each case, regarding any EDR Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of WWE, New PubCo and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding EDR, the EDR Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by WWE, New PubCo and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.

Article IV
REPRESENTATIONS AND WARRANTIES OF EDR

EDR hereby represents and warrants to WWE as follows (it being understood that each representation and warranty in this Article IV is subject to (a) the exceptions and disclosures set forth in the EDR Disclosure Letter and (b) the disclosures set forth in the reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the SEC (the “EDR SEC Documents”) filed after April 28, 2021 and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such EDR SEC Documents):

Section 4.1            Due Organization; Subsidiaries.

(a)               EDR OpCo and HoldCo are each limited liability companies duly organized, validly existing, and in good standing under Delaware Law. EDR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EDR, EDR OpCo and HoldCo each has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used, and (iii) perform its obligations under all

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Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b)               Each of EDR, EDR OpCo and HoldCo is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(c)               HoldCo does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than HoldCo Subsidiaries. HoldCo has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(d)               Section 4.1(d) of the EDR Disclosure Letter identifies each Subsidiary of HoldCo (each, a “HoldCo Subsidiary,” and collectively, the “HoldCo Subsidiaries”) and indicates its jurisdiction of organization. Each HoldCo Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each HoldCo Subsidiary have been duly authorized, validly issued, fully paid nonassessable, and are owned by HoldCo, by another HoldCo Subsidiary, or by HoldCo and another HoldCo Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary.

(e)               EDR has made available to WWE or WWE’s Representatives accurate and complete copies of the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR OpCo and HoldCo, including all amendments thereto, as in effect on the date of this Agreement. None of EDR, EDR OpCo, or HoldCo is in violation of any provision of its respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.2            Capitalization.

(a)               The issued and outstanding equity interests of HoldCo as of the date of this Agreement are as set forth on Section 4.2(a) of the EDR Disclosure Letter. Such list sets forth, (i) the number and class of Membership Interests outstanding as of the close of business on the

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Reference Date and (ii) for any Membership Interests, whether such Membership Interests are subject to any vesting criteria and if so, whether such Membership Interests are vested or will fully vest (or will be forfeited) pursuant to the HoldCo Operating Agreement as a result of the consummation of the Transactions. The Membership Interests are validly issued and have not been issued in violation of, and, except as set forth in the HoldCo Operating Agreement are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The Membership Interests of HoldCo have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(b)               As of the date of this Agreement: (i) no Membership Interest is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Membership Interest is subject to any right of first refusal in favor of HoldCo; (iii) no outstanding bond, debenture, note, or other Indebtedness of HoldCo has a right to vote on any matter on which HoldCo members have a right to vote; and (iv) no HoldCo Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Membership Interest. HoldCo is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Membership Interest.

(c)               There is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to HoldCo to which HoldCo is a party or by which HoldCo is bound.

(d)               Except as set forth in this Section 4.2, as of the close of business on the Reference Date, there is no: (i) outstanding ownership interest in HoldCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any membership interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of membership interests or other securities of HoldCo, in each case, issued by HoldCo or to which HoldCo is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any membership interests or other securities of HoldCo; or (iv) rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which HoldCo is or may become obligated to sell or otherwise issue any membership interests or any other security.

Section 4.3            Authority; Binding Nature of Agreement. Each of EDR, EDR OpCo and HoldCo has the necessary power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. Each of the EDR Executive Committee, the EDR Managing Member and the managing member of HoldCo have each at a meeting duly called and held, on or prior to the date of this Agreement unanimously (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and to consummate the Transactions and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) to the extent

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applicable to it (together, the “EDR Approvals”). This Agreement has been duly executed and delivered by EDR, EDR OpCo and HoldCo and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of EDR, EDR OpCo and HoldCo, respectively, enforceable against EDR, EDR OpCo and HoldCo, respectively, in accordance with its terms, subject to the Enforceability Exceptions and except as would not reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date. The EDR Approvals have been obtained and, other than the EDR Approvals, no vote of any class or series of EDR’s, EDR OpCo’s or HoldCo’s capital stock prior to the Effective Time,or any holder of any other security of EDR, EDR OpCo or HoldCo or the board of directors of EDR, or the managing member of EDR OpCo or HoldCo or the approval of any person under any Organizational Document of any of EDR, EDR OpCo or HoldCo is necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, and the EDR Approvals will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and EDR’s organizational documents.

Section 4.4            Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR, EDR OpCo and HoldCo, or (B) any similar organizational documents of any other EDR Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 4.4(b) have been obtained and that all filings and other actions described in Section 4.4(b) have been made or taken, conflict with or violate any Law applicable to EDR, EDR OpCo or HoldCo or by which any property or asset of EDR, EDR OpCo or HoldCo is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by EDR, EDR OpCo, HoldCo or any other EDR Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of HoldCo pursuant to, any HoldCo Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

(b)               The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the premerger notification and waiting period requirements of the HSR Act, (v) any consent, approval, order,

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authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 4.4(b) of the EDR Disclosure Letter, and (vi) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.5            Financial Statements; Internal Controls.

(a)               Since January 1, 2020, EDR has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by EDR with or to the SEC (the “EDR SEC Documents”). As of their respective dates, EDR SEC Documents (to the extent related to HoldCo) complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such EDR SEC Documents or EDR and, except to the extent that information in such EDR SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed EDR SEC Document, none of the EDR SEC Documents (to the extent related to HoldCo) when filed or furnished contained (or with respect to EDR SEC Documents (to the extent related to HoldCo) filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by EDR with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No HoldCo Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)               The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the EDR SEC Documents in respect of HoldCo: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of EDR and its consolidated Subsidiaries (with respect to HoldCo) as of the respective dates thereof and the consolidated results of operations and cash flows of EDR and its consolidated Subsidiaries (with respect to HoldCo) for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

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(c)               Section 4.5(c) of the EDR Disclosure Letter contains true, complete and accurate copies of the unaudited consolidated financial statements consisting of the balance sheets of HoldCo as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (collectively the “HoldCo Financial Statements”). True and correct copies of HoldCo Financial Statements have been provided to WWE. The HoldCo Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(d)               When delivered by EDR to WWE in accordance with Section 6.15(a), the HoldCo Audited Financial Statements will (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(e)               EDR maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) relating to HoldCo that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that, to the extent relating to HoldCo: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EDR; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of EDR; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of EDR that could have a material effect on EDR’s consolidated financial statements. Since January 1, 2020, none of EDR, EDR Executive Committee, its audit committee or, to the knowledge of EDR, EDR’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by EDR; (B) illegal act or fraud, whether or not material, that involves the management or other employees of EDR who have a significant role in EDR’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(f)                EDR maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information relating to HoldCo required to be disclosed in EDR’s reports that it files or submits under the Exchange Act

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is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to EDR’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of EDR and the principal financial officer of EDR to make the certifications required under the Exchange Act with respect to such reports. EDR and its Subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(g)               Only to the extent relating to HoldCo, neither EDR nor any EDR Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among EDR and any EDR Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, EDR or any EDR Subsidiary in EDR’s published financial statements or other reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the SEC.

Section 4.6            Absence of Changes.

(a)               Since December 31, 2022 and through the date of this Agreement, there has not occurred any HoldCo Material Adverse Effect.

(b)               Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, HoldCo and HoldCo Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 4.7            Title to Assets. HoldCo and each HoldCo Subsidiary has good and valid title to all material assets (excluding to the extent relevant, any Intellectual Property Rights, which are solely covered under Section 4.9) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of Holdco and Holdco Subsidiaries, and including all material assets reflected on the HoldCo Financial Statements, except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023 and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.8            Real Property.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries is the sole owner of each parcel of real property owned by HoldCo or its Subsidiaries (the “HoldCo Owned Real Property”) and, subject to the Permitted Encumbrances, HoldCo or one of the HoldCo Subsidiaries has good and valid title and, to the knowledge of HoldCo, marketable title to the

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HoldCo Owned Real Property, and the HoldCo Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 4.8(a) of the EDR Disclosure Letter sets forth the address of each parcel of HoldCo Owned Real Property that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole, as of the date of this Agreement and designates HoldCo or the applicable HoldCo Subsidiary that is the owner thereof.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by HoldCo or such Subsidiary, as applicable, from another Person (the “HoldCo Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 4.8(b) of EDR Disclosure Letter sets forth each HoldCo Lease that is material to the business of HoldCo and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable HoldCo Leased Real Property subject thereto. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice regarding any violation or breach or default under any HoldCo Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a HoldCo Material Adverse Effect.

(c)               The HoldCo Owned Real Property and the HoldCo Leased Real Property collectively constitute all of material real property necessary to operate the business of HoldCo as currently conducted in all respects material to the business of HoldCo and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any HoldCo Owned Real Property or HoldCo Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, no condemnation event is pending or, to the knowledge of HoldCo, threatened, with respect to any HoldCo Owned Real Property or, to the knowledge of HoldCo, HoldCo Leased Real Property.

Section 4.9            Intellectual Property.

(a)               Section 4.9(a) of the EDR Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the HoldCo Registered IP as of the date of this Agreement. To the knowledge of EDR, all HoldCo Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b)               HoldCo or a HoldCo Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by HoldCo and the HoldCo Subsidiaries.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of HoldCo: (i) the operation of the business of HoldCo and its Subsidiaries as currently conducted is not infringing, misappropriating or

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otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any HoldCo IP. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of EDR, is threatened in writing) against HoldCo or any HoldCo Subsidiary alleging that the operation of the business of HoldCo or any HoldCo Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d)               HoldCo and the HoldCo Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material HoldCo Registered IP and the confidentiality of the Trade Secrets included in the HoldCo IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(e)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of EDR, as of the date of this Agreement, none of the material HoldCo IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such HoldCo IP.

(f)                To the knowledge of EDR, no Holdco IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect. Holdco and the Holdco Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the Holdco IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the Holdco IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such Holdco IT Assets. To the knowledge of EDR, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the HoldCo IT Assets.

(g)               Since January 1, 2020: (a) HoldCo and HoldCo Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to HoldCo’s and HoldCo Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which HoldCo and HoldCo Subsidiaries are subject; (b) HoldCo and HoldCo Subsidiaries have, and have taken commercially reasonable steps to require any entity with which HoldCo or HoldCo Subsidiaries have agreed to exchange, since such date, any Personal Information (“HoldCo Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of HoldCo and HoldCo Subsidiaries; (c) HoldCo and HoldCo Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of HoldCo, any material breach of Personal Information stored or processed by or on behalf of HoldCo and any HoldCo Subsidiary by any HoldCo Data

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Partner; and (d) HoldCo and HoldCo Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h)               This Section 4.9 sets forth the sole and exclusive set of representations and warranties of HoldCo with respect to Intellectual Property Rights ownership and non-infringement, HoldCo IT Assets, data privacy, and information security matters.

Section 4.10        EDR Contracts.

(a)               Section 4.10(a) of the EDR Disclosure Letter identifies each of the following HoldCo Contracts to which HoldCo is a party as of the date of this Agreement other than any HoldCo Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a HoldCo Employee Plan or EDR Equity Plan, which shall be governed by Section 4.16 (HoldCo Contracts required to be set forth on such schedule, the “HoldCo Material Contracts”):

(i)                 other than any Media Agreement or any Talent Agreement, any HoldCo Contract that materially limits the freedom or right of HoldCo or any HoldCo Subsidiary to sell, distribute, produce or manufacture any product, project or service either by (A) materially limiting the freedom or right of HoldCo or a HoldCo Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(ii)              other than any Media Agreement or any Talent Agreement, any HoldCo Contract that requires by its terms or is reasonably likely to require, during the remaining term of such HoldCo Contract, annual payments or delivery of cash or other consideration by or to HoldCo or its Subsidiaries in an amount having an expected value in excess of $3,000,000 in the fiscal year ending December 21, 2023;

(iii)            other than any Media Agreement or any Talent Agreement, any HoldCo Contract that is material to HoldCo and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of HoldCo (other than HoldCo or any HoldCo Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv)             other than any Media Agreement or any Talent Agreement, any HoldCo Contract under which HoldCo or any HoldCo Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-

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exclusive licenses granted by HoldCo or a HoldCo Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to HoldCo or a HoldCo Subsidiary by any customer, employee, consultant, or independent contractor of HoldCo or any HoldCo Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to HoldCo or a HoldCo Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which HoldCo Contract is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(v)               any HoldCo Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of HoldCo or any HoldCo Subsidiary;

(vi)             other than any Media Agreement or any Talent Agreement, any HoldCo Contract constituting a joint venture, partnership, or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(vii)          any HoldCo Contract that prohibits the payment of dividends or distributions in respect of the capital stock of HoldCo, the pledging of the capital stock or other equity interests of HoldCo, or prohibits the issuance of any guaranty by HoldCo;

(viii)        any HoldCo Contract that is currently in effect and has been filed (or is required to be filed) by HoldCo as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix)             any HoldCo Contract relating to a HoldCo Related Party Transaction other than offer letters that can be terminated at will without severance obligations;

(x)               any HoldCo Contract for the license, lease, or sublease of any material HoldCo Owned Real Property;

(xi)             any HoldCo Contract since January 1, 2020, that relates to the acquisition or disposition by HoldCo or any HoldCo Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii)          any HoldCo Contract with any Governmental Body under which payments in excess of $1,000,000 were received by HoldCo in the most recently completed fiscal year;

(xiii)        any HoldCo Contract pursuant to which HoldCo or any HoldCo Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment

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obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of HoldCo, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of HoldCo or any HoldCo IP, in each case, which HoldCo Contract is material to the business of HoldCo and any HoldCo Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv)         any HoldCo Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of HoldCo and HoldCo Subsidiaries, taken as a whole, other than any such HoldCo Contracts entered into in the ordinary course of business;

(xv)           any hedging, swap, derivative, or similar HoldCo Contract;

(xvi)         any HoldCo Contract that requires the services, performance or involvement of any particular employee or service provider of HoldCo or any HoldCo Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xvii)      any Media Agreement that involves either annual payments to or by HoldCo or any HoldCo Subsidiary of $3,000,000 or more (in cash or kind) (the “HoldCo Material Media Agreements”); and

(xviii)    any settlement, conciliation or similar agreement (A) pursuant to which HoldCo or any HoldCo Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of HoldCo and its Subsidiaries, taken as a whole, as currently operated.

(b)               As of the date of this Agreement, HoldCo has made available to WWE or WWE’s Representatives an accurate and complete copy of each HoldCo Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) neither HoldCo nor, to the knowledge of HoldCo, the other party is in breach of or default under any HoldCo Material Contract and, neither HoldCo nor, to the knowledge of HoldCo, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any HoldCo Material Contract, (ii) each HoldCo Material Contract is, with respect to HoldCo and, to the knowledge of HoldCo, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of HoldCo, each HoldCo Material Contract is enforceable by HoldCo in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, HoldCo has not received any written notice regarding any violation or breach or default under any HoldCo Material Contract that has not since been cured.

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Section 4.11        Liabilities. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the HoldCo Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of HoldCo or any HoldCo Subsidiary under HoldCo Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to WWE or WWE’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.12        Compliance with Laws. HoldCo and HoldCo Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, no investigation or review by any Governmental Body with respect to HoldCo or any HoldCo Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.13        Certain Business Practices. Since January 1, 2020, none of HoldCo, any HoldCo Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of HoldCo, any third party authorized to act on behalf of HoldCo or any HoldCo Subsidiary (each, a “HoldCo Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (c) created or caused the creation of any false or inaccurate books and records of HoldCo or any HoldCo Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.. HoldCo has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to HoldCo and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of HoldCo, threatened against HoldCo or HoldCo Subsidiaries or, to the knowledge of HoldCo, any

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officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 4.14        Governmental Authorizations. HoldCo and HoldCo Subsidiaries hold all Governmental Authorizations necessary to enable HoldCo and HoldCo Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. The material Governmental Authorizations held by HoldCo and HoldCo Subsidiaries are valid and in full force and effect. HoldCo and HoldCo Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 4.15        Tax Matters.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by HoldCo or any HoldCo Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by HoldCo or any HoldCo Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by HoldCo or any HoldCo Subsidiary and (iii) HoldCo and each HoldCo Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority in writing against HoldCo or any HoldCo Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of HoldCo or any HoldCo Subsidiary is currently in progress or pending, or, to HoldCo’s or any HoldCo Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of HoldCo or of any HoldCo Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which HoldCo or any HoldCo Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary is a party to any

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Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither HoldCo nor any HoldCo Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was HoldCo or any HoldCo Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, has any liability for the Taxes of another Person (other than HoldCo or any HoldCo Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e)               Neither HoldCo nor any HoldCo Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)                For U.S. federal income Tax purposes the entity classification of HoldCo and each Subsidiary of HoldCo, and any entity classification election made by any such entity, is set forth on Section 4.15(f) of the EDR Disclosure Letter.

(g)               This Section 4.15 and Section 4.16 sets forth the sole and exclusive representations and warranties of HoldCo with respect to Tax matters.

Section 4.16        Employee Matters; Employee Plans.

(a)               HoldCo has provided a materially correct and complete census of all current HoldCo employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b)               Neither HoldCo nor any HoldCo Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse

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Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting HoldCo, any HoldCo Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of HoldCo, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c)               There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, arising out of or relating to the employment or engagement of any HoldCo Associate, including arising out of or relating to any HoldCo Employee Plan or EDR Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(d)               Since January 1, 2020, HoldCo has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect.

(e)               Section 4.16(e) of the EDR Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material HoldCo Employee Plan and material EDR Employee Plan. HoldCo has made available to WWE or WWE’s Representatives (provided that for any non-U.S. HoldCo Employee Plan or EDR Employee Plan, only to the extent reasonably available) (i) with respect to each material HoldCo Employee Plan (excluding for this purpose all offer letters that both (x) do not provide for severance or similar termination payments and (y) do not otherwise materially deviate from HoldCo’s standard forms) accurate and complete copies of the following, as relevant: (A) all plan documents and all material amendments thereto, and all related trust or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (D) all material, non-routine written communications relating to such HoldCo Employee Plan, and (ii) with respect to each material EDR Employee Plan (excluding for this purpose all offer letters that both (1) do not provide for severance or similar termination payments and (2) do not otherwise materially deviate from EDR’s standard forms) accurate and complete copies of all material plan documents and all material amendments thereto (or a summary of the material terms thereof).

(f)                Neither HoldCo nor any other Person that would be or, at any relevant time, would have been considered a single employer with HoldCo under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether

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absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)               (i) Each of the HoldCo Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such HoldCo Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each of the HoldCo Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h)               Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each HoldCo Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any HoldCo Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)                 Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither HoldCo nor any HoldCo Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any HoldCo Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or HoldCo Employee Plan.

(j)                 The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any HoldCo Associate or under any HoldCo Employee Plan or EDR Employee Plan, (ii)  increase any amount of compensation or benefits otherwise payable to any HoldCo Associate under any HoldCo Employee Plan or EDR Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting (A) of any benefit to any HoldCo Associate, (B) under any HoldCo Employee Plan (C) of any benefit to any HoldCo Associate under any EDR Employee Plan or (D) under any equity or equity-based compensation plans, programs, agreements, arrangements or Contracts sponsored or maintained by EDR or any of its Subsidiaries with respect to any HoldCo Associate, (iv) result in any breach or violation of or default under or limit HoldCo’s right to amend, modify or terminate any HoldCo Employee Plan or related trust, or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

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(k)               No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any HoldCo Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any HoldCo Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any HoldCo Employee Plan or EDR Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No HoldCo Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l)                 Except as would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect, with respect to any HoldCo Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of HoldCo, threatened in writing against any HoldCo Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any HoldCo Employee Plan with respect to the operation thereof, and (ii) to the knowledge of HoldCo, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 4.17        HoldCo Material Media Agreement. To EDR’s knowledge, since January 1, 2020, no counterparty to any HoldCo Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with HoldCo or any HoldCo Subsidiary or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with HoldCo and its Subsidiaries.

Section 4.18        HoldCo Form Agreement. As of the date of this Agreement, EDR has made available to WWE an accurate and complete copy of HoldCo’s standard form promotion and bout agreement (the “Form Agreement”). As of the date of this Agreement, all fighters have entered into an agreement with HoldCo or a HoldCo Subsidiary that contains terms with respect to the assumption of risk/waiver of all claims that is substantially similar to those assumption of risk/waiver of all claims provisions in the Form Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as set forth on Section 4.18 of the EDR Disclosure Letter, there is no agreement with any fighter pursuant to which HoldCo or any HoldCo Subsidiary could be required to make a payment that would be material to HoldCo and its Subsidiaries, taken as a whole.

Section 4.19        Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (a) HoldCo and HoldCo Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of HoldCo, threatened in writing against HoldCo or any HoldCo Subsidiary; (c) as of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations,

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liabilities, or requirements on the part of HoldCo or any HoldCo Subsidiary arising under Environmental Laws; (d) to the knowledge of HoldCo: (i) no Person has been exposed to any Hazardous Material at a property or facility of HoldCo or any HoldCo Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the HoldCo Owned Real Property and the HoldCo Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of HoldCo or any HoldCo Subsidiary under any Environmental Law; and (e) neither HoldCo nor any HoldCo Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in Material Contracts or other licenses, leases, or sub-leases for real property. This Section 4.19 sets forth the sole and exclusive representations and warranties of HoldCo with respect to matters arising under Environmental Laws.

Section 4.20        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (a) HoldCo and HoldCo Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which HoldCo or any HoldCo Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of HoldCo and HoldCo Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.21        Legal Proceedings; Orders.

(a)               As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, against HoldCo or any HoldCo Subsidiary, or any property or asset of HoldCo or any HoldCo Subsidiary, or against EDR and its Affiliates primarily arising from the business of HoldCo or any HoldCo Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or to prevent or materially delay the ability of HoldCo to consummate the Merger by the End Date.

(b)               As of the date of this Agreement, there is no order, writ, injunction, or judgment to which HoldCo or any HoldCo Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.22        Financial Advisors. Except for the those advisors set forth on Section 4.21 of the EDR Disclosure Letter (the “EDR Financial Advisors”) pursuant to the EDR Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of EDR or HoldCo. EDR has, prior to the execution and delivery of this Agreement, made available to WWE a true, correct, and complete copy of EDR’s engagement

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letter with the EDR Financial Advisors relating to the Transactions as in effect on the date of this Agreement (the “EDR Advisor Engagement Letters”).

Section 4.23        Related Party Transactions. As of the date of this Agreement, other than any HoldCo Employee Plan or EDR Employee Plan, neither HoldCo nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between HoldCo or a HoldCo Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of HoldCo or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of HoldCo or any of its Subsidiaries whose status as a 5% holder is known to HoldCo as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of HoldCo), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (assuming that such Item 404 were to apply to HoldCo) (each of the foregoing, a “HoldCo Related Party Transaction”).

Section 4.24        Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of HoldCo or HoldCo Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by HoldCo with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of HoldCo or any HoldCo Subsidiary for use therein.

Section 4.25        No Other Representation.

(a)               Except for the express written representations and warranties made by EDR in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo or HoldCo makes any express or implied representation or warranty with respect to HoldCo or any HoldCo Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees that except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of WWE, New PubCo, Merger Sub or any other Person has made makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b)               Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees (on its own behalf and on behalf of the EDR Parties) that: (i) except for the representations and warranties of WWE expressly set forth in

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Article III or in any instrument or other document delivered pursuant to this Agreement, (x) none of the WWE Parties makes, or has made, any representation or warranty and (y) none of the EDR Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any WWE Party, in each case, regarding any WWE Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of EDR, EDR OpCo and HoldCo is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding WWE, the WWE Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by EDR, EDR OpCo and HoldCo together with expert advisors, including legal counsel, that they have engaged for such purpose.

Article V
CERTAIN COVENANTS

Section 5.1            Access to Information.

(a)               Subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions, integration planning relating thereto and in accordance with Section 6.1, on reasonable advance notice to WWE, New PubCo or EDR, as applicable:

(i)                 WWE and New PubCo shall, and shall cause their Representatives to provide EDR and EDR’s Representatives with reasonable access during WWE’s and New PubCo’s normal business hours to WWE’s and New PubCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at EDR’s expense, at a reasonable time, under the supervision of appropriate personnel of WWE and New PubCo and in such a manner as not to unreasonably interfere with the normal operation of the business of WWE or New PubCo or any WWE Subsidiary or create material risk of damage or destruction to any material asset or property; and

(ii)              EDR shall, and shall cause its Representatives to provide WWE and WWE’s Representatives with reasonable access during HoldCo’s normal business hours to HoldCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at WWE’s expense, at a reasonable time, under the supervision of appropriate personnel of EDR and in such a manner as not to unreasonably interfere with the normal operation of the business of HoldCo or any HoldCo Subsidiary or create material risk of damage or destruction to any material asset or property.

Any such access shall be subject to WWE’s and EDR’s reasonable security measures and insurance requirements, as applicable, and shall not include invasive testing or sampling of soil, sediment, groundwater, building material, vapor, air, or any other environmental media. Nothing in this Agreement shall require WWE or EDR to disclose or provide access to any information to the extent that such Party determines in its reasonable discretion (after consultation with its outside legal counsel) that such disclosure would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which WWE,

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EDR or any of their respective Affiliates is a party) or (C) increase the risk of facing any Regulatory Hurdle; provided, however, WWE, New PubCo, or EDR, as applicable, shall inform the other Party as to the general nature of what is being withheld and WWE and EDR shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (1) if reasonably requested by the Party requesting the relevant information, obtain the required Consent or waiver of any third party required to provide such information and (2) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(b)               With respect to the information disclosed pursuant to this Section  5.1, EDR and WWE shall comply with, and shall instruct their respective Representatives to comply with, all of its obligations under the Mutual Confidentiality Agreement, dated February 7, 2023, between WWE and EDR (the “Confidentiality Agreement”).

Section 5.2            Operation of WWE’s Business.

(a)               During the Pre-Closing Period, except (x) as to the extent required under this Agreement or by applicable Laws, (y) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.2 of the WWE Disclosure Letter, WWE and New PubCo shall, and shall cause their respective Subsidiaries to use reasonable best efforts to conduct its business in all material respects in the ordinary course; provided that (i) with respect to the matters specifically addressed by any provision of Section 5.2(b) such specific provisions shall govern over the more general provision of Section 5.2(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.2(b) relieves WWE, New PubCo or any of their respective Subsidiaries from compliance with Section 5.2(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.2(b)) and (ii) this Section 5.2(a) shall not prohibit WWE, New PubCo or any of their respective Subsidiaries from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.2(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that WWE (or, following the Effective Time, New PubCo) shall provide EDR with notice of such emergency situation as soon as reasonably practicable, consult with EDR before taking any such actions (to the extent practicable under the circumstances) and provide EDR with a written description of the actions taken by WWE (or New PubCo) or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b)               During the Pre-Closing Period, except (w) to the extent required under this Agreement or by applicable Laws, (x) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (y) as set forth in Section 5.2 of the WWE Disclosure Letter, neither WWE, nor New PubCo nor any of their respective Subsidiaries shall:

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(i)                 (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the WWE Minimum Cash Requirement;

(ii)              split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii)            sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant (A) any capital stock, equity-linked interest, or other security, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity-linked interest, or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity-linked interest, or other security of WWE (except, in each case, (w) on the settlement of WWE Restricted Stock Units or WWE Performance Stock Units, in each case, outstanding as of the date hereof or granted after the date hereof as permitted hereunder, (x) pursuant to purchase rights under the WWE ESPP, (y) (i) in connection with conversion (in whole or in part) of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture or (ii) pursuant to an exercise of the Call Spread Transactions or otherwise pursuant to their terms or (z) from a WWE Subsidiary to another WWE Subsidiary);

(iv)             adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of WWE, New PubCo or any of their respective Subsidiaries;

(v)               other than any in respect of any Talent Agreement and except as required under the terms of any WWE Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any WWE Employee Plan, except for amendments to such WWE Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such WWE Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the WWE Employee Plans; (C) grant any WWE Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to WWE Associates with an annual base salary below $500,000 in the ordinary course of business in connection with WWE’s annual merit-based compensation review process or WWE’s promotion of any WWE Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any WWE Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for WWE Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any WWE Associate with an annual base salary in excess of $500,000;

(vi)             amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational document;

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(vii)          form any Subsidiary (other than a subsidiary wholly-owned by WWE or a WWE Subsidiary), acquire any equity interest or equity-linked interest in any other Entity (other than securities in a publicly traded company held for investment by WWE and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii)        (A) for each of (i) the remainder of calendar year 2023 and (ii) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 115% of WWE’s capital expense budget made available to EDR or EDR’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget or (B) utilize any amount of any tenant improvement allowance paid to the tenant by the landlord pursuant to the Headquarters Lease for any purpose other than for the payment of the hard and soft costs incurred in connection with completion of Tenant’s Work (as defined in the Headquarters Lease) subject to and in accordance with the terms of the Headquarters Lease;

(ix)             other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in WWE’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right, except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of WWE or any WWE Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that WWE or a WWE Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(x)               enter into, amend, renew (or fail to exercise a renewal option under), or modify a WWE Lease if such WWE Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such WWE Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any WWE Lease (except any termination that shall occur at the end of the maximum term of such WWE Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi)             make any material capital contribution or advance to, or material investment in, any Person (other than between WWE and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of WWE or any WWE Subsidiary as the date of this Agreement in the ordinary course of business);

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(xii)          other than any Media Agreement or Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any WWE Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a WWE Material Contract, excluding any (A) non-exclusive license agreement and (B) settlement of conversions with respect to the Convertible Notes;

(xiii)        amend or modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of WWE and WWE Subsidiaries;

(xiv)         commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where WWE reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that WWE consults with EDR and considers in good faith the views and comments of EDR with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

(xv)           settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A)  any actual or threatened Legal Proceeding or other claim in respect of Taxes, (B) any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by WWE of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, WWE and the payment of monies by WWE that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by WWE of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the WWE Balance Sheet; or (IV) that does not result in any monetary or other obligation of WWE, New PubCo or a WWE Subsidiary; provided that this Section 5.2(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi)         enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

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(xvii)      in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii)    other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or right of HoldCo, EDR or their respective Affiliates or investors or Affiliates of such investors to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(xix)         change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xx)           amend, modify, supplement or terminate the Convertible Notes Indenture or any Call Spread Documentation or take any action that would result in (i) a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof), (ii) a change to the composition of the Shares thereunder or any other economic term thereof, (iii) a Potential Adjustment Event or (iv) otherwise an adjustment to the Option Entitlement, Warrant Entitlement or Strike Price (each as defined in the relevant Call Spread Documentation as in effect on the date hereof) (other than as contemplated pursuant to Section 6.9);

(xxi)         after delivery of the WWE Balance Sheet Schedule, take or fail to take any action with the specific intent of causing, the components of the WWE Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxii)      enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.2(b)(xxi) of this Section 5.2(b).

Nothing in this Agreement shall give to EDR, EDR OpCo or HoldCo, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of WWE, New PubCo or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of EDR and WWE shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

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Section 5.3            Operation of HoldCo’s Business.

(a)               During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, EDR shall, and shall cause the EDR Subsidiaries to, use reasonable best efforts to conduct the HoldCo business in all material respects in the ordinary course; provided, that (i) with respect to the matters specifically addressed by any provision of Section 5.3(b) such specific provisions shall govern over the more general provision of Section 5.3(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.3(b) relieves Holdco or any HoldCo Subsidiary from compliance with Section 5.3(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.3(b)) and (ii) this Section 5.3(a) shall not prohibit EDR or any EDR Subsidiary from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.3(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that EDR shall provide WWE with notice of such emergency situation as soon as reasonably practicable, consult with WWE before taking any such actions (to the extent practicable under the circumstances) and provide WWE with a written description of the actions taken by HoldCo or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b)               During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, neither HoldCo nor any HoldCo Subsidiary shall, and EDR shall cause HoldCo and any HoldCo Subsidiary not to:

(i)                 (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the EDR Minimum Cash Requirement;

(ii)              split, combine, subdivide, or reclassify any Membership Interest or other equity interests of HoldCo or its Subsidiaries;

(iii)            sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by HoldCo or any HoldCo Subsidiary of (A) any Membership Interest or other security of HoldCo or equity interests or other security of any HoldCo Subsidiary, (B) any option, call, warrant, restricted securities, or right to acquire any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary, or (C) any instrument convertible into or exchangeable for any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary (other than, in each case of clauses (A)-(C) any issuance, sale, delivery, pledge, transfer,

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Encumbrance, or grant from a HoldCo Subsidiary to another HoldCo Subsidiary or from HoldCo to any Subsidiary of EDR);

(iv)             adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of HoldCo;

(v)               other than any in respect of any Talent Agreement and except as required under the terms of any HoldCo Employee Plan or EDR Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any HoldCo Employee Plan, except for amendments to such HoldCo Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such HoldCo Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the HoldCo Employee Plans; (C) grant any HoldCo Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to HoldCo Associates with an annual base salary below $500,000 in the ordinary course of business in connection with HoldCo’s annual merit-based compensation review process or HoldCo’s promotion of any HoldCo Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any HoldCo Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for HoldCo Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any HoldCo Associate with an annual base salary in excess of $500,000;

(vi)             amend or permit the adoption of any amendment to its certificate of formation or the HoldCo Operating Agreement;

(vii)          form any Subsidiary of HoldCo (other than a subsidiary wholly-owned by HoldCo or a HoldCo Subsidiary), to (a) acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by HoldCo or any HoldCo Subsidiary and consisting of less than 1% of the outstanding capital stock of such Entity) or (b) enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii)        for each of (A) the remainder of calendar year 2023 and (B) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 125% of HoldCo’s capital expense budget made available to WWE or WWE’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget;

(ix)             other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in HoldCo’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right (except, in the case of any of the foregoing, (A)

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entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of HoldCo or any HoldCo Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that HoldCo or a HoldCo Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate);

(x)               enter into, amend, renew (or fail to exercise a renewal option under), or modify a HoldCo Lease if such HoldCo Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such HoldCo Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any HoldCo Lease (except any termination that shall occur at the end of the maximum term of such HoldCo Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi)             make any material capital contribution or advance to, or material investment in, any Person (other than between the HoldCo and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of HoldCo or any of its Affiliates as the date of this Agreement in the ordinary course of business;

(xii)          other than any Media Agreement or any Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any HoldCo Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a HoldCo Material Contract, excluding any non-exclusive license agreement;

(xiii)        amend or modify in any material respect, any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of HoldCo and HoldCo Subsidiaries;

(xiv)         commence any Legal Proceeding related to the HoldCo business, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where HoldCo reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that HoldCo consults with WWE and considers in good faith the views and comments of WWE with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

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(xv)           settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), in each case, related to the Holdco business, other than (A)  any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (B) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by HoldCo of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, HoldCo and the payment of monies by HoldCo that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by HoldCo of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the HoldCo Balance Sheet; or (IV) that does not result in any monetary or other obligation of HoldCo or a HoldCo Subsidiary; provided that this Section 5.3(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi)         enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

(xvii)      in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii)    other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or rights of WWE or any WWE Subsidiary (other than HoldCo or any HoldCo Subsidiary as of prior to the Closing) to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(xix)         change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law (other than such changes implemented for all or substantially all of EDR’s businesses);

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(xx)           after delivery of the EDR Balance Sheet Schedule, take or fail to take any action with the specific intent of causing the components of the EDR Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxi)         enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.3(b)(xx) of this Section 5.3(b).

(c)               Despite the foregoing, nothing in this Section 5.3 shall prohibit or otherwise restrict in any way the operation of the business of EDR or its Affiliates, except with respect to, or as it would affect, the operations, assets, liabilities, rights or obligations of HoldCo.

(d)               Nothing in this Agreement shall give to WWE, New PubCo or Merger Sub, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of HoldCo prior to the Effective Time. Prior to the Effective Time, each of WWE and EDR shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

Section 5.4            No Solicitation.

(a)               Except to the extent expressly permitted by this Section 5.4, during the Pre-Closing Period, WWE shall, shall cause its Subsidiaries and direct its and their Representatives to (i) promptly (and in any case within twenty-four (24) hours) terminate (or cause to be terminated) any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.4, (ii) promptly (and in any case within twelve (12) hours of the execution of this Agreement) terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room or other depository of information maintained by or on behalf of WWE and its Subsidiaries for purposes of facilitating an Acquisition Proposal and (iii) promptly cease any direct or indirect solicitation, knowing encouragement, discussion, or negotiation with any such Person that may be ongoing relating to an Acquisition Proposal. Additionally, WWE shall not, shall cause its Subsidiaries not to and direct its and their Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information), or otherwise propose or knowingly induce the making, submission, or announcement of, any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an Acquisition Proposal, (B) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) any non-public information and data relating to WWE or any of its Subsidiaries or afford to any Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of WWE or any of its Subsidiaries (except pursuant to Section 220 of the DGCL), in each case, in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any inquires or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) approve, adopt, endorse or recommend an Acquisition Proposal or any offer or proposal that could lead to an

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Acquisition Proposal, (D) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (E) grant any waiver, amendment or release under any Takeover Laws, (F) authorize or enter into any letter of intent, acquisition agreement, agreement in principle, or other Contract (an “Acquisition Agreement”) relating to an Acquisition Proposal or (G) resolve, agree or propose to do any of the foregoing; provided, that, if (and only if) prior to WWE’s receipt of the duly executed WWE Written Consent, WWE receives an Acquisition Proposal that did not result from a breach of this Section 5.4(a) and the WWE Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (1), (2) or (3) would be inconsistent with the directors’ fiduciary duties under applicable Law, WWE and the WWE Subsidiaries and their respective Representatives may (1) enter into an Acceptable Confidentiality Agreement, (2) engage in discussions or negotiations regarding such Acquisition Proposal (so long as WWE and such person have executed an Acceptable Confidentiality Agreement) and (3) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of WWE or any of its Subsidiaries (so long as WWE and such person have executed an Acceptable Confidentiality Agreement), in each case, with the person making or renewing such Acquisition Proposal and its Representatives; provided, however, that any such information or access has previously been made available to EDR or shall be made available to EDR prior to, or substantially concurrently with, the time such information is made available to such Person.

(b)               WWE shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal by it or any of its Representatives, notify EDR of the material terms of such Acquisition Proposal received by WWE, the Specified Stockholder or any of their respective Affiliates, and the identity of the person or “group” making such Acquisition Proposal and shall provide EDR with copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). In addition, WWE shall, and shall cause its Subsidiaries, the Specified Stockholder and their respective Affiliates to, keep EDR reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. WWE shall promptly (and, in any event, within 24 hours), following a determination by the WWE Board that an Acquisition Proposal is a Superior Proposal to the extent WWE Board is permitted to do so pursuant to Section 5.6, notify Parent of such determination in writing (and, for the avoidance of doubt, following WWE’s receipt of the WWE Written Consent, the WWE Board shall have no right to make such a determination pursuant to Section 5.6 or otherwise).

(c)               As soon as reasonably practicable after the date of this Agreement, WWE shall deliver a written notice to each Person that entered into a confidentiality agreement relating to an Acquisition Proposal within the 180 days preceding the date of this Agreement requesting the prompt return or destruction of all confidential information previously furnished to any Person pursuant to such confidentiality agreement within such 180-day period.

(d)               Without limiting the foregoing, WWE agrees that if any of its officers, or its or their officers’ direct reports, or its or their directors, or any investment banker or financial advisor retained by, and acting on behalf of WWE, takes (or omits to take) any action that if taken (or

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not taken) by WWE would constitute a breach of this Section 5.4, then such action (or inaction) shall be deemed to constitute a breach of this Section 5.4 by WWE.

Section 5.5            WWE Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of WWE’s stockholders, WWE shall use reasonable best efforts to submit to, and in the absence of an Adverse Recommendation Change made in accordance with the terms of Section 5.6(b) or Section 5.6(c), seek and obtain from, the Specified Holder by no later than twelve (12) hours after the execution of this Agreement, the WWE Written Consent (the “Written Consent Delivery Time”). Upon receipt of the executed WWE Written Consent, WWE shall provide to EDR promptly (and in any event by the Written Consent Delivery Time) a copy of such WWE Written Consent. In connection with the WWE Written Consent, WWE shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, and WWE’s organizational documents.

Section 5.6            WWE Board Recommendation.

(a)               Except to the extent permitted by Section 5.6(b) or Section 5.6(c), the WWE Board and each committee of the WWE Board shall not, and shall not authorize or publicly propose to: (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to the EDR Parties) the WWE Board Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the WWE Board of the type specified by Rule 14d-9(f) under the Exchange Act (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit WWE any of WWE’s Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so.

(b)               Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, if (but only if) in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of Section 5.6, the WWE Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then, subject to the remainder of this Section 5.6(b), the WWE Board may make an Adverse Recommendation Change. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change; (ii) WWE shall provide the EDR Parties a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of any written materials received from or on behalf of the Person or Persons making such Acquisition Proposal; (iii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the EDR Parties and their Representatives, any proposed modifications to the terms and conditions of this Agreement in

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such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to EDR Parties as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).

(c)               Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, the WWE Board may make, subject to the remainder of this Section 5.6(c), an Adverse Recommendation Change in response to an Intervening Event if the WWE Board determines (after consultation with its respective outside legal counsel and financial advisors) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to breach its fiduciary duties under applicable Law. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the Representatives of the EDR Parties any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to breach the WWE Board’s fiduciary duties under applicable Law.

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Section 5.7            Payoff of Certain Indebtedness. WWE shall use reasonable best efforts to (a) deliver or cause to be delivered to EDR on or prior to Closing a copy of an executed payoff letter, in customary form, from the agent for the Existing Revolving Facility, which payoff letter shall (i) indicate the aggregate amount required to be paid to such agent on the Closing Date and (ii) provide that upon receipt of the applicable payoff amount, the applicable agreements evidencing the Existing Revolving Facility shall be automatically terminated (other than any provisions that by their terms survive the termination thereof) and all Encumbrances on the assets and properties of WWE and WWE Subsidiaries securing any such Indebtedness and all guarantees by any WWE Subsidiary of the Existing Revolving Facility shall be released and terminated (with authority provided to file any applicable lien releases and related termination documentation) and (b) deliver or cause to be delivered all applicable lien release and related termination documentation.

Article VI
ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1            Preparation of Information Statement/Registration Statement.

(a)               As promptly as practicable following the delivery by EDR to WWE of the HoldCo Audited Financial Statements in accordance with Section 6.15(a), WWE shall cause to be prepared and filed with the SEC (i) an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the WWE Written Consent and the Transactions and a prospectus to be sent to the stockholders of WWE (the “Information Statement”) and (ii) New PubCo’s registration statement on Form S-4 (the “Registration Statement,” with the Information Statement constituting a part thereof). WWE shall promptly notify EDR upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement or the Registration Statement and shall provide the EDR with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement or the Registration Statement and shall provide EDR and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. EDR and WWE shall cooperate and provide each other Party with a reasonable opportunity to review and comment the Information Statement and the Registration Statement and any substantive correspondence (including responses to SEC comments), amendments or supplements to the Information Statement or the Registration Statement prior to filing with the SEC (and any such filing shall be subject to EDR’s prior written consent not be unreasonably withheld, conditioned or delayed), and shall provide to such other Parties a copy of all such filings made with the SEC.

(b)               WWE shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the Information Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Registration Statement and Information Statement will contain such information and disclosure reasonably requested by WWE so that the Registration Statement conforms in form and substance to the requirements of the Securities Act and the Information Statement conforms in form and substance to the requirements of the Exchange Act.

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WWE shall use its reasonable best efforts to cause the Information Statement to be mailed to holders of WWE Common Stock as promptly as practicable after the Registration Statement is declared effective.

(c)               If at any time prior to the Effective Time there shall occur any event with respect to WWE, EDR or any of their respective Subsidiaries, or with respect to information supplied by WWE or EDR for inclusion in the Registration Statement or Information Statement, which event is required to be described in an amendment of or a supplement to the Registration Statement or Information Statement, WWE will promptly file an amendment or supplement with the SEC and, as required by law, disseminate it to the stockholders of WWE.

(d)               EDR and Merger Sub shall provide WWE with such information concerning themselves and their Affiliates as is customarily included in a registration statement or information statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Laws, requested by the SEC or its staff, or as WWE may reasonably request, in each case, sufficiently in advance of the mailing of the Registration Statement or Information Statement to be included therein.

Section 6.2            Filings, Consents, and Approvals.

(a)               Subject to the terms and conditions set forth in this Agreement, including Section 6.2(b), each of the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Antitrust Laws or Foreign Direct Investment Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations, or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid a Legal Proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals, or waivers from third parties, and (iii) the execution and delivery of any additional instrument necessary to consummate the Transactions; provided, however, that in no event shall WWE or any WWE Subsidiary be required to pay prior to the Effective Time any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any Contract.

(b)               Without limiting the obligations imposed under Section 6.2(a), the Parties shall promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance, and approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or any other Governmental Body of any other jurisdiction for which any consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of any waiting period is sought with respect to the

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Transactions, so as to obtain such consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a Legal Proceeding by the FTC, the DOJ, any other Governmental Body, or any other Person under Antitrust Laws or any Law regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Laws”), and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or Legal Proceeding that would otherwise have the effect of preventing the Closing, delaying the Closing, or delaying the Closing beyond the End Date (collectively, “Regulatory Approvals”), including defending through litigation on the merits any claim asserted in court by any Governmental Body, under Antitrust Laws and/or Foreign Direct Investment Laws in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that could restrain, delay, or prevent the Closing by the End Date (which obligation will not be deemed to limit other obligations under this Agreement). Subject to the immediately following provisos, but notwithstanding anything else to the contrary contained in this Agreement, no Party shall be required to (i) negotiate, commit to, and effectuate by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, product line, or business of WWE, EDR, or any of their respective Affiliates, (ii) terminate any existing relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (v) effectuate any other change or restructuring of WWE, EDR, or any of their respective Affiliates, (vi) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction, or (vii) otherwise take or commit to take any action with respect to the businesses, product lines, or assets of WWE, EDR, or any of their respective Affiliates in connection with any Regulatory Approval (each of the foregoing, a “Remedy”); provided that notwithstanding the foregoing, each of the Parties shall, and shall cause their respective Affiliates to, effect, or agree to effect, any Remedy solely with respect to HoldCo, UFC and/or WWE (and/or any of their respective Subsidiaries, and/or any of their or their respective Subsidiaries’ assets, properties, rights and/or businesses but for clarity, not with respect to any of EDR’s or its Affiliates’ (other than HoldCo’s, UFC's and/or their respective Subsidiares’) equity ownership interest in or arrangements with Holdco, WWE or New PubCo or any of their Subsidiaries) that, individually or in the aggregate, would not, or would not reasonably be expected to have, a Burdensome Effect; provided, further, that each applicable Party shall be required to accept or commit to a Remedy only if the effectiveness of such Remedy is conditioned on the occurrence of the Closing. A “Burdensome Effect” means a material impact on UFC and its Subsidiaries, taken as a whole, or on WWE and its Subsidiaries, taken as a whole.

(c)               Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of this Agreement (unless EDR and WWE agree to a later date), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions (it being understood that the Parties shall use good faith efforts to make such filing no later than five (5) business days after the date of this Agreement), (ii) as promptly as reasonably practicable after the date of this Agreement (unless WWE and EDR agree to a later date) make all other filings, notifications or other consents as

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may be required to be made or obtained by such Party under foreign Antitrust Laws or Foreign Direct Investment Laws in those jurisdictions identified in Section 6.2(c) of the WWE Disclosure Letter, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period, or consent or approval is a condition to Closing and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filing or notification or other consent required to be made with, or obtained from, any other Governmental Body in connection with the Transactions.

(d)               Without limiting the generality of anything in this Section 6.2, each Party shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements and (B) to remove references to valuation of WWE or EDR or their respective Subsidiaries, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material, or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 6.2 so as to preserve any applicable privilege. Merger Sub shall pay all filing fees under the HSR Act and for any filing required under foreign Antitrust Laws or Foreign Direct Investment Laws (if any).

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(e)               Notwithstanding anything to the contrary in the foregoing, none of EDR, WWE, or any of their respective Representatives or Affiliates shall agree to any Remedy, commit to or agree with any Governmental Body to not consummate the Merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and shall not pull and refile any filing made under the HSR Act, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(f)                WWE and EDR shall consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other Governmental Body under any applicable Antitrust Laws or Foreign Direct Investment Laws and (y) any written submission or, to the extent practicable, any discussion with any Governmental Body in connection with obtaining any necessary clearance under the HSR Act or any other Antitrust Law or any Foreign Direct Investment Law.

(g)               The Parties shall not, and shall not permit any of their Affiliates to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interests or assets of any Person that would be reasonably likely to: (i)  materially increase the risk of imposing any material delay in the expiration or termination of any applicable waiting period or materially increase the risk of imposing any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, or order of a Governmental Body necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable Law; or (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, prevent, enjoin, or otherwise prohibit consummation of Transactions (any of clause (i) or (ii), a “Regulatory Hurdle”).

(h)               From the date hereof until the Closing, EDR shall not permit the Persons set forth on Section 6.2(h) of the EDR Disclosure Letter to take the actions set forth on Section 6.2(h) of the EDR Disclosure Letter.

Section 6.3            Employee Benefits.

(a)               From and after the Effective Time, EDR and New PubCo shall honor, and shall cause the Surviving Entity and its Subsidiaries to honor, all WWE Employee Plans and all WWE employment, severance, and termination plans and agreements, in each case, in accordance with their terms as in effect immediately before the Effective Time and, to the extent applicable, shall assume any WWE Employee Plan that requires or contemplates assumption by its terms by an acquirer or successor. EDR hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the WWE Employee Plans set forth on Section 6.3(a) of the WWE Disclosure Letter will occur at or prior to the Effective Time, as applicable. For a period beginning on the Effective Time and ending on the first anniversary of

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the Effective Time (the “Continuation Period”), EDR and New PubCo shall provide, or cause to be provided, to each natural person who is employed by WWE or any WWE Subsidiary (or who provides services to WWE or any WWE Subsidiary pursuant to an arrangement with a professional employer organization) as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who is employed by New PubCo or any New PubCo Subsidiary or continues to be employed by the Surviving Entity or any Subsidiary thereof (or to provide services to the Surviving Entity (or any Subsidiary thereof) pursuant to an arrangement with a professional employer organization), in each case immediately following the Effective Time (each, a “Continuing Employee”) (1) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, that are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (2) other compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention or transaction bonus plans, programs and arrangements) that are no less favorable in the aggregate than either (x) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation and retention or transaction bonus plans, programs and arrangements) provided to such Continuing Employee immediately prior to the Effective Time or (y) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention plans, programs, and arrangements) provided to similarly situated employees of HoldCo or any of its Subsidiaries). Without limiting the foregoing:

(i)                 During the Continuation Period, EDR and New PubCo shall provide, or cause to be provided, to each Continuing Employee who suffers a termination of employment, severance payments and benefits that are no less favorable than those that would have been provided to such Continuing Employee upon such a termination of employment under WWE Employee Plans set forth on Section 6.3(a)(i) of the WWE Disclosure Letter as in effect immediately prior to the Effective Time.

(ii)              Each Continuing Employee shall be given full service credit for all purposes (including eligibility to participate, levels of benefits, and eligibility for vesting under EDR’s, New PubCo’s and the Surviving Entity’s employee benefit plans and arrangements) to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable WWE Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with WWE or Holdco (and its predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits under any such employee benefit plan or arrangement or the funding of any such benefit or apply for purposes of any defined benefit pension plan or post-retirement health and welfare plan.

(iii)            With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or

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vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, EDR and New PubCo shall, or shall cause the Surviving Entity to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of HoldCo.

(iv)             To the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of EDR, New PubCo or the Surviving Entity, then EDR and New PubCo shall use reasonable best efforts to (A) waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for service and amounts paid prior to the Effective Time with WWE (and its predecessors) to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of WWE or HoldCo.

(b)               The provisions of this Section 6.3 are solely for the benefit of the Parties to this Agreement, no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any WWE Associate any right to continue in the employ or service of New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way any right that New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof may have to discharge or terminate the services of any WWE Associate at any time for any reason whatsoever, with or without cause.

Section 6.4            Indemnification of Officers and Directors.

(a)               All rights to indemnification, advancement of expenses, and exculpation by WWE existing (the “D&O Indemnification Obligations”) in favor of those Persons who are current or former directors, officers, members, managers, employees or agents of WWE or any WWE Subsidiary (and any person who becomes a director, officer, member or manager of WWE or any WWE Subsidiary prior to the Effective Time) (collectively, together with such Person’s heirs, executors and administrators, the “D&O Indemnified Persons”) for any act, omission or other matter occurring prior to the Effective Time, as provided in the organizational documents of WWE and the WWE Subsidiaries (as in effect as of the date of this Agreement) or in any indemnification agreements between WWE or any WWE Subsidiary set forth on Section 6.4(a) of the WWE Disclosure Letter and said D&O Indemnified Persons (in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect and shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights

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thereunder of any D&O Indemnified Person, and shall be observed by the Surviving Entity and its Subsidiaries to the fullest extent available under Delaware Law or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.4(a) and the rights provided under this Section 6.4(a) until disposition of such claim.

(b)               From the Effective Time until the six (6)-year anniversary of the Closing Date, New PubCo and HoldCo (together with their successors and assigns, the “D&O Indemnifying Parties”) shall, to the fullest extent permitted under Delaware Law or other applicable Law, indemnify and hold harmless each D&O Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses) incurred by such D&O Indemnified Person due to such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary in connection with any pending or threatened Legal Proceeding, whether asserted or claimed prior to, at or after the Effective Time, based on, arising out of, or relating to, in whole or in part, (i) the fact that such D&O Indemnified Person is or was a director, officer, member, manager, employee or agent of WWE or any WWE Subsidiary, (ii) any action or omission, or alleged action or omission, in such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary, or taken at the request of WWE or such WWE Subsidiary (including in connection with serving at the request of WWE or such WWE Subsidiary as an officer, director, member, manager, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), and (iii) with respect to the Transactions, as well as any actions taken by WWE, New PubCo or Merger Sub with respect thereto (including any disposition of assets of the Surviving Entity or any of its Subsidiaries that is alleged to have rendered the Surviving Entity or any of its Subsidiaries insolvent). Without limiting the foregoing, from the Effective Time until the six (6)-year anniversary of Closing Date, the D&O Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and investigation expenses) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 6.4(b) reasonably promptly after receipt by New PubCo of a written request for such advance, subject to the execution by such D&O Indemnified Persons of appropriate undertakings in favor of the D&O Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Person is not entitled to be indemnified under this Section 6.4(b); provided, that if any D&O Indemnified Person delivers to New PubCo a written notice asserting a claim for indemnification pursuant to this Section 6.4(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. Notwithstanding anything to the contrary in this Agreement, none of New PubCo, the Surviving Entity nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an D&O Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of

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any D&O Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Entity (which counsel will be reasonably acceptable to such D&O Indemnified Person), the fees and expenses of which shall be paid by the Surviving Entity.

(c)               From the Effective Time until the sixth (6th)-anniversary of the Closing Date, the Surviving Entity shall, and New PubCo and EDR shall cause the Surviving Entity to, maintain, in effect, the existing directors’ and officers’ and fiduciary liability insurance policies maintained by WWE as of the date of this Agreement for the benefit of WWE, WWE Subsidiaries and D&O Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring at or prior to the Effective Time in their capacities as directors and officers of WWE (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy and from an insurance carrier with the same or better credit rating as WWE’s current directors’ and officers’ liability insurance; provided that, at or prior to the Effective Time, WWE may (and at the request of EDR shall) purchase a six (6)-year “tail” policy for the existing directors’ and officers’ and fiduciary liability policies effective as of immediately prior to the Effective Time and if an applicable “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.4(c) in respect of the applicable policy; provided that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 300% of the annual premiums currently payable by WWE with respect to such current polices, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, New PubCo and EDR shall be obligated to cause the Surviving Entity to obtain policies with the greatest coverage available for a cost equal to such amount. If EDR or WWE purchases a “tail policy” prior to the Effective Time, the Surviving Entity shall (and New PubCo shall cause the Surviving Entity to) maintain such tail policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)               If New PubCo, EDR, the Surviving Entity, or any of their respective legal successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of New PubCo, EDR, or the Surviving Entity shall assume all of the obligations set forth in this Section 6.4.

(e)               The provisions of this Section 6.4 shall survive the consummation of the Transactions and may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such Indemnified Person. Each D&O Indemnified Persons are, and are intended to be, third party beneficiaries of this Section 6.4, with full rights of enforcement as if a Party. The rights of D&O Indemnified Persons this Section 6.4 will be in addition to, and not in substitution for, any other rights that such Persons may have, including any rights pursuant to (i) the certificate of incorporation and bylaws of WWE; (ii) the organizational documents of the WWE Subsidiaries; (iii) any and all indemnification agreements entered into with WWE or any WWE Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

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(f)                Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right pursuant to any indemnification agreement or any directors’ and officers’, employment practices and fiduciary liability insurance claims under any policy that is or has been in existence with respect to WWE or any WWE Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.4 is not prior to or in substitution for any such claim under such policies.

Section 6.5            Securityholder Litigation. During the Pre-Closing Period, each of EDR and WWE shall, as promptly as possible after obtaining knowledge thereof, notify the other Party of any Legal Proceeding brought by such Party’s security holders against such Party or its directors arising out of or relating to the Transactions (“Securityholder Litigation”), shall keep the other Party reasonably informed with respect to the status thereof and shall give the other Party a reasonable opportunity to participate (at such Party’s expense) in the defense or settlement of any such Securityholder Litigation. Each of EDR and WWE shall give the other Party the opportunity to review and comment on all material filings or responses to be made by such Party in connection with any such Securityholder Litigation, and shall in good faith take such comments into account; provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including with respect to attorney-client privilege or any other applicable legal privilege.

Section 6.6            Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions.

Section 6.7            Disclosure. No Party or its Subsidiaries, nor its and their Representatives acting on their behalf, shall issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except (i) as may be required by any applicable Law or (ii) with the prior written consent of (A) EDR, in the case of any such public statement, disclosure, or communication by WWE Parties their Subsidiaries or its or their Representatives acting on their behalf or (B) WWE, in the case of any such public statement, disclosure, or communication by EDR Parties, their Subsidiaries or its or their Representatives acting on their behalf; provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by WWE and/or EDR or their respective Representatives in compliance with this Section 6.7, except as would or would reasonably be expected to require (x) WWE or its Affiliates or its investors, in the case of any such public statement, disclosure, or communication by EDR or its Representatives acting on their behalf or (y) EDR or its Affiliates or investors, in the case of any such public statement, disclosure, or communication by WWE or its Representatives acting on their behalf, to be required under applicable Law to make additional public disclosure.

Section 6.8            Takeover Laws. If any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of EDR, Merger Sub, and WWE and the members of their respective boards of directors shall use their respective reasonable best efforts

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to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 6.9            Convertible Notes; Call Spread Transaction.

(a)               Prior to the Effective Time and as set forth in Section 6.9 of the WWE Disclosure Letter, WWE shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Notes Indenture and the Call Spread Documentation, including (i) the giving of any notices permitted or required by the Convertible Notes Indenture and/or the Call Spread Documentation in connection with the Transactions and delivery to the trustees, holders or other applicable Persons, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustees, holders or other applicable Persons in connection with the Transactions; provided that WWE (or the applicable WWE Subsidiary) shall deliver a copy of any such notice or other document to EDR as soon as reasonably practicable prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture or the Call Spread Documentation, (ii) preparing one or more supplemental indentures, officer’s certificates and/or opinions of WWE’s counsel required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee under the Convertible Notes Indenture, holders or other applicable Persons, as applicable, at or prior to the Closing, which supplemental indentures, officer’s certificate and opinions of counsel shall be reasonably satisfactory in form and substance to the Trustee and EDR and (iii) taking all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Notes Indenture as may be required to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Transactions, provided that opinions of counsel required by the Convertible Notes Indenture in connection with the Transactions shall be delivered by EDR and its counsel to the extent required to be delivered after, and not substantially concurrently with, the Closing. WWE and/or New PubCo shall settle, and shall cause to be settled, any and all conversions of the Convertible Notes after the Closing in shares of New PubCo Class A Common Stock.

(b)               WWE shall provide EDR and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, including those referred to in clause (a) of this Section 6.9 deliverable pursuant to or in connection with the Convertible Notes Indenture or the Call Spread Documentation prior to the dispatch or making thereof, each of which shall be subject to the prior approval of EDR (such approval not to be unreasonably withheld, conditioned or delayed).

(c)               Subject to Section 6.9(d) and Section 6.14(j) below, prior to the Effective Time, WWE agrees (A) to use its reasonable best efforts to (i) take all take all actions reasonably requested by EDR in connection with making elections under, amending, obtaining waivers or unwinding or otherwise settling the Call Spread Transactions as of the Effective Time, (ii) promptly advise EDR of any notices or other communications with the counterparties to the Call Spread Transactions in respect of any settlement or termination thereof or adjustment thereto (including

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any adjustments arising out of an Announcement Event (as defined in the Warrant Documentation)) and (iii) cooperate with EDR, at EDR’s written request, to negotiate with the counterparties to the Call Spread Transactions to cause such Call Spread Transactions to be adjusted, settled, terminated or amended as of the Effective Time,  and subject to the mutual agreement of EDR, WWE and the respective counterparties to the Call Spread Transactions in accordance with the terms of the Call Spread Documentation and (B) not to (i) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Call Spread Transactions (other than pursuant to the terms thereof) or (ii) amend, modify or supplement the Call Spread Documentation, in each case without the prior written consent of EDR, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by the counterparty to a Call Spread Transaction pursuant to the terms of the Call Spread Documentation, as applicable).

(d)               Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 6.9 shall require WWE to (i) other than (A) in connection with any actions set forth in Section 6.9(a), Section 6.9(b), Section 6.9(c), and Section 6.9(e) and (B) with respect to any fees, costs, expenses or liabilities expressly required to be paid under the Convertible Notes Indenture or the Call Spread Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of EDR; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege or contravene applicable Law or violate any Contract; or (iv) compromise any prior Tax or accounting position.  For the avoidance of doubt, and without limiting the obligations in this Section 6.9, each of EDR, EDR OpCo and HoldCo acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of a supplemental indenture pursuant to the Convertible Notes Indenture by the trustee thereunder or (2) negotiation with the counterparties to the Call Spread Transactions with respect to adjustment of the Call Spread Transactions.

(e)               Prior to the Effective Time, if reasonably requested by EDR, and subject to the terms and conditions set forth in Section 6.9(e) of the EDR Disclosure Letter, WWE shall and shall cause its Subsidiaries to take the actions set forth in Section 6.9(e) of the EDR Disclosure Letter.

Section 6.10        Governance Matters.

(a)               New PubCo Board of Directors. Prior to the Effective Time, WWE shall take all action necessary to cause the New PubCo Board, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, to consist of eleven (11) members comprised of (i) six (6) directors designated by EDR, of whom

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(x) three (3) are members of the EDR management team or EDR directors (one of whom shall be Ariel Emanuel) and (y) three (3) are Independent and (ii) five (5) directors designated by WWE, of whom (x) two (2) are members of WWE management team (one of whom shall be Vince McMahon) and (y) three (3) are Independent.

(b)               Executive Chair. New PubCo shall take all necessary action to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, Vince McMahon to be elected as executive chair of the New PubCo Board, unless he is not executive chair immediately prior to the Effective Time, in which case, unless otherwise mutually agreed in writing by WWE and EDR, there will be no initial executive chair immediately following the Closing and the chair of the New PubCo Board shall be determined in accordance with the New PubCo Organizational Documents.

(c)               Executive Officers.

(i)                 New PubCo/HoldCo. EDR and WWE shall take all action necessary to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents the officers of New PubCo to be as set forth on Schedule II

(ii)              WWE. WWE shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of WWE, the officers of WWE to be as set forth on Schedule II.

(iii)            UFC. UFC shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of UFC, the officers of UFC to be as set forth on Schedule II.

(d)               Committees. Prior to the Closing, WWE and EDR shall mutually agree on (i) the initial committees of the New PubCo Board (each, a “Committee”) and (ii) the charters and composition thereof; provided, that WWE and New PubCo shall take all necessary action to cause, effective of immediately following the Closing, each Committee to be comprised of at least three (3) members and include at least one (1) more individual nominated by EDR than by WWE. From and after the Closing, all committees of the New PubCo Board and the charters and composition thereof shall be determined accordance with the New PubCo Organizational Documents.

(e)               Name and Stock Symbol. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and HoldCo organizational documents, respectively, New PubCo and HoldCo shall operate under a name to be mutually agreed by WWE and EDR. New PubCo shall initially use the stock ticker symbol set forth on Section 6.10(e) of the EDR Disclosure Letter, unless otherwise mutually agreed by WWE and EDR.

(f)                Headquarters. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and organizational

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documents of its applicable Subsidiaries (as applicable), the corporate headquarters and related corporate functions for (i) New PubCo will be in 200 Fifth Ave, New York, NY 10010, (ii) the WWE business will be at WWE’s existing headquarters at the address set forth on Section 6.10(f) of the WWE Disclosure Letter until such time as WWE moves its next headquarters to the location set forth on Section 6.10(f) of the WWE Disclosure Letter and (iii) the UFC business will be at UFC’s existing headquarters in Las Vegas, Nevada.

(g)               Organizational Documents of New PubCo. Prior to the Effective Time, the Parties shall take all necessary actions to cause the certificate of incorporation of New PubCo to be amended and restated in the form set forth on Exhibit C (as amended, modified or supplemented from time to time following the Closing, the “New PubCo Charter”) and the bylaws of New PubCo shall be amended and restated to conform to Exhibit D (as amended, modified or supplemented from time to time following the Closing the “New PubCo Bylaws”, and, together with the New PubCo Charter, the “New PubCo Organizational Documents”), including by causing the filing of the New PubCo Charter with the Secretary of State of the State of Delaware.

Section 6.11        Section 16 Matters(a). WWE and the WWE Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and WWE Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12        Merger Sub Stockholder Consent and Other Transaction Consents. New PubCo, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. Prior to the Effective Time, WWE, in its capacity as the sole stockholder of New PubCo, and the New PubCo Board shall (and WWE shall cause the New PubCo Board to) take all necessary action to approve the WWE Transfer for all purposes of the DGCL and the EDR Class B Issuance. After the Effective Time, but on the Closing Date and prior to the WWE Transfer, New PubCo, in its capacity as the sole stockholder of WWE, and the WWE Board shall (and New PubCo shall cause the WWE Board to) take all necessary action to approve and consummate the Conversion, the Initial WWE LLC Operating Agreement for all purposes of the DGCL and the DLLCA, including adopting the New PubCo Stockholders Consent and causing the simultaneous filings of the Certificate of Formation and Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware and causing the EDR Class B Issuance.

Section 6.13        Stock Exchange Listing. WWE shall use its reasonable best efforts to cause the New PubCo Class A Shares to be issued in the Merger to be registered pursuant to Section 12(b) of the Exchange Act and approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.14        Tax Matters.

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(a)               This Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)               New PubCo, HoldCo, EDR and its Affiliates, and WWE shall each use its reasonable best efforts (i) to cause the WWE Transfer to qualify as a contribution pursuant to Section 721(a) of the Code to the fullest extent permitted by Law (and, in connection therewith, the Parties agree that any and all exceptions available to treatment of the WWE Transfer as a disguised sale of assets will be applied to the WWE Transfer to the extent such exceptions more likely than not apply under applicable Law); (ii) to cause each of the conversions (or other deemed liquidations) of WWE Subsidiaries set forth in the WWE Pre-Closing Reorganization Schedule to qualify as a liquidation described in Section 332 of the Code. No Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intended treatment set forth in this Section 6.14(b) unless otherwise required by Law or required to do so by a “determination” within the meaning of Section 1313(a) of the Code (or applicable state, local or non-U.S. Tax Law).

(c)               Tax Returns

(i)                 New PubCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by New PubCo after the Closing (“New PubCo Prepared Return”) (including, for avoidance of doubt, any IRS Form 1120 with respect to the operations of WWE and its Subsidiaries) for any Pre-Closing Tax Period. With respect to any WWE Prepared Return that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of WWE and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such New PubCo Prepared Return that could result in any liability for which HoldCo is responsible under the terms of this Agreement shall be delivered by New PubCo to HoldCo at least 20 days prior to the filing of such Tax Return (or, if such timing is not reasonably practical given the circumstances, as soon as reasonably practical) for HoldCo’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed), which approval shall be limited to matters for which HoldCo is required to indemnify New PubCo (or which implicate matters for which HoldCo or its Subsidiaries would be responsible under applicable law).

(ii)              HoldCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by HoldCo or its Subsidiaries after the Closing (“HoldCo Prepared Tax Returns”). With respect to any HoldCo Prepared Tax Returns that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of HoldCo and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such Tax Return that could give rise to a Tax liability for which any equityholder of HoldCo could be liable (in their capacity as an equityholder of HoldCo) for Pre-Closing Tax Periods or that could give rise to any liability subject to indemnification in favor of an EDR Tax Indemnified Party or a New PubCo Tax Indemnified Party from HoldCo pursuant to this Section 6.14 shall be timely provided to each of EDR OpCo and New PubCo for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

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(iii)            Except as otherwise required by applicable Law, as specifically provided for in connection with this Agreement, as would not result in any matter for which EDR OpCo or its Affiliates (excluding HoldCo and its Subsidiaries) or New PubCo (in each case, in their capacity as owners of the businesses conducted by HoldCo and WWE, as applicable, prior to the Closing) could reasonably be expected to have any material liability, or as consented to by EDR OpCo (if the matter implicates Taxes for which EDR OpCo or its Affiliates may be responsible) or by New PubCo (if the matter implicates Taxes for which New PubCo may be responsible), after the Closing HoldCo shall not (i) amend any Tax Return with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period or (ii) make, revoke, or change any Tax election that has retroactive effect to any Pre-Closing Tax Period with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period.

(d)               Tax Contests

(i)                 The Parties shall promptly notify one another upon receipt of any written notice of claim, audit, examination, proceedings or other Taxes relating to Tax matters of (i) HoldCo and its Subsidiaries; or (ii) New PubCo, WWE, and WWE Subsidiaries to the extent it could reasonably be expected to give rise to any indemnification claim pursuant to this Section 6.14 (each, a “Tax Matter”). For the avoidance of doubt, no failure or delay in providing such notice shall limit any person’s remedies in connection with this Agreement except to the extent of prejudice faced by any other Party as a result of such delay.

(ii)              HoldCo shall have right to control the conduct of any Tax Matter; provided, that HoldCo shall keep each of New PubCo and EDR reasonably apprised regarding its conduct of a Tax Matter, shall offer New PubCo and EDR reasonable participation rights with respect to any Tax Matter in respect of items subject to indemnification under the terms of this Agreement, and shall not settle any Tax Matter without the prior written consent of each of New PubCo and EDR (such consent, in each case, not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything else in this Agreement or in the operating agreement of HoldCo or any of its Affiliates, (i) with respect to any Tax audit, examination, proceeding or other action relating to income Tax matters pertaining to HoldCo or its Subsidiaries in respect of Pre-Closing Tax Periods, after the Closing, without the prior written consent of EDR OpCo (which consent may be withheld in the sole discretion of EDR OpCo), in no event will HoldCo make (or cause to be made) any election under Section 6226 of the Code (or any similar “push out” election under provisions of state, local or non-U.S. Law) or undertake any other alternative to the payment of an Imputed Underpayment, and the relevant entity shall instead pay such Imputed Underpayment at the entity level; and (ii) in no event will HoldCo or any of its Affiliates be entitled to enforce any obligation of EDR OpCo or any other owner of equity interests in HoldCo or its Subsidiaries that was entered into prior to the Closing and is not pursuant to this Agreement or any Ancillary Agreement or the Services Agreements to indemnify, reimburse, or otherwise pay to HoldCo or any of its Subsidiaries with respect to any Tax or underpayment of Tax in respect of Pre-Closing Periods without the prior written consent of EDR OpCo (which consent may be withheld in EDR OpCo’s sole discretion).

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(e)               Any and all existing Tax Sharing Agreements between EDR and any of its Affiliates (other than HoldCo or any of its Subsidiaries) on the one hand, and HoldCo or any Subsidiary of HoldCo, on the other hand, shall be terminated prior to the Closing and shall have no further effect for any Tax period (whether past, present or future), including that neither EDR nor such Affiliates (other than HoldCo or and of its Subsidiaries) nor HoldCo or any of its Subsidiaries shall have any further rights or obligations thereunder, and no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of liabilities for Taxes or otherwise. Immediately after the Closing, no Tax Sharing Agreement between New PubCo, on the on hand, and HoldCo or any Subsidiary of HoldCo (including, for the avoidance of doubt, WWE LLC and its Subsidiaries) will be in effect. For the avoidance of doubt, this Section 6.14(e) shall not apply to limit any obligations under this Agreement or the Ancillary Agreements or the Services Agreements.

(f)                Between the date hereof until the Closing, EDR OpCo and WWE shall use reasonable best efforts to mitigate, to the extent possible (and without undue cost, expense or loss), any Formation Taxes. Such cooperation shall include WWE and EDR OpCo providing (or causing to be provided) any information with respect to Formation Transactions reasonably requested by the other party.

(g)               Notwithstanding anything to the contrary herein, from and after the termination of this Agreement, EDR OpCo will indemnify and defend New PubCo from and against any and all Losses incurred or suffered by New PubCo arising out of, in connection with or relating to any Formation Taxes; provided that (i) such indemnity shall only apply to the extent that the Closing does not occur, (ii) EDR shall not be required to indemnify New PubCo to the extent the Losses arise out of, are in connection with, or relate to a breach of any covenant of another Party set forth in this Agreement and (iii) Losses for this purpose shall be reduced to take account of any Tax benefit actually realized as a result of the incurrence or payment of the applicable Loss as a reduction in cash Taxes paid by New PubCo in the taxable year in which the applicable Loss is incurred and increased to take account of any Tax cost incurred by New PubCo as a result of the receipt of any indemnification payment made pursuant to this Section 6.14(g), determined on a with and without basis. This Section 6.14, shall exclusively govern any indemnification for Formation Taxes and the manner in which matters relating to Formation Taxes are conducted and resolved.

(h)               Each Party hereto shall (and shall cause their respective Affiliates to) provide the other Parties hereto with such cooperation, information and records, as may be reasonably requested by any other Party hereto with respect to the structure and Tax treatment (and corresponding Tax filing obligations) of the Transaction. Each Party shall retain (and cause to be retained) all Tax Returns, schedules and work papers, and all material records and other documents, with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

(i)                 Certain Indemnification Matters.

(i)                 EDR Tax Matters:

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i.                        HoldCo hereby agrees to indemnify and hold harmless EDR OpCo and its officers, directors, agents, Affiliates (excluding HoldCo and its Subsidiaries), and direct and indirect equity holders (“EDR Tax Indemnified Parties”) from any Losses arising out Tax liabilities of the EDR Tax Indemnified Parties incurred with respect to the operations or Tax items of HoldCo and HoldCo’s Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities attributable to allocations of income or gain by HoldCo and its Subsidiaries with respect to Pre-Closing Tax Periods) other than Formation Taxes.

ii.                        For purposes of determining Losses in respect of Taxes subject to indemnification pursuant to this Section 6.14(i)(i), it will be assumed that (i) each of EDR and January Capital Sub, LLC is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to a corporation in the relevant jurisdiction; and (ii) each other equityholder in HoldCo is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to an individual in the relevant jurisdiction. With respect to any audit, examination or other proceeding or adjustment relating to HoldCo in respect of a Pre-Closing Tax Period that is potentially subject to a claim for indemnification for income Taxes made by an EDR Tax Indemnified Party, EDR OpCo shall be entitled to (i) direct that no election pursuant to Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) will be made and that the relevant liability will be paid as an “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) at the entity-level; or (ii) in the case of any audit, examination or other proceeding or adjustment where the election provided for in Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) is made (or where the relevant income Taxes are otherwise “pushed out” or imposed on the direct or indirect equityholders of HoldCo under applicable Law), bring a claim and recover Losses on behalf of all direct or indirect equity holders of HoldCo applying the assumptions regarding Tax rates set forth above (and with EDR OpCo entitled to recover 100% of such Losses).

iii.                        The Parties will (and will cause their Affiliates to) use commercially reasonable efforts to reduce the incurrence of Taxes subject to indemnification under this Agreement (and in connection therewith EDR will, and will cause January Capital Sub, LLC to) use commercially reasonable efforts to cooperate to reduce any “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) payable by HoldCo or its Subsidiaries on account of their status as corporations (provided, for the avoidance of doubt, that nothing contained in this Section 6.14(i)(i)(iii) will require any person to amend its Tax Returns or undertake an alternative to paying an imputed underpayment as provided in Section 6225(c)(2) of the Code).

iv.                        Notwithstanding the foregoing, the EDR Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(i)(i) with respect to income Taxes described in clause (a) of the definition of EDR Tax Amount if the EDR Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, EDR Tax Indemnified Parties shall not be

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entitled to indemnification under this Section 6.14(i)(i) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(ii)              WWE Tax Matters

i.                        HoldCo hereby agrees to indemnify and hold harmless New PubCo and its officers, directors, agents, and Affiliates (excluding HoldCo and its Subsidiaries) (“New PubCo Tax Indemnified Parties”) from any Losses arising out of Tax liabilities of the New PubCo Tax Indemnified Parties incurred with respect to the operations or Tax items of WWE and WWE Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities for the U.S. federal income tax consolidated group of which WWE was the parent prior to the Closing) other than Formation Taxes.

ii.                        Notwithstanding the foregoing, the New PubCo Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(ii)(i) with respect to income Taxes described in clause (a) of the definition of WWE Tax Amount to the extent the WWE Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, WWE Tax Indemnified Parties shall not be entitled to indemnification under this Section 6.14(i)(ii) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(iii)            The Parties agree to reasonably cooperate to characterize any indemnity or similar payments made pursuant to this Section 6.14 in a manner that is tax-efficient for the Parties, and in connection therewith intend any such payments to be treated as an adjustment to the value of property contributed to HoldCo in the WWE Transfer (or to the value of property owned by HoldCo immediately prior to the WWE Transfer) to the extent permitted by Law.

(j)                 EDR OpCo and WWE, acting reasonably, shall jointly determine the tax treatment of the settlement of the Convertible Note and related Call Spread Transaction pursuant to Section 6.9 (provided, that EDR OpCo shall not have any rights to determine such tax treatment to the extent such transactions could not have any adverse impact on EDR OpCo or its Affiliates or their direct or indirect equity holders). To the extent that failing to do so could result in any Tax-related impact to HoldCo or its Subsidiaries that is not immaterial, if requested by EDR OpCo at least five (5) business days prior to the Closing Date, the Parties agree to proportionally increase the amounts described in clause (I) of the definition of “WWE Minimum Cash Amount” (the “WWE Base Amount”) and in clause (I) of the definition of “EDR Minimum Cash Amount” (the “EDR Base Amount”, and the sum of the EDR Base Amount and the WWE Base Amount, the “Aggregate Base Amount”) only to the extent reasonably necessary to avoid WWE LLC incurring and being required to pay after Closing state or local Tax for which it is not reimbursed by New PubCo attributable to the WWE Transfer being treated as a disguised sale of assets (taking into account any exceptions to disguised sale treatment); provided that, for the avoidance of doubt, after any increase contemplated by this sentence, the WWE Base Amount shall

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constitute 49% of the Aggregate Base Amount and the EDR Base Amount shall constitute 51% of the Aggregate Base Amount.

(k)               Notwithstanding anything to the contrary in this Agreement, the indemnities set forth in this Section 6.14 shall survive until 30 days after the date upon which the Loss to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Other than as provided for in Section 8.3(g), Section 8.4 and Section 8.7, this Section 6.14 shall exclusively govern all claims for Losses arising from the indemnities provided for in Section 6.14(i) and the rights, obligations and procedures related to any such claims (for the avoidance of doubt, the limitations and procedures set forth in Section 8.3 and Section 8.6 shall not apply to claims arising from the indemnities set forth in Section 6.14(i)).

(l)                 At or prior to the Closing, New PubCo shall deliver to HoldCo a duly completed and properly executed IRS Form W-9.

Section 6.15        HoldCo Audited Financials.

(a)               EDR shall use its reasonable best efforts to deliver to WWE the audited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement (the “HoldCo Audited Financial Statements”), which financial statements shall include the balance sheet of HoldCo as of December 31, 2021 and December 31, 2022 and statement of income and cash flows of HoldCo as of December 31, 2020, December 31, 2021 and December 31, 2022 and be prepared in accordance with GAAP and Regulation S-X, together with all related notes and schedules thereto, accompanied by an audit report of Deloitte & Touche LLP (the “Auditor”), as promptly as reasonably practicable following the date hereof. WWE and its applicable Affiliates shall execute any customary documentation required by the Auditor to receive the HoldCo Audited Financial Statements.

(b)               In addition, EDR and WWE shall each use their reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement

(c)               To the extent required by SEC rules and regulations to be included in the Registration Statement, EDR shall deliver to WWE as promptly as reasonably practicable following the end of each financial quarter, any unaudited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement and be prepared in conformity with GAAP.

Section 6.16        Ancillary Documents. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and to enter into and/or adopt, as applicable (and shall cause their respective applicable Affiliates to enter into and/or adopt, as applicable) the HoldCo Operating Agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit E), the Initial

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WWE LLC Operating Agreement, the Services Agreements (on substantially the terms set forth in the term sheet attached hereto as Exhibit G), the New PubCo cash management policy (on substantially the terms set forth in the term sheet attached hereto as Exhibit H), the registration rights agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit F) (the “Registration Rights Agreement”), and the Governance Agreement (on substantially the terms set forth the form of Exhibit J), in each case effective as of Closing. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and (as applicable) enter into and/or adopt, as applicable (and shall cause HoldCo to enter into and/or adopt, as applicable) the Services Agreements. Notwithstanding the foregoing, if the Parties are unable, prior to the Closing, to enter into the Services Agreements or the Registration Rights Agreement, then, following the Closing, the terms set forth on Exhibits F and G shall be binding on the Parties and the Parties shall operate in accordance therewith.

Section 6.17        Carve-Out Matters.

(a)               In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the HoldCo business, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) identifies any Assumed Liability, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Assumed Liability to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall assume any such Assumed Liability for no additional consideration.

(b)               In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the businesses of EDR and its Subsidiaries (other than the business of HoldCo, and its Subsidiaries), then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset or liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary identifies any Retained Liability, then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Retained Liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall assume such Assumed Liability for no additional consideration.

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(c)               Notwithstanding anything to the contrary contained in this Agreement, with respect to any Legal Proceeding set forth on Section 6.17(c) of the EDR Disclosure Letter and any similar Legal Proceedings, including matters related to the same legal claims or underlying facts (collectively, the “HoldCo Legal Proceedings”), HoldCo and its Subsidiaries shall be solely responsible for all liabilities in connection with such HoldCo Legal Proceedings (and the defense thereof) and shall, following the Closing, indemnify and hold harmless EDR and its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for all liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. The Parties will cooperate with each other and use reasonable best efforts to have EDR and any of its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) removed and released as a named party to such HoldCo Legal Proceeding.

(d)               With respect to any Legal Proceeding set forth on Section 6.17(d) of the WWE Disclosure Letter (the “EDR Legal Proceedings” and together, with the HoldCo Legal Proceedings, the “Specified Legal Proceedings”), EDR or its Subsidiaries shall be solely responsible for all liabilities in connection with such EDR Legal Proceedings (and the defense thereof) and shall, following the Closing indemnify and hold harmless HoldCo or its Subsidiaries and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for any liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. Following the Closing, the Parties will cooperate with each other and use reasonable best efforts to have HoldCo and its Subsidiaries removed and released as a named party to such EDR Legal Proceeding.

(e)               Following the Closing, other than with respect to any Specified Legal Proceeding, (which shall be solely subject to Sections 6.17(c) and 6.17(d)), in the event of any Legal Proceeding by a third party which either (I) names as a party both EDR or its Subsidiaries (other than New PubCo and its Subsidiaries), on the one hand, and New PubCo and its Subsidiaries, on the other, or (II) imposes (or purports to impose) liabilities on a Party (or its Affiliates) relating to the conduct of both the business of New PubCo and its Subsidiaries (including, following the Closing, HoldCo and its Subsidiaries) and the business of EDR (other than the business of HoldCo or its Subsidiaries) (each of clause (I) and (II), a “Shared Litigation” and together with any Specified Legal Proceeding, the “Carve-Out Litigation”), then each of EDR and New PubCo (or their applicable Affiliates) shall be entitled to defend such Shared Litigation to the extent of any claims brought against such Party or its Affiliate named thereto or to the extent of any liabilities for which such Party is responsible in respect thereof (i.e., EDR shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of business of EDR other than the business of HoldCo or its Subsidiaries and New PubCo shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of the HoldCo business). The Parties shall cooperate and consult with each other in connection with the defense of any such Shared Litigation and counsel for the Shared Litigation shall be jointly agreed by EDR and New PubCo and the costs and expenses of counsel for the Shared Litigation shall be allocated among the Parties in the same manner as the other liabilities for such Shared Litigation. No Party shall consent to the entry of any judgement, or enter into any settlement or compromise, with respect to any Shared Litigation without the prior written consent of the other Party (which

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consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) each Party shall be entitled to consent to the entry of any judgement, or enter into any settlement or compromise of a portion of such Shared Litigation, to the extent solely related to any liabilities for which such Party is responsible under this Section 6.17(e), so long as such judgment, settlement or compromise does not materially and adversely impact the ability of the other Party to defend, settle or compromise any remaining portion of such Shared Litigation or otherwise materially increase such other Party’s exposure or liability under such remaining portion of such Shared Litigation and (ii) in the event that either Party or its Affiliates is a named party to such Shared Litigation, but such Shared Litigation relates solely to liabilities for which the other Party is responsible under Section 6.17(e), then the Parties will cooperate with each other and use reasonable best efforts to have the non-responsible Party removed and released as a named party to such Shared Litigation. Each of EDR and HoldCo shall be responsible for all liabilities, Losses and expenses arising out of any Shared Litigation in proportion to which such Shared Litigation relates to the business of EDR and its Affiliates (other than HoldCo and its Subsidiaries), on the one hand, and New PubCo or its Subsidiaries, on the other hand.

Section 6.18        Insurance. From and after the Closing Date, HoldCo and its Subsidiaries shall cease to be insured by EDR’s or its Affiliates’ (other than HoldCo and its Subsidiaries) insurance policies or self-insured program (collectively, the “EDR Insurance Policies”), and any EDR Insurance Policies shall continue in force only for the benefit of EDR and its Affiliates (other than HoldCo and its Subsidiaries) and not for the benefit of New PubCo or its Subsidiaries or their respective businesses and New PubCo and its Subsidiaries shall arrange for their own insurance policies with respect to the HoldCo business; provided that HoldCo and its Subsidiaries shall continue to have the benefit of any policy that, by its terms, covers and permits claims by HoldCo and its Subsidiaries in respect of acts, omissions and events occurring prior to the Closing (to the extent any such claim by HoldCo and its Subsidiaries relates to the business of HoldCo and its Subsidiaries prior to the Closing). Notwithstanding the foregoing, EDR and WWE may mutually agree prior to the Closing Date to the extent commercially available and reasonable, to permit HoldCo and its Subsidiaries to continue to be insured by EDR Insurance Policies from and after the Closing Date (and, in such case, New PubCo and its Subsidiaries hereby agree (i) to cooperate in the pursuit of any claim(s) under such EDR Insurance Policies, (ii) not to conduct or take part in any such grossly negligent activities that may jeopardize the insurance coverage provided by, or cause material changes to insurance premiums to, the EDR Insurance Policies and (iii) agree to compensate EDR for an allocation of the insurance premium in respect of any such EDR Insurance Policies deemed commercially reasonable by the Parties).

Section 6.19        Other Actions. WWE shall and shall cause its Subsidiaries to take the actions set forth on Section 6.19 of the WWE Disclosure Letter.

Article VII
CONDITIONS PRECEDENT TO THE CLOSING

The obligations of the Parties to effect the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

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Section 7.1           Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, or by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, in each case, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)               Stockholder Approval. The Required WWE Stockholder Vote shall have been obtained.

(b)               No Legal Restraints. No (i) injunction or similar order by any Governmental Body having jurisdiction over EDR, Merger Sub, WWE, New PubCo or any of their respective Subsidiaries that prohibits the consummation of the Merger and the other Transactions, or that would impose a Burdensome Effect, shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated, enforced, or deemed applicable by any Governmental Body having jurisdiction over EDR, Merger Sub, New PubCo, WWE, or any of their respective Subsidiaries that, in any case, prohibits or makes illegal the Transactions or that would impose a Burdensome Effect (any such order, injunction, or Law in clause (i) or (ii), a “Legal Restraint”).

(c)               Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 7.1(c) of the WWE Disclosure Letter applicable to the Transactions (and any extension thereof) shall have expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws and Foreign Direct Investment Laws specified in Section 7.1(c) of the WWE Disclosure Letter with respect to the Transactions shall have been made, expired, terminated, or obtained, as the case may be (all authorizations, consents, orders, approvals, filings, and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”); and (iii) all Requisite Regulatory Approvals shall be in full force and effect and no such Requisite Regulatory Approval shall impose or require the acceptance of a Burdensome Effect.

(d)               Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Legal Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

(e)               Listing. The shares of New PubCo Class A Common Stock issuable pursuant to the Merger shall have been registered pursuant to Section 12(b) of the Exchange Act and authorized for listing on NYSE upon official notice of issuance.

(f)                Information Statement. The Information Statement shall have been mailed to the WWE stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

(g)               WWE Pre-Closing Reorganization. The WWE Pre-Closing Reorganization shall have been completed.

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Section 7.2           Conditions to Obligations of WWE, New PubCo and Merger Sub to Effect the Closing. The obligations of WWE, New PubCo and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a)               (i) The representations and warranties of EDR set forth in Section 4.2(a) (except for de minimis inaccuracies) and Section 4.6(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 4.1, Section 4.2(b)-(d), Section 4.3, and Section 4.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of EDR set forth in Article IV (disregarding all materiality and HoldCo Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii)  where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b)               Each of EDR, EDR OpCo and HoldCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)               EDR shall have delivered to WWE a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied

(d)               EDR shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, EDR OpCo and HoldCo, as applicable) to which an EDR Party is a party.

(e)               No HoldCo Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

(f)                (i) EDR shall have delivered to WWE the HoldCo Audited Financial Statements in accordance with Section 6.15(a) and (ii) the Operating Income reflected in the HoldCo Audited Financial Statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense), shall not be less than ninety-two and a half percent (92.5%) of the Operating Income reflected in the HoldCo Financial Statements for the fiscal year ending December 31, 2022 (excluding the impact of stock-based compensation expense).

Section 7.3            Conditions to Obligations of EDR, EDR OpCo and HoldCo to Effect the Closing. The obligations of EDR, EDR OpCo and HoldCo to effect the Closing are further subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, to the extent permitted by applicable Law) of the following conditions:

(a)               (i) The representations and warranties of WWE set forth in Section 3.2(a) (except for de minimis inaccuracies) and Section 3.8(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of

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an earlier date, in which case as of such date); (ii) Section 3.1, Section 3.2(b)-Section 3.2(d) and Section 3.2(g), Section 3.3, Section 3.5 and Section 3.24 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of WWE set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Each of WWE, New PubCo and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)               WWE shall have delivered to EDR a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)               WWE shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, New PubCo and Merger Sub, as applicable) to which a WWE Party is a party.

(e)               No WWE Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

Section 7.4            Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused principally by such Party’s failure to perform any of its obligations under this Agreement.

Article VIII
INDEMNIFICATION

Section 8.1            Indemnification by HoldCo. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), HoldCo will indemnify and defend EDR, its Affiliates (other than HoldCo and its Subsidiaries but including EDR’s investors) and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from any Assumed Liability, including in connection with transfer of any later identified Assumed Liability to HoldCo or its Subsidiaries pursuant to Section 6.17(a).

Section 8.2            Indemnification by EDR. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is

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addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), EDR will indemnify and defend HoldCo its Subsidiaries and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from the following:

(a)               any Retained Liability, including in connection with the transfer of any later identified Retained Liability to EDR or its Subsidiaries pursuant to Section 6.17(b);or

(b)               (i) any breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23 or (ii) any failure of the representations and warranties made in Section 4.11 or Section 4.23 to be true and correct, in each case, as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 8.3            Limitations; Exclusive Remedy; Calculation of Losses; Mitigation.

(a)               EDR shall not be required to indemnify HoldCo and its Subsidiaries against, or reimburse HoldCo and its Subsidiaries for, any Losses pursuant to Section 8.2(b) until the aggregate amount of all Losses that are subject to the limitation set forth in this Section 8.3(b) exceed on a cumulative basis $470,000,000, and then only to the extent of any such excess.

(b)               For purposes of Section 8.2(b) above, any breach of the representations and warranties made in Section 4.11 or Section 4.23 (and the calculation of Losses arising, resulting from or relating thereto) shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “HoldCo Material Adverse Effect” or any similar terms shall be given no effect and shall be disregarded in their entirety for purposes of determining whether such representation or warranty was breached and the amount of Losses arising out of or resulting from any such breach of representation or warranty.

(c)               Except for any specific enforcement remedy to which HoldCo or its Subsidiaries may be entitled pursuant to Section 10.5(c) and any Losses with respect to Taxes which are governed by Section 6.14, HoldCo, on behalf of itself and each of the indemnified parties under Section 8.2, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23, (ii) any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) any Retained Liability or (iv) any liability arising out of the conduct of the business of EDR and its Subsidiaries (other than HoldCo and its Subsidiaries) shall be pursuant to the indemnification provisions set forth in this Article VIII.

(d)               Except for any specific enforcement remedy to which EDR or its Subsidiaries (other than HoldCo and its Subsidiaries) may be entitled pursuant to Section 10.5(c) and any Losses with

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respect to Taxes which are governed by Section 6.14, EDR, on behalf of itself and each of the other indemnified parties under Section 8.1, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) Assumed Liability or (ii) any liability arising out of the conduct of the business of HoldCo and its Subsidiaries shall be pursuant to the indemnification provisions set forth in this Article VIII.

(e)               The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Party seeking or entitled to indemnification under insurance policies or otherwise with respect to such Loss (net of the reasonable, out-of-pocket costs of investigation, and collection). To the extent that any Loss is recovered by the Party seeking or entitled to indemnification under an insurance policy or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, then the Party seeking or entitled to indemnification shall pay to the Party obligated to provide such indemnity such amounts (net of associated reasonable out-of-pocket costs) no later than five days after such proceeds are received (but not to exceed the amount of the indemnity payment).

(f)                Notwithstanding anything to the contrary herein or provided under applicable Law, Losses indemnifiable pursuant to this Article VIII shall not include Losses that are in the nature of punitive or special damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, in each case except to the extent (x) in the case of consequential damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, any such Losses are reasonably foreseeable to the Indemnifying Person or (y) any such Losses are awarded and paid by a Party with respect to a Third Party Claim.

(g)               The Parties shall cooperate, and shall cause their respective Subsidiaries to cooperate, with respect to resolving any claim, liability or other Loss with respect to which a Party is obligated to indemnify under this Article VII, including by using commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement. In the event that a Party shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Party obligated to indemnify shall not be required to indemnify the Party seeking or entitled to indemnification for any loss, liability, claim, damage, expense or other Loss that would reasonably be expected to have been avoided if the first Party had made such efforts to mitigate.

Section 8.4            Tax Treatment of Indemnification. The Parties intend any indemnity payments under this Agreement to be treated in a manner consistent with Section 6.14(i)(iii).

Section 8.5            Termination of Indemnification. The obligations to indemnify and hold harmless pursuant to Section 8.1 or Section 8.2, as applicable, shall terminate as specified in Section 9.2; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Party seeking or entitled to indemnity shall have,

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before the expiration of the applicable period, delivered a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 8.1 or Section 8.2.

Section 8.6            Indemnification Procedures.

(a)               Third Party Claims. In order for a Party (in such capacity, the “Indemnified Person”) to be entitled to any indemnification provided for under Section 8.1 in respect of, arising out of or involving a claim made by any third Person against the other party (in such capacity, the “Indemnifying Person” and any such third-party claim, a “Third Party Claim”), the Indemnified Person must notify the Indemnifying Person in writing (and in reasonable detail) of the Third Party Claim within ten (10) business days after receipt by Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give, or delaying in giving, such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim; provided, further, that failure to provide, or delay in providing, such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure.

(b)               Assumption. If a Third Party Claim is made against the Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person that is reasonably acceptable to the Indemnified Person; provided, that the Indemnifying Person shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding, (ii) the Third Party Claim principally seeks an injunction or equitable relief against the Indemnified Person, (iii) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or principally relates to its customers or (iv) the Indemnifying Person has failed or is failing to use diligent and good faith efforts to defend or prosecute the Third Party Claim. Should the Indemnifying Person so elect in writing to assume the defense of a Third Party Claim, (x) the Indemnifying Person shall defend such Third Party Claim in good faith and (y) the Indemnifying Person shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, that if on the advice of counsel to the Indemnified Person, (1) there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (2) there exists reasonable likelihood of a conflict of interest between the Indemnifying Person and the Indemnified Person, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, subject to the immediately preceding sentence, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. the Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any

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period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall reasonably cooperate in the defense or prosecution thereof upon the request of, and at the sole cost and expense of, the Indemnifying Person. Such cooperation shall include the retention of, and upon the Indemnifying Person’s written request, the provision of, records and information that are reasonably relevant to such Third Party Claim (which shall be subject to Section 5.1 and Section 6.14(h)). Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms (i) involves only money damages and does not seek an injunction, equitable relief or other nonmonetary relief against any the Indemnified Person, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person, (ii) contains an unconditional release of each the Indemnified Person with respect to such Third Party Claim, (iii) includes no finding or admission of fault or misconduct by the Indemnified Person, and (iv) obligates the Indemnifying Person to pay the full amount of the liability in connection therewith (a settlement, compromise or discharge meeting all requirements of clauses (i) through (iv), a “Specified Settlement”); provided, however, that the Indemnifying Person shall not, without prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim except if such settlement, compromise or offer is a Specified Settlement.

(c)               If the Indemnifying Person is not entitled to, or does not elect to, assume or control the defense of a Third Party Claim, (i) the Indemnified Person shall have the right to conduct such defense, and (ii) the Indemnified Person may only consent to entry of any judgment upon, or settle, compromise or discharge any such Third Party Claim, with the prior written consent of the Indemnifying Person (which consent shall not to be unreasonably withheld, conditioned or delayed).

(d)               Other Claims. In the event the Indemnified Person should have a claim against the Indemnifying Person under Section 8.1 that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Person, the Indemnified Person shall promptly deliver written notice of such claim (describing such claim in reasonable detail) to the Indemnifying Person. Subject to Section 8.5 and Section 8.7, the failure by the Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to the Indemnified Person under Section 8.1, except to the extent that the Indemnifying Person shall have been prejudiced as a result of such failure. If the Indemnifying Person does not notify the Indemnified Person within thirty (30) calendar days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Person under Section 8.1, such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Person under Section 8.1 and the Indemnifying Person shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is

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estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For the avoidance of doubt, Section 6.14, and not this Section 8.6, shall govern Tax Contests and third party claims primarily related to Taxes.

(e)       Payment of Indemnification. Any payment due from the Indemnifying Person to the Indemnified Person pursuant to this Article VIII shall be settled, as determined by EDR in its sole discretion, by either (i) immediately available cash or (ii) the issuance to New PubCo of such number of additional Membership Interest of HoldCo that have a value equal to such due payment, assuming for this purpose, that each unit of Membership Interest has the value ascribed to each unit of Membership Interests as of the Closing (or alternatively, by undertaking a transfer of a portion of the Membership Interest in HoldCo owned by the EDR Subscribers that achieves the same economic effect as such issuance).

ARTICLE IX

TERMINATION

Section 9.1            Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)               by the mutual written consent of WWE and EDR;

(b)               by either WWE or EDR if (i) the Effective Time shall not have occurred on or before January 2, 2024 (provided that if, as of such date, all conditions set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing, each of which is capable of being satisfied) other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the applicable Legal Restraint relates to Antitrust Laws), then such date shall automatically be extended by three (3) months on up to two (2) occasions (as may be so extended, the “End Date”)) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached (and, in the case of EDR, EDR OpCo and HoldCo shall also not have breached, and in the case of WWE, New PubCo and Merger Sub shall also not have breached) in any material respect its obligations under this Agreement in any manner that shall have principally caused the failure to consummate the Merger on or before such date;

(c)               by either WWE or EDR if (i) any Governmental Body having jurisdiction over EDR or WWE shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have principally caused the imposition of such Legal Restraint or the failure of such Legal Restraint to be resolved or lifted;

(d)               by WWE, if EDR, EDR OpCo or HoldCo shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following WWE’s delivery of written notice to EDR stating WWE’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that

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WWE is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b);

(e)               by WWE, if (i) the HoldCo Audited Financial Statements have not been delivered to WWE on or before July 1, 2023 or (ii) upon delivery to WWE of the HoldCo Audited Financial Statements, the condition set forth in Section 7.2(f)(ii) is not satisfied; provided, the right of WWE to terminate this Agreement under Section 9.1(e)(i) shall immediately expire upon the delivery of the HoldCo Audited Financial Statements; provided, further, the right of WWE to terminate this Agreement under Section 9.1(e)(ii) shall expire at 5:00 p.m. on the 20th business day following the date on which the HoldCo Audited Financial Statements were delivered to WWE.

(f)                by EDR, if WWE, New PubCo or Merger Sub shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) business days following EDR’s delivery of written notice to WWE stating EDR’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; provided that EDR, EDR OpCo or HoldCo is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b);

(g)               by EDR, if the WWE Board shall have effected an Adverse Recommendation Change; and

(h)               by EDR if the WWE Written Consent shall not have been delivered to WWE by the time that is twelve (12) hours after signing this Agreement.

Section 9.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, (a) the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any EDR Party or WWE Party following any such termination; provided that (i) Section 3.27, Section 4.25,  this Section 9.2, Section 9.3, Section 10.3 and Article X shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in accordance with its terms, and (iii) subject to Section 10.3, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

Section 9.3            EDR Termination Fee.

(a)               If this Agreement shall be terminated by EDR pursuant to (i) Section 9.1(g), then WWE shall pay to EDR OpCo (or its designee) $270,000,000 or (ii) Section 9.1(h), then WWE shall pay to EDR OpCo (or its designee) $90,000,000, in each case, in accordance with Section 9.3(b) (any amount payable under this Section 9.3(a), the “EDR Termination Fee”).

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(b)               In the event the EDR Termination Fee becomes payable by WWE pursuant to Section 9.3(a), it shall be paid to EDR OpCo (or EDR OpCo’s designees) by WWE in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment.

(c)               The Parties agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not have entered into this Agreement. Each of the Parties further acknowledges that the payment of the amounts by WWE specified in this Section 9.3 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the EDR Parties in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if WWE fails to promptly pay any amount due pursuant to Section 9.3(b) and, in order to obtain such payment, any of the EDR Parties commences a claim that results in a judgment against WWE for WWE Termination Fee or any portion thereof, WWE will pay to Parent its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. In no event shall (i) WWE be required to pay the EDR Termination Fee on more than one occasion and (ii) EDR be entitled to both specific performance to cause WWE to consummate the Closing in accordance with the terms hereof and the payment of the EDR Termination Fee pursuant to this Section 9.3.

Article X
MISCELLANEOUS PROVISIONS

Section 10.1        Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of each of the WWE Board and the EDR Executive Committee at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.2        Waiver. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3        No Survival of Representations and Warranties and Covenants. None of the representations and warranties or covenants in this Agreement, the WWE Disclosure Letter, the EDR Disclosure Letter or any certificate or schedule or other document delivered pursuant to

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this Agreement shall survive the Merger, except that those covenants that by their terms survive or contemplate performance after the Effective Time (which shall survive until fully performed) and this Article X and any applicable defined term in Exhibit A shall survive the Effective Time.

Section 10.4        Entire Agreement; Counterparts. This Agreement, the Governance Agreement and the other agreements, exhibits, annexes, and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5        Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a)               This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b)               Subject to Section 10.5(d), in any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding; (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts; (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum; and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 10.8 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 10.5 shall be

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conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)               The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions. Subject to the following sentence, the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. No Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 10.5(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d)               EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.6        Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect.

Section 10.7        No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) the provisions of Article II (which, from and after the Effective Time, shall be for the express benefit of, and enforceable by, each holder of WWE Common Stock or WWE Equity Awards as of the Effective Time), Section 6.4 (which, from and after the Effective Time, shall be for the benefit of the D&O Indemnified Persons), Section 6.14(c) and Section 6.14(d) (which, from and after the Effective Time, shall be for the benefit of and enforceable by the Applicable Directors), Article VIII (which, to the extent it relates to New PubCo, shall be for the benefit of and enforceable by the Applicable Directors) and the New PubCo Cash Management Policy Term Sheet (which shall be for the benefit of and enforceable by the individuals named therein) and (b) the

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limitations on liability of WWE Parties set forth in Section 10.3 (which shall be for the express benefit of, and enforceable by, each of WWE Parties).

Section 10.8        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to EDR, EDR OpCo or HoldCo:

Endeavor Group Holdings, Inc.
9601 Wilshire Blvd, Third Floor
Beverly Hills, CA 90210
Attention:	Seth Krauss
Email:

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Justin Hamill
Michael Anastasio
Jonathan Solomon
Ian Nussbaum
Email:

if to WWE, New PubCo or Merger Sub:

World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, CT 06902

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Attention: Maurice Edelson
Email:

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Scott A. Barshay
Kyle T. Seifried
Email:

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Jonathan Davis, P.C.
Edward J. Lee, P.C.
Chelsea Darnell
Email:

Section 10.9        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 10.10    Expenses. Except as set forth in the last sentence of Section 6.2(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, if the Transactions are not consummated. If a Party is in compliance with their applicable obligations pursuant to Section 1.7 or Section 1.8 (as applicable) and the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions by such Party or their Subsidiaries shall be paid by HoldCo (provided, that nothing in this Section 10.10 shall alter the allocation of responsibility

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for Taxes established by Section 6.14). Each Party shall use reasonable best efforts to deliver to HoldCo, at least one (1) business day prior to the Closing all outstanding invoices related to such fees and expenses. HoldCo shall concurrently with the Closing pay all such fees and expenses.

Section 10.11    Obligations of the Parties. EDR shall cause EDR OpCo and HoldCo to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and EDR shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by EDR under this Agreement shall be deemed to also be a consent or waiver by EDR OpCo and HoldCo. WWE shall cause New PubCo and Merger Sub to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and WWE shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by WWE under this Agreement shall be deemed to also be a consent or waiver by New PubCo and Merger Sub.

Section 10.12    Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions shall be paid or reimbursed by HoldCo when due.

Section 10.13    Disclosure Letters. The disclosures set forth in any particular part or subpart of the WWE Disclosure Letter or the EDR Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties or covenants of WWE or EDR, as applicable, that are set forth in the corresponding section or subsection of this Agreement and (b) any other representation and warranty or covenant of WWE or EDR, as applicable, that is set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representation and warranty or covenant is reasonably apparent on the face of such disclosure. No Party may deem the mere inclusion of an item in the WWE Disclosure Letter or the EDR Disclosure Letter, as applicable, as an exception to a representation and warranty or covenant as an admission that such item represents a material exception or material fact, event, or circumstance or that such item is material or constitutes a WWE Material Adverse Effect or a HoldCo Material Adverse Effect, as applicable (and no Party concedes such materiality or effect by its inclusion), and no reference to, or disclosure of, any item or other matter in the WWE Disclosure Letter or the EDR Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 10.14    Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders.

(b)               The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

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(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes,” “Letter”, and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes, Letters and Schedules to this Agreement, as applicable.

(e)               The phrase “made available,” when used in reference to anything made available by WWE, New PubCo, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of WWE or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The phrase “made available,” when used in reference to anything made available by EDR, EDR OpCo, HoldCo, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of EDR or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f)                The bold-faced headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)               Any reference to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement); (ii) any Governmental Body includes any successor to that Governmental Body; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, includes any rule and regulation promulgated under such statute) and references to any section of any applicable Law include any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(h)               The terms “Dollars” and “$” mean U.S. dollars.

(i)                 Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

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(j)                 When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date.

(k)               Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

(l)                 The word “or” will not be exclusive.

Section 10.15    Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a)               Conflicts of Interest. Each of the WWE Parties acknowledges that Latham & Watkins LLP and the in-house legal counsel of EDR (“EDR Counsel”) have, on or prior to the Closing, represented EDR and its Affiliates (including HoldCo and its Subsidiaries), and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that EDR Counsel will represent them in connection with such matters. Accordingly, following the Closing, New PubCo hereby (A) agrees that EDR Counsel may represent New PubCo and its Subsidiaries (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more EDR Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each of clauses (A) and (B), a “Post-Closing Representation”), and (C) agrees that, in the event that a Post-Closing Matter arises, EDR Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though EDR Counsel may (x) have represented EDR, HoldCo or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by EDR Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or EDR Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

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(b)               Attorney-Client Privilege. In the event of any requests from any Designated Person, New PubCo agrees that it shall not assert, and agrees after the Closing to cause its Subsidiaries to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any pre-Closing communication between any EDR Counsel, on the one hand, and any Designated Person or HoldCo (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by EDR Counsel, occurring prior to the Closing during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of New PubCo, HoldCo and their respective Subsidiaries, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by EDR, and shall not pass to or be claimed or used by New PubCo or HoldCo, except as provided in the last sentence of this Section 10.15(b). Furthermore, New PubCo acknowledges and agrees that any advice given to or communication with any of the Designated Persons prior to the Closing shall not be subject to any joint privilege (whether or not HoldCo also received such advice or communication prior to the Closing) and shall be owned solely by such Designated Persons. For the avoidance of doubt, in the event that a dispute arises between New PubCo, on the one hand, and a third party other than a Designated Person, on the other hand, New PubCo shall cause HoldCo and its Subsidiaries to assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of EDR.

(c)               Conflicts of Interest. Each of the EDR Parties acknowledges that Kirkland & Ellis LLP (“McMahon Counsel”) have, on or prior to the Closing, represented Mr. Vincent K. McMahon and certain of his Affiliates (the “McMahon Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “McMahon Existing Representation”), and may continue those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more McMahon Person, on the other hand, are or may be adverse to each other (each, a “McMahon Post-Closing Matter”), the McMahon Persons reasonably anticipate that McMahon Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that McMahon Counsel may represent the McMahon Persons, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more McMahon Counsel of one or more McMahon Persons in connection with one or more McMahon Post-Closing Matters (each, a “McMahon Post-Closing Representation”), and (C) agrees that, in the event that a McMahon Post-Closing Matter arises, McMahon Counsel may represent one or more McMahon Persons in a McMahon Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though

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McMahon Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more McMahon Post-Closing Representations, to the McMahon Persons of any information learned by McMahon Counsel in the course of one or more McMahon Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

(d)               Conflicts of Interest. Each of the EDR Parties acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“WWE Counsel”) has, on or prior to the Closing, represented WWE and/or its Subsidiaries and/or certain directors and/or officers (the “WWE Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “WWE Existing Representation”), and may continue to those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more WWE Person, on the other hand, are or may be adverse to each other (each, a “WWE Post-Closing Matter”), the WWE Persons reasonably anticipate that WWE Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that WWE Counsel may represent New PubCo and its Subsidiaries, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more WWE Counsel of one or more WWE Persons in connection with one or more WWE Post-Closing Matters (each, a “WWE Post-Closing Representation”), and (C) agrees that, in the event that a WWE Post-Closing Matter arises, WWE Counsel may represent one or more WWE Persons in a WWE Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo and each of the EDR Parties or any of its Affiliates, and even though WWE Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more WWE Post-Closing Representations, to the WWE Persons of any information learned by WWE Counsel in the course of one or more WWE Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

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Section 10.16    Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more Party under this Agreement or of or for any Legal Proceeding based on, arising out of, or related to this Agreement or the Transactions.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Ariel Emanuel
	Name:	Ariel Emanuel
	Title:	Chief Executive Officer

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Ariel Emanuel
	Name:	Ariel Emanuel
	Title:	Chief Executive Officer

ZUFFA PARENT, LLC

By:	/s/ Ariel Emanuel
	Name:	Ariel Emanuel
	Title:	Authorized Signatory

[Signature Page to Transaction Agreement]

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Nick Khan
	Name:	Nick Khan
	Title:	Chief Executive Officer

NEW WHALE INC.

By:	/s/ Maurice Edelson
	Name:	Maurice Edelson
	Title:	President

WHALE MERGER SUB INC.

By:	/s/ Maurice Edelson
	Name:	Maurice Edelson
	Title:	President

[Signature Page to Transaction Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means an agreement with WWE that contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, WWE or its Affiliates to keep such information confidential; provided, however, that, in each case, the confidentiality and use provisions contained therein are no less favorable, and the other provisions contained therein are no less favorable in the aggregate, to WWE than the terms of the Confidentiality Agreement; provided, further, that an “Acceptable Confidentiality Agreement” shall not include any provision (i) granting any exclusive right to negotiate with such counterparty (ii) prohibiting WWE or its Affiliates from satisfying its or their obligations hereunder or (iii) requiring WWE or any of its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

“Acquisition Proposal” means any offer, proposal, written inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of WWE, New PubCo or any of their respective Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of WWE, New PubCo or any of their respective Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the WWE, New PubCo or any of their respective Subsidiaries, the business of which constitutes 15% or more of the consolidated revenues, net income or assets of the WWE, New PubCo or any of their respective Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the WWE, New PubCo or any of their respective Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of WWE, New PubCo or any of their respective Subsidiaries, the business of which constitutes 15% or more of the consolidated revenues, net income or assets of WWE, New PubCo or any of their respective Subsidiaries.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Notwithstanding the foregoing and anything to the contrary herein, except for purposes of Sections 9.15 and 9.16, no investor (in its capacity as such) in the EDR Parties or any of their respective Affiliates shall be considered Affiliates of any EDR Party for any purposes herein.

“Agreement” means the Transaction Agreement to which this Exhibit A is attached.

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“Ancillary Agreements” means, collectively, the following agreements:

(i)                 the HoldCo Operating Agreement;

(ii)              Initial WWE LLC Operating Agreement; and

(iii)            the Governance Agreement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the Anti-Bribery Laws of the People’s Republic of China, and any other similar Law prohibiting bribery or corruption.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws, and all other applicable Laws and regulations (including non-U.S. Laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Directors” means (i) until the Sunset Date, the WWE Directors and (ii) thereafter, the Independent directors of New PubCo (in each case as defined in the New PubCo Charter).

“Assumed Liabilities” means all obligations, liabilities, and commitments of each New PubCo, WWE, HoldCo and their respective Subsidiaries to the extent arising out of, or resulting from any of (i) their assets or (ii) the operation or conduct of the business of New PubCo, WWE and its Subsidiaries, or HoldCo and its Subsidiaries, as applicable, before, on or after the Closing Date, in each case, of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise. For the avoidance of doubt, (a) “Assumed Liabilities” will be deemed to include any obligation, liability or commitment to the extent arising out of or resulting from the conduct of the business of HoldCo and its Subsidiaries, WWE and its Subsidiaries and New PubCo and its Subsidiaries, in each case, whether arising before, on or after the Closing and (b) in no event will any obligation, liability or commitment for which EDR or its Affiliates is required to indemnify New PubCo, WWE or HoldCo under the terms of this Agreement constitute an Assumed Liability.

“business day” means any day except a Saturday, a Sunday, or any other day on which commercial banks in the State of Nevada and in the State of Connecticut are authorized or required by Laws to be closed.

“Call Option Documentation” means (i) the letter agreement re: Base Call Option Transaction, dated as of December 12, 2016, between WWE and JPMorgan Chase Bank, National Association, London Branch, (ii) the letter agreement re: Base Call Option Transaction, dated as of December 12, 2016, between WWE and Morgan Stanley & Co. International plc, (iii) the letter agreement re: Base Call Option Transaction, dated as of December 12, 2016, between WWE and Citibank, N.A. (iv) the letter agreement re: Additional Call Option Transaction, dated

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as of January 11, 2017, between WWE and JPMorgan Chase Bank, National Association, London Branch, (v) the letter agreement re: additional Call Option Transaction, dated as of January 11, 2017, between WWE and Morgan Stanley & Co. International plc, and (vi) the letter agreement re: Additional Call Option Transaction, dated as of January 11, 2017, between WWE and Citibank, N.A, in each case, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Call Option Transaction” means the call option transactions evidenced by the Call Option Documentation.

“Call Spread Documentation” means the Call Option Documentation and/or the Warrant Documentation.

“Call Spread Transaction” means the Call Option Transaction and/or the Warrant Transaction.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition, or similar agreement with respect to any current or former employee of WWE or HoldCo or any WWE Subsidiary or HoldCo Subsidiary, as applicable, or other Contract with a union, guild or other labor organization, including a neutrality or accretion clause or agreement, as well as all addenda, side letters, memoranda of understandings, amendments and other ancillary agreements thereto.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or other legally binding commitment or undertaking of any nature inclusive of all material amendments, supplements or modifications thereto (except, in each case, ordinary course of business purchase orders).

“Convertible Notes” means WWE’s 3.375% Convertible Senior Notes due 2023.

“Convertible Notes Indenture” means the Indenture dated as of December 16, 2016, by and between WWE and U.S. Bank National Association.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses, or recommendations of, or promulgated by, any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19.

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“Distributions” means to the extent incurred from (and excluding) December 31, 2022 and to the Closing, any distribution or similar transfer of cash or cash equivalents by HoldCo or its Subsidiaries (with respect to Distributions of Holdco) or WWE, New PubCo or their respective Subsidiaries (with respect to Distributions of WWE) to or for the benefit of the direct or indirect equity holders of HoldCo (with respect to Distributions of HoldCo) or WWE (prior to the Effective Time) or New PubCo (following the Effective Time) (with respect to Distributions of WWE), but excluding, for the avoidance of doubt, transactions for which there is arms-length consideration. For the avoidance of doubt, Distributions shall include any distributions made pursuant to Sections 1.7 and 1.8 of this Agreement.

“DOJ” means the U.S. Department of Justice.

“EDR Disclosure Letter” means the disclosure letter that has been prepared by EDR in accordance with the requirements of this Agreement and that has been delivered by EDR to WWE on the date of this Agreement.

“EDR Employee Plan” means an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by EDR or any of its Subsidiaries with respect to which EDR or any of its Subsidiaries has any direct or indirect present or future liability (excluding equity or equity-based compensation plans, programs, agreements, arrangements or Contracts, workers’ compensation, unemployment compensation, and other government programs) with respect to any HoldCo Associate (other than a Holdco Employee Plan).

“EDR Parties” means EDR, EDR OpCo and HoldCo or any of their respective current, former, or future stockholders, optionholders, members, Representatives, or Affiliates.

“EDR Subscribers” means, collectively, EDR OpCo, January Capital Sub, LLC, a Delaware limited liability company and Subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and Subsidiary of EDR.

“EDR Tax Amount” means (a) the amount of income Taxes payable by the EDR Parties attributable to (without duplication) the tax items of HoldCo and its Subsidiaries that are attributable to the Interim Period, determined applying the tax rate assumptions set forth in 6.14(i)(i)(ii); less (b) the amount of Distributions by HoldCo. Notwithstanding the foregoing, the determination of the amount described in clause (a) will not include any Formation Taxes.

“Employee Plan” means any compensation, employment, consulting, independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life or other insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change of control, transaction bonus, retention, perquisite, relocation, repatriation or expatriation plan, policy, practice, program, agreement, arrangement or Contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), or arrangement, whether or not subject to ERISA and whether written or unwritten.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, encroachment, claim, infringement, interference, option, right of first

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refusal, right of first offer, lease, covenant, condition, restriction, preemptive right, community property interest, or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset) and any conditional sales agreement, title retention agreement or lease in the nature thereof.

“Enforceability Exceptions” means legal limitations on enforceability: (a) arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (b) arising from Laws governing specific performance, injunctive relief, and other equitable remedies; and (c) based on any indemnity against liabilities under securities laws in connection with the offering, sale, or issuance of securities.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any federal, state, local, or foreign Law relating to pollution or protection of human health, worker health, or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including any Law or regulation relating to emissions, discharges, Releases, or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Share” means any Share held by WWE, EDR, EDR OpCo, HoldCo, New PubCo, Merger Sub, or any of their respective Subsidiaries.

“Existing Revolving Facility” means the revolving facility under that certain Amended and Restated Credit Agreement, dated as of May 24, 2019, by and among WWE, as borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Formation Taxes” shall mean any Taxes imposed on any Formation Transaction to the extent that such Tax would not have been imposed if such Formation Transaction had not occurred, including any Taxes arising by reason of the acceleration or triggering of deferred intercompany transactions and excess loss accounts under Treas. Reg. §§ 1.1502-13 and 1.1502-19, respectively, as a result of a Formation Transaction, and including (A) prepaid expenses, (B) deferred revenue, (C) the acceleration of adjustments under Section 481 of the Code and (D) any non-income taxes. In addition, “Formation Taxes” shall include (i) any non-income Taxes and Taxes imposed with respect to the settlement of the Convertible Notes and associated calls and warrants; and (ii) gain realized by an EDR Tax Indemnified Party or a New PubCo Tax

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Indemnified Party with respect to its interest in HoldCo as a result of a distribution (or deemed distribution) in excess of its basis in its interest in HoldCo as a result of the operation of Sections 731 and 752 of the Code.

“Formation Transactions” shall mean (i) the transactions set forth on the WWE Pre-Closing Reorganization Schedule; (ii) the Conversion; (iii) the WWE Transfer and (v) any other transaction agreed by the Parties in writing to constitute a Formation Transaction.

“Fraud” means an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by EDR or WWE in the making of the representations and warranties in Article III or Article IV of this Agreement, as applicable. Without limiting the foregoing, “Fraud” cannot be deemed to exist unless (a) all of the elements of common law fraud are established with respect to the making of the applicable representation or warranty, (b) the Party making such representation or warranty had actual knowledge and the conscious awareness that such representation or warranty was false on the date such representation or warranty was made, and (c) such Party making such representation or warranty had the express intention in the making of such representation or warranty to materially deceive and mislead another Party.

“FTC” means the U.S. Federal Trade Commission.

“Fully-Diluted Basis” means on a basis calculated, (a) with respect to HoldCo, assuming the full cash exercise (and not net settlement) of all outstanding options, warrants and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire interests of HoldCo (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target) and the full conversion, exercise, exchange or settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for or in interests of HoldCo, not including any interests of HoldCo reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of HoldCo (other than promised awards described above) and (b) with respect to New PubCo, assuming the full cash exercise (and not net settlement but, for the avoidance of doubt, including the conversion of the Convertible Notes (to the extent converted prior to Closing)) of all outstanding options, warrants, restricted stock units, performance stock units, dividend equivalent rights and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire voting interests of New PubCo (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target performance) and the full conversion, exercise, exchange, settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for voting interests of New PubCo, not including any voting interests of New PubCo reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of New PubCo (other than promised awards described above), and in each case of clauses (a) and (b), any other interests or shares, as applicable, of such entities that may be issued or exercised.

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“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any (a) nation, state, supra-national body, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, or Entity; or (d) any court, arbitrator, or other tribunal.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated, or defined under any Environmental Law as a pollutant, chemical substance, hazardous or toxic substance, or hazardous waste (or words of similar import), including asbestos, toxic mold, radioactive material, polychlorinated biphenyls, petroleum, or petroleum-derived substance or waste.

“Headquarters Lease” shall have the meaning ascribed to it in the WWE Disclosure Letter.

“HoldCo Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to HoldCo or any HoldCo Subsidiary.

“HoldCo Contract” means any Contract between HoldCo or any HoldCo Subsidiary, on the one hand, and any party other than HoldCo or any HoldCo Subsidiary, on the other hand.

“HoldCo Employee Plan” means an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by HoldCo or any of its Subsidiaries.

“HoldCo LLCA” means the Third Amended and Restated Limited Liability Company Agreement of HoldCo dated as of May 3, 2021.

“HoldCo IP” means all Intellectual Property Rights that are owned or purported to be owned by HoldCo or any Subsidiary of HoldCo.

“HoldCo IT Assets” means the IT Assets that are owned by, or used and controlled by, HoldCo or any Subsidiary of HoldCo.

“HoldCo Lease” means any HoldCo Contract pursuant to which real property leased, subleased, licensed, used or otherwise occupied by HoldCo or a HoldCo Subsidiary, as applicable, from another Person, including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“HoldCo Material Adverse Effect” means an event, change, occurrence, or development (each, an “Effect”) that has a material adverse effect on the business, financial condition, or results of operations of HoldCo and HoldCo Subsidiaries, taken as a whole; provided that no

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Effect to the extent arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a HoldCo Material Adverse Effect, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a HoldCo Material Adverse Effect: (a) any change in the market price or trading volume of EDR’s stock or the credit rating of EDR or any EDR Subsidiary; (b) the execution of this Agreement or the announcement, pendency or consummation of the Transactions or the terms of this Agreement (including the identity of WWE, New PubCo or Merger Sub), including the impact of the foregoing on the relationships, contractual or otherwise, of HoldCo with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, Governmental Bodies, or other business relationships (other than for purposes of any representation or warranty in Section 4.4 or condition to Closing related thereto but subject to disclosures in Section 4.4 of the EDR Disclosure Letter); (c) general changes or developments in the industries in which HoldCo or any HoldCo Subsidiary operates or in the economy generally or other general business, financial, or market conditions (including interest rates, exchange rates, tariffs, trade wars, and credit markets), except to the extent (and only to the extent) that HoldCo is materially and disproportionately affected in an adverse manner relative to the other participants in such industries, as applicable; (d) fluctuations in the value of any currency; (e) from or otherwise arising out of or relating to any domestic, foreign or global political, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and compliance by HoldCo or any HoldCo Subsidiary with any COVID-19 Measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any Governmental Body in response to any of the foregoing), except to the extent (and only to the extent) that such event, change, occurrence, or development materially disproportionately affects HoldCo relative to other participants in the industries or geographies in which HoldCo operates, as applicable; (f) the failure of HoldCo to meet internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; (g) any action taken (or failure to act) by HoldCo at the written direction of WWE, or any action or omission specifically required to be taken by HoldCo under, or the failure of HoldCo to take any action that HoldCo is specifically prohibited by, the terms of this Agreement (other than any actions or omissions taken (or not taken) in accordance with the provisions of Section 5.3); (h) any WWE Party’s material breach of this Agreement that is a consequence of any act, or failure to act, undertaken by WWE with the knowledge that such act or omission would result in such breach; (i) any change after the date hereof in, or any compliance with or action taken for the purpose of complying with, any change in Law or GAAP after the date hereof, including the adoption, implementation, promulgation, repeal, modification, interpretation, reinterpretation, or proposal of any Law or new requirement under GAAP after the date hereof; (j) any Legal Proceeding based on an allegation of a breach of fiduciary duty or violation of applicable Law arising out of or resulting from this Agreement or the Transactions; or (k) any adverse effects on HoldCo

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resulting from any expiring HoldCo Material Media Agreement not being renewed or any option or tranche to such contract not being exercised or effectuated; it being understood that the exceptions in clauses (a) and (f) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (b) through (e) or (g) through (k) hereof) is or would be reasonably likely to be a HoldCo Material Adverse Effect; provided, further, that with respect to subclauses (c), (d), (e) and (i), if such Effect disproportionately affects HoldCo and its Subsidiaries, taken as a whole, compared to other companies in the industries in which HoldCo and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of HoldCo Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a HoldCo Material Adverse Effect.

“HoldCo Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of HoldCo, dated as of May 3, 2021.

“HoldCo Registered IP” means any Patent, trademark, copyright, or domain name included in the HoldCo IP that is registered or issued under the authority of any Governmental Body or internet domain name registrar, and any application for the registration of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Imputed Underpayment” means an “imputed underpayment” as such term is used in connection with Section 6225 of the Code, and any similar amount imposed under similar or analogous provisions of applicable state, local, or non-U.S. Law.

“Indebtedness” means: (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than WWE or any WWE Subsidiary or HoldCo or any HoldCo Subsidiary, as applicable); (b) any obligation evidenced by notes, bonds, debentures, or similar Contracts to any Person; (c) any obligation in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases); (d) any obligation to any Person (other than WWE or any WWE Subsidiary or HoldCo or any HoldCo Subsidiary, as applicable) that grants a right to revenue and royalty payments from WWE or HoldCo products to such Person; or (e) any guaranty of any such obligation described in clauses (a) through (d) of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business).

“Intellectual Property Rights” means any of the following arising pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered: (a) trademarks, service marks, trade dress, logos, brands, trade names, company names and similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; (b) copyrights, works of authorship and database rights; (c) trade secrets, proprietary know-how, inventions, designs and, to the extent protected as confidential, processes, procedures, data, databases, drawings, specifications, records, formulae, methods and confidential business information (collectively, “Trade Secrets”); (d) industrial property rights, patents and other patent rights (including any and all substitutions, revisions, divisions,

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continuations, continuations-in-part, provisionals, interferences, reexaminations and reissues of the foregoing) (collectively, “Patents”); (e) rights in software (including source code, object code and related documentation and specifications) (collectively, “Software”); (f) name, image, likeness, biographical information and rights of publicity; and (g) internet domain names, social media account identifiers and URLs; in each case, including any applications, registrations, issuances, extensions and renewals for any of the foregoing with any Governmental Body or internet domain name registrar.

“Interim Period” means the taxable periods (or portions thereof) beginning on January 1, 2023 and ending on or before or including the Closing Date.

“Intervening Event” means a material positive Effect (other than any Effect resulting from or arising out of a breach of this Agreement by any WWE Parties) with respect to WWE and its Subsidiaries or the business of WWE and its Subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the WWE Board as of or prior to the execution and delivery of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the WWE Board) and (b) first occurs, arises or becomes known to WWE Board after the execution and delivery of this Agreement and on or prior to the date of WWE Stockholder Approval; provided that (i) any Effect that involves or relates to an Acquisition Proposal, or a Superior Proposal or any inquiry or communications or matters relating thereto, (ii) any Effect that results from the announcement or pendency of this Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (iii) the fact that WWE meets or exceeds any internal or analysts’ expectations or projections, or (iv) any changes or lack thereof after the date hereof in the market price or trading volume of the equity interests of WWE, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to clauses (i) through (iv), the underlying Effects giving rise or contributing to such change or event may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).

“IRS” means the Internal Revenue Service.

“IT Assets” means hardware, Software, systems, networks, databases, websites, applications and other information technology assets and equipment.

“knowledge” with respect to an Entity, means with respect to the matter in question the actual knowledge of such Entity’s executive officers.

“Law” means any federal, state, local, municipal, foreign, multinational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or other legal requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body or under the authority of NYSE.

“Legal Proceeding” means any action, suit, charge, demand, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate

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proceeding), hearing, inquiry, audit, examination, investigation or other proceeding commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body, or any arbitrator or arbitration panel.

“Losses” means claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, costs, expenses, Taxes, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations and liens, and including, with respect to contesting and defending any third party claim, costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).

“Malicious Code” means any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or IT Assets or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious Software that permit unauthorized access or the unauthorized disablement of such Software or IT Assets.

“Media Agreement” means any Contract that relates to the (A) development, production, co-production, financing, acquisition, license, transmission, exhibition, distribution or broadcast of any programming, audio-visual or audio-only content or live events (whether on a linear, on-demand, interactive or other basis) or (B) promotion, sponsorship, marketing or advertising of any programming, audio-visual or audio-only content or live events.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext, or any successor thereto.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Parties” means EDR, EDR OpCo, HoldCo, WWE, New PubCo and Merger Sub.

“PCI-DSS Standards” means the Payment Card Industry Data Security Standard.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes that is either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of WWE or HoldCo (as applicable) to the extent required by GAAP, (b) any Encumbrance representing the right of any customer, supplier, or subcontractor in the ordinary course of business under the terms of any Contract to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanic’s, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, and similar liens granted or which arise in the ordinary course of business and for which amounts thereunder are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the consolidated financial statements of WWE or HoldCo (as applicable) to the extent required by GAAP), (c) in the case of any Contract, any Encumbrance that is a restriction against the transfer or assignment thereof and is included in the terms of such Contract, (d) any Encumbrance for which appropriate reserves have been established in the consolidated financial statements of WWE, (e) any non-exclusive license, covenant, or other non-exclusive right of or with respect to Intellectual Property Rights granted in the ordinary

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course, (f) any defect, imperfection of title, or other Encumbrance not materially interfering with the conduct of the business of WWE and WWE Subsidiaries or HoldCo and HoldCo Subsidiaries (as applicable) in the ordinary course, and (g) in the case of real property, (i) the rights of landlords, licensors or grantors under WWE Leases or HoldCo Leases (as applicable) set forth therein, (ii) any Encumbrances to which the fee (or any superior leasehold) interest in Leased Real Property or HoldCo Leased Real Property (as applicable) is subject, (iii) all zoning, entitlement, building, and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property, and (iv) any Encumbrance that is an easement, right-of-way, encroachment, covenant, restriction, condition, or other similar Encumbrance that, individually or in the aggregate, does not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location.

“Person” means any individual, Entity, or Governmental Body.

“Personal Information” means any information that identifies or could reasonably be used to identify any individual, as well as any information defined as “personal information,” “personally identifiable information,” or any similar term by applicable Law.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Related Person” means (a) an Affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 1% of the voting or economic interest of the applicable Person) of HoldCo, EDR, or any of their respective Affiliates, and (b) any employee, director, officer, or an immediate member of family (as applicable) of any Person described in (a) or of HoldCo, EDR, or any of their respective Affiliates.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means officers, directors, employees, managers, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors, and other representatives.

“Retained Liabilities” means all obligations, liabilities, and commitments of EDR and any of its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, in no event will any obligation, liability or commitment for which HoldCo or its Subsidiaries is required to indemnify EDR under the terms of this Agreement constitute a Retained Liability.

“Sanctioned Country” means, at any time, a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

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“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, the Specially Designated Nationals and Blocked Persons List) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located or resident in or organized under the laws of a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned in the aggregate by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union Member State, or His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Stockholder” means Vince McMahon.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, in each case, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that is on terms that the WWE Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal (including the risks, conditions and timing of the consummation of such proposal) and this Agreement, (a) is reasonably capable of being consummated in accordance with its terms and (b) if consummated would result in a transaction more favorable to WWE’s stockholders (solely in their capacities as such) from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification proposed by the EDR Parties pursuant to Section 5.6(b)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “15%” shall be deemed to be references to “80%”.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation,” or other similar state anti-takeover Laws and regulations.

“Talent Agreement” means any Contract with any on-air talent.

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“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, alternative minimum tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), including any interest, penalty, or addition thereto, in each case, imposed, assessed, or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Taxing Authority” means any Governmental Body exercising Tax regulatory authority or otherwise imposing or administering any Tax.

“Trade Laws” means, (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Warrant Documentation” means (i) the letter agreement re: Base Warrants, dated as of December 12, 2016, between WWE and JPMorgan Chase Bank, National Association, London Branch, (ii) the letter agreement re: Base Warrants, dated as of December 12, 2016, between WWE and Morgan Stanley & Co. International plc, (iii) the letter agreement re: Warrants, dated as of December 12, 2016, between WWE and Citibank, N.A. (iv) the letter agreement re: Additional Warrants, dated as of January 11, 2017, between WWE and JPMorgan Chase Bank, National Association, London Branch, (v) the letter agreement re: Additional Warrants, dated as of January 11, 2017, between WWE and Morgan Stanley & Co. International plc, and (vi) the letter agreement re: Additional Warrants, dated as of January 11, 2017, between WWE and Citibank, N.A, in each case, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

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“Warrant Transaction” means the warrant transactions evidenced by the Warrant Documentation.

“WWE Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to WWE or any WWE Subsidiary.

“WWE Class A Common Stock” means the WWE Class A common stock, $0.01 par value per share, of WWE and a “WWE Class A Share” means one (1) share of such common stock.

“WWE Class B Common Stock” means the WWE Class B common stock, $0.01 par value per share, of WWE and a “WWE Class B Share” means one (1) share of such common stock.

“WWE Common Stock” means the WWE Class A Common Stock and WWE Class B Common Stock.

“WWE Contract” means any Contract between WWE or any WWE Subsidiary, on the one hand, and any party other than WWE or any WWE Subsidiary, on the other hand.

“WWE Disclosure Letter” means the disclosure letter that has been prepared by WWE in accordance with the requirements of this Agreement and that has been delivered by WWE to EDR on the date of this Agreement.

“WWE Employee Plan” means an Employee Plan sponsored, maintained, contributed to, or required to be contributed to, by WWE or any of its Subsidiaries.

“WWE Equity Awards” means WWE Restricted Stock Units and WWE Performance Stock Units.

“WWE Equity Plan” means WWE’s 2016 Omnibus Incentive Plan.

“WWE ESPP” means WWE’s 2012 Employee Stock Purchase Plan.

“WWE IP” means all Intellectual Property Rights that are owned or purported to be owned by WWE or any Subsidiary of WWE.

“WWE IT Assets” means the IT Assets that are owned by, or used and controlled by, WWE or any Subsidiary of WWE.

“WWE Lease” means any WWE Contract pursuant to which real property is leased, subleased, licensed, used, or otherwise occupied by WWE or a WWE Subsidiary, as applicable, from another Person, including all material amendments, extensions, renewals, guaranties, and other agreements with respect thereto.

“WWE Material Adverse Effect” means an Effect that has a material adverse effect on the business, financial condition, or results of operations of WWE and WWE Subsidiaries, taken

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as a whole; provided that no Effect to the extent arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a WWE Material Adverse Effect, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a WWE Material Adverse Effect: (a) any change in the market price or trading volume of WWE’s stock (including WWE Common Stock) or the credit rating of WWE or any WWE Subsidiary; (b) the execution of this Agreement or the announcement, pendency or consummation of the Transactions or the terms of this Agreement (including the identity of EDR, EDR OpCo or HoldCo), including the impact of the foregoing on the relationships, contractual or otherwise, of WWE with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, Governmental Bodies, or other business relationships (other than for purposes of any representation or warranty in Section 3.4 or condition to Closing related thereto but subject to disclosures in Section 3.4 of the WWE Disclosure Letter); (c) general changes or developments in the industries in which WWE or any WWE Subsidiary operates or in the economy generally or other general business, financial, or market conditions (including interest rates, exchange rates, tariffs, trade wars, and credit markets), except to the extent (and only to the extent) that WWE is materially and disproportionately affected in an adverse manner relative to the other participants in such industries, as applicable; (d) fluctuations in the value of any currency; (e) from or otherwise arising out of or relating to any domestic, foreign or global political, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any Governmental Body affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and compliance by WWE or any WWE Subsidiary with any COVID-19 Measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any Governmental Body in response to any of the foregoing), except to the extent (and only to the extent) that such event, change, occurrence, or development materially disproportionately affects WWE relative to other participants in the industries or geographies in which WWE operates, as applicable; (f) the failure of WWE to meet internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; (g) any action taken (or failure to act) by WWE at the written direction of EDR, or any action or omission specifically required to be taken by WWE under, or the failure of WWE to take any action that WWE is specifically prohibited by, the terms of this Agreement (other than any actions or omissions taken (or not taken) in accordance with the provisions of Section 5.2); (h) EDR’s material breach of this Agreement that is a consequence of any act, or failure to act, undertaken by EDR with the knowledge that such act or omission would result in such breach; (i) any change after the date hereof in, or any compliance with or action taken for the purpose of complying with, any change in Law or GAAP after the date hereof, including the adoption, implementation, promulgation, repeal, modification, interpretation, reinterpretation, or proposal of any Law or new requirement under GAAP after the date hereof; (j) any Legal Proceeding based on an allegation of a breach of fiduciary duty or violation of applicable Law arising out of or resulting from this Agreement or the Transactions;

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or (k) any adverse effects on WWE resulting from any expiring WWE Material Media Agreement not being renewed or any option or tranche to such contract not being exercised or effectuated; it being understood that the exceptions in clauses (a) and (f) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (b) through (e) or (g) through (k) hereof) is or would be reasonably likely to be a WWE Material Adverse Effect; provided, further, that with respect to subclauses (c), (d), (e), and (i) if such Effect disproportionately affects WWE and its Subsidiaries, taken as a whole, compared to other companies in the industries in which WWE and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of WWE Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a WWE Material Adverse Effect.

“WWE Parties” means WWE, any WWE Subsidiary, and any of their respective current or former stockholders, optionholders, unitholders, members, Affiliates, or Representatives.

“WWE Performance Stock Unit” means a restricted stock unit with respect to WWE Class A Shares (whether granted by WWE pursuant to the WWE Equity Plan, assumed by WWE in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by WWE) whose vesting is conditioned in full or in part based on achievement of performance goals or metrics and for which the applicable performance period has not been completed as of the applicable determination date.

“WWE Preferred Stock” means the preferred stock, $0.01 par value per share, of WWE.

“WWE Restricted Stock Unit” means a restricted stock unit with respect to WWE Class A Shares (whether granted by WWE pursuant to the WWE Equity Plan, assumed by WWE in connection with any merger, acquisition, or similar transaction, or otherwise issued or granted by WWE), other than a WWE Performance Stock Unit.

“WWE Registered IP” means any Patent, trademark, copyright, or domain name included in WWE IP that is registered or issued under the authority of any Governmental Body or internet domain name registrar, and any application for the registration of any of the foregoing.

“WWE Tax Amount” means (a) the amount of income Taxes payable by New PubCo attributable to (without duplication) the tax items of New PubCo, WWE, and WWE’s Subsidiaries that are attributable to the Interim Period; less (b) the amount of Distributions by WWE. Notwithstanding the foregoing, the determination of the amount described in clause (a) will not include any Formation Taxes.

“Willful Breach” means any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach. Notwithstanding anything in the foregoing definition to the contrary, such term shall include the failure to consummate the Closing when required to do so by this Agreement.

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EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING ENTITY

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EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

[NEW WHALE INC.]

(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)

[●], 2023

[New Whale Inc.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is [New Whale Inc.] The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 29, 2023.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1.                   Name. The name of the Corporation is [New Whale Inc.]

2.                   Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

3.                   Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.                   Number of Shares.

4.1                The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000,000 shares, consisting of: (a) 5,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 5,000,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) 1,000,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Certificate of Incorporation (the “Effective Time”), all shares of common stock, par value $0.01 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and nonassessable share of Class A Common Stock.

4.2                Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of

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any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefore. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a)                 in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights or redemption rights (including with respect to all outstanding shares of Class B Common Stock to the extent redeemable for shares of Class A Common Stock pursuant to Section [●]1 of the HoldCo LLC Agreement) or similar rights for Class A Common Stock; and

(b)                in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5.                   Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1                Common Stock.

(a)                 Voting Rights.

(i)                  Each share of Class A Common Stock and Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii)                Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)                Dividends; Stock Splits or Combinations.

(i)                  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii)                Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii)              In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the

[1]	Note to Draft: To provide for the transfer of membership interests in Holdco to New Whale and the redemption of Class B Common Stock in return for the issuance of Class A Common Stock.
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holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock without any corresponding Stock Adjustment to the Class B Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, the number of shares of Class A Common Stock outstanding (excluding any shares issuable upon the exercise of any options, warrants, restricted stock units, exchange rights, conversion rights or similar rights for Class A Common Stock and excluding any shares issuable as a result of any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash)), does not exceed the number of Common Units owned by the Corporation. Dividends payable in shares of Common Stock with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)                 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2                Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

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6.                   Certain Provisions Related to Redemption Rights.

6.1                Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units (together with the applicable number of shares of Class B Common Stock) will, upon issuance, be validly issued, fully paid and non-assessable.

6.2                No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

6.3                Retirement of Class B Common Stock. In the event that no Common Units remain redeemable pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), all shares of Class B Common Stock then outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In addition, in the event that holders of Class B Common Stock transfer shares of Class B Common Stock to the Corporation in connection with a Redemption of Common Units pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement, the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation.

6.4                Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance (excluding, for the avoidance of doubt, any taxes pursuant to Section 1446(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder); provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record-holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any transfer tax, stamp tax or duty or other similar tax that may be payable by the Corporation in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7.                   Board of Directors.

7.1                Number of Directors.

(a)                 The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, (i) the total authorized number of Directors constituting the entire Board shall be (i) until the Sunset Date, eleven (11) members and (ii) thereafter, fixed from time to time by the Board.

(b)                A director shall hold office until the expiration of the term of one year and until his successor shall be elected and qualified, subject, however, to prior death, resignation, Incapacitation or removal in accordance with the provisions of this Certificate of Incorporation. In any election of directors, the Persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

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7.2                Executive Chair. Notwithstanding Section 7.1(b), Vincent K. McMahon shall serve as the Executive Chair of the Board (the “Executive Chair”) until the earliest of his death, resignation or Incapacitation. Any vacancy of the Executive Chair (which, if Vincent K. McMahon is the initial Executive Chair, shall initially only occur upon the death, resignation or Incapacity of Vincent K. McMahon) shall be filled by the Board by the affirmative vote of a majority of the Directors.

7.3                Board Actions. Except as otherwise required in this Certificate of Incorporation or the By-laws or by applicable law or Stock Exchange Rules, actions of the Board or any committee thereof will require approval by the affirmative vote of a majority of the Directors (or a majority of the Directors on such committee, as applicable) at a meeting at which a quorum is present.

7.4                Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the Governance Agreement and the By-laws, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.5                Removal of Directors. Except for Preferred Stock Directors and subject to the Governance Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8.                   Meetings of Stockholders.

8.1                Action by Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2                Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Executive Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9.                   DGCL Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10.                Corporate Opportunities.

10.1             Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in recognition and anticipation that (i) certain directors, principals, officers, employees, members and/or other representatives of EDR, Vincent K. McMahon and their respective Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers or agents of the Corporation, (ii) the Applicable Parties may now engage and may continue to engage in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates (as defined below), directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise (a) compete with the Corporation or its controlled Affiliates, directly or indirectly, (b) do business or otherwise transact with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates and (c)

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employ or otherwise engage any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and (iii) members of the Board who are not officers or employees of the Corporation or their respective Affiliates may desire to participate, invest or otherwise engage in certain Competitive Opportunities, the provisions of this Article 10 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Applicable Parties and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

10.2             Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), each of the Applicable Parties and any past or present directors, principals, officers, employees, members, equityholders, and/or other representatives of the Applicable Parties that may serve as directors, officers, employees or agents of the Corporation, and each of their Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty whatsoever to refrain from directly or indirectly (a) participating or otherwise engaging in any Competitive Opportunity, (b) otherwise competing with the Corporation or any of its controlled Affiliates, (c) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates or (d) otherwise employing or engaging any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate, present or otherwise provide such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation or any other Person for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

10.3             The Corporation does not renounce its interest in any Competitive Opportunity offered to any director nominated or designated by the Applicable Parties if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.2 of this Article 10 shall not apply to any such Competitive Opportunity.

10.4             In addition to and notwithstanding the foregoing provisions of this Article 9, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

10.5             To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

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11.                Limitation of Liability.

11.1             To the fullest extent permitted under the General Corporation Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation.

11.2             Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.                Indemnification.

12.1             To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 12, the Corporation shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

12.2             The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.

12.3             To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 12 or otherwise.

12.4             If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual

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determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

12.5             The Corporation shall have the power to purchase and maintain insurance to protect itself and any Person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the General Corporation Law or the provisions of this Article 12.

12.6             The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 12.10, shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a Person, after the time such Person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

12.7             Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the General Corporation Law, (ii) this Certificate of Incorporation or the By-laws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 12.7.

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12.8             “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

12.9             Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.10         This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Indemnitees when and as authorized by appropriate corporate action.

13.                Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, and subject to the terms of the Governance Agreement, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

14.                Adoption, Amendment and Repeal of Certificate. Subject to the terms of the By-laws and the Governance Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 7, 8, 9, 10, 11, 12, 13, 14, or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation, the By-laws and/or the Governance Agreement, or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

15.                Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

16.                Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of

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Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17.                Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

(b)                “Audit Committee” means the Audit Committee of the Board.

(c)                 “Board” means the board of directors of the Corporation.

(d)                “By-laws” is defined in Section 7.1.

(e)                 “Certificate of Incorporation” is defined in the recitals.

(f)                  “Chairman” means the Chairman of the Board.

(g)                “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h)                “Class A Common Stock” is defined in Section 4.1.

(i)                  “Class B Common Stock” is defined in Section 4.1.

(j)                  “Common Stock” is defined in Section 4.1.

(k)                “Common Unit” has the meaning set forth in the Holdco LLC Agreement.

(l)                  “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m)               “Controlled Entities” is defined in Section 12.7.

(n)                “Corporation” means [New Whale Inc.]

(o)                “Director” is defined in Section 7.1.

(p)                “EDR” means Endeavor Group Holdings, Inc.

(q)                “EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of EDR (“EDR OpCo”), January Capital Sub, LLC, a Delaware

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limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

(r)                  “General Corporation Law” is defined in the recitals.

(s)                 “Governance Agreement” means that certain Governance Agreement, dated as of [___], 2023, by and among the Corporation, EDR, the EDR Subscribers, HoldCo and Vincent K. McMahon, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t)                  “HoldCo” means Zuffa Parent, LLC, a Delaware limited liability company.

(u)                “HoldCo LLC Agreement” means the [●], as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(v)                “Identified Persons” is defined in Section 10.

(w)               “Incapacitation” means personal injury, illness, or other cause that has rendered Vincent K. McMahon unable to perform substantially his material duties and responsibilities for a continuous period of not less than 12 months, as determined jointly by a physician selected by the Corporation reasonably acceptable to Vincent K. McMahon (or, if he is incapacitated, his legal representative) and a physician selected by Vincent K. McMahon (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Corporation. If such physicians cannot agree as to whether Vincent K. McMahon has suffered an Incapacitation, they shall jointly select a third physician who shall make such determination. The determination of Incapacitation made in writing to the Corporation and Vincent K. McMahon (or, if he is incapacitated, his legal representative) shall be final and conclusive for all purposes of this Certificate of Incorporation. .

(x)                “Indemnification Sources” is defined in Section 12.7.

(y)                “Indemnitee” is defined in Section 12.1.

(z)                 “Indemnitee-Related Entities” is defined in Section 12.8.

(aa)              “Indemnitees” is defined in Section 12.1.

(bb)             “Jointly Indemnifiable Claims” is defined in Section 12.7.

(cc)              “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(dd)             “Preferred Stock” is defined in Section 4.1.

(ee)              “Preferred Stock Directors” is defined in Section 7.1.

(ff)               “proceeding” is defined in Section 12.1.

(gg)             “Sunset Date” has the meaning set forth in the Governance Agreement.

(hh)             “Stock Adjustment” is defined in Section 5.1(b)(iii).

(ii)                “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

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(jj)                “Transaction Agreement” means that certain Transaction Agreement, dated as of April [•], 2023, by and among EDR, EDR OpCo, HoldCo, World Wrestling Entertainment, Inc., a Delaware corporation, the Corporation, and Whale Merger Sub Inc.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of [New Whale Inc.] has been duly executed by the officer below as of the date first written above.

By:
Name:
Title:

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EXHIBIT C

CERTIFICATE OF INCORPORATION OF NEW PUBCO

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EXHIBIT C

 AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

[NEW WHALE INC.]

(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)

[●], 2023

[New Whale Inc.], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is [New Whale Inc.] The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 29, 2023.

SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD: This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1.                   Name. The name of the Corporation is [New Whale Inc.]

2.                   Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

3.                   Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.                   Number of Shares.

4.1                The total number of shares of all classes of stock that the Corporation shall have authority to issue is 11,000,000,000 shares, consisting of: (a) 5,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 5,000,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) 1,000,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”). Upon the filing and effectiveness of this Certificate of Incorporation (the “Effective Time”), all shares of common stock, par value $0.01 per share of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically without any further action by the Corporation or any stockholder, be reclassified, in the aggregate, into one fully paid and nonassessable share of Class A Common Stock.

4.2                Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of

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any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefore. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a)                 in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights or redemption rights (including with respect to all outstanding shares of Class B Common Stock to the extent redeemable for shares of Class A Common Stock pursuant to Section [●]1 of the HoldCo LLC Agreement) or similar rights for Class A Common Stock; and

(b)                in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5.                   Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1                Common Stock.

(a)                 Voting Rights.

(i)                  Each share of Class A Common Stock and Class B Common Stock will entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii)                Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)                Dividends; Stock Splits or Combinations.

(i)                  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii)                Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.

(iii)              In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the

[1]	Note to Draft: To provide for the transfer of membership interests in Holdco to New Whale and the redemption of Class B Common Stock in return for the issuance of Class A Common Stock.
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holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to declare a stock dividend on the Class A Common Stock without any corresponding Stock Adjustment to the Class B Common Stock so long as, after the payment of such stock dividend on the Class A Common Stock, the number of shares of Class A Common Stock outstanding (excluding any shares issuable upon the exercise of any options, warrants, restricted stock units, exchange rights, conversion rights or similar rights for Class A Common Stock and excluding any shares issuable as a result of any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash)), does not exceed the number of Common Units owned by the Corporation. Dividends payable in shares of Common Stock with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)                 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2                Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

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6.                   Certain Provisions Related to Redemption Rights.

6.1                Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting any exchanges pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash). The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units (together with the applicable number of shares of Class B Common Stock) will, upon issuance, be validly issued, fully paid and non-assessable.

6.2                No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

6.3                Retirement of Class B Common Stock. In the event that no Common Units remain redeemable pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), all shares of Class B Common Stock then outstanding will automatically and without further action on the part of the Corporation or holders thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation. In addition, in the event that holders of Class B Common Stock transfer shares of Class B Common Stock to the Corporation in connection with a Redemption of Common Units pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement, the Corporation shall take all necessary action to cause such shares to be retired, and such shares thereafter may not be reissued by the Corporation.

6.4                Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section [●] of the Holdco LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance (excluding, for the avoidance of doubt, any taxes pursuant to Section 1446(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder); provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record-holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any transfer tax, stamp tax or duty or other similar tax that may be payable by the Corporation in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7.                   Board of Directors.

7.1                Number of Directors.

(a)                 The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, (i) the total authorized number of Directors constituting the entire Board shall be (i) until the Sunset Date, eleven (11) members and (ii) thereafter, fixed from time to time by the Board.

(b)                A director shall hold office until the expiration of the term of one year and until his successor shall be elected and qualified, subject, however, to prior death, resignation, Incapacitation or removal in accordance with the provisions of this Certificate of Incorporation. In any election of directors, the Persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

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7.2                Executive Chair. Notwithstanding Section 7.1(b), Vincent K. McMahon shall serve as the Executive Chair of the Board (the “Executive Chair”) until the earliest of his death, resignation or Incapacitation. Any vacancy of the Executive Chair (which, if Mr. McMahon is the initial Executive Chair, shall initially only occur upon the death, resignation or Incapacity of Mr. McMahon) shall be filled by the Board by the affirmative vote of a majority of the Directors.

7.3                Board Actions. Except as otherwise required in this Certificate of Incorporation or the By-laws or by applicable law or Stock Exchange Rules, actions of the Board or any committee thereof will require approval by the affirmative vote of a majority of the Directors (or a majority of the Directors on such committee, as applicable) at a meeting at which a quorum is present.

7.4                Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the Governance Agreement and the By-laws, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.5                Removal of Directors. Except for Preferred Stock Directors and subject to the Governance Agreement, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

8.                   Meetings of Stockholders.

8.1                Action by Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.2                Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board, (ii) the Executive Chair, (iii) the Chief Executive Officer or (iv) any holder of twenty-five percent (25%) or more of the total voting power of the outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9.                   DGCL Section 203 and Business Combinations. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

10.                Corporate Opportunities.

10.1             Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in recognition and anticipation that (i) certain directors, principals, officers, employees, members and/or other representatives of EDR, Mr. McMahon and their respective Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers or agents of the Corporation, (ii) the Applicable Parties may now engage and may continue to engage in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which the Corporation or any of its controlled Affiliates (as defined below), directly or indirectly, could have an interest or expectancy (a “Competitive Opportunity”) or may otherwise (a) compete with the Corporation or its controlled Affiliates, directly or indirectly, (b) do business or otherwise transact with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates and (c) employ or

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otherwise engage any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and (iii) members of the Board who are not officers or employees of the Corporation or their respective Affiliates may desire to participate, invest or otherwise engage in certain Competitive Opportunities, the provisions of this Article 10 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of opportunities as they may involve any of the Applicable Parties and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

10.2             Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), each of the Applicable Parties and any past or present directors, principals, officers, employees, members, equityholders, and/or other representatives of the Applicable Parties that may serve as directors, officers, employees or agents of the Corporation, and each of their Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, not have any duty whatsoever to refrain from directly or indirectly (a) participating or otherwise engaging in any Competitive Opportunity, (b) otherwise competing with the Corporation or any of its controlled Affiliates, (c) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of the Corporation or any of its controlled Affiliates or (d) otherwise employing or engaging any officer, employee or other service provider of the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for an Identified Person and the Corporation or any of its controlled Affiliates. Subject to the applicable parties’ rights and obligations under any other contractual arrangement (including the Governance Agreement), in the event that any Identified Person acquires knowledge of a Competitive Opportunity or other corporate, business or other opportunity that may be a Competitive Opportunity for itself, herself or himself, or for its, her or his Affiliates, and for the Corporation or any of its controlled Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate, present or otherwise provide such opportunity to the Corporation or any of its controlled Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any controlled Affiliate of the Corporation or any other Person for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such Competitive Opportunity for itself, herself or himself, or offers or directs such Competitive Opportunity to another Person.

10.3             The Corporation does not renounce its interest in any Competitive Opportunity offered to any director nominated or designated by the Applicable Parties if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.2 of this Article 10 shall not apply to any such Competitive Opportunity.

10.4             In addition to and notwithstanding the foregoing provisions of this Article 9, a business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation (together with its controlled Affiliates) is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

10.5             To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

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11.                Limitation of Liability.

11.1             To the fullest extent permitted under the General Corporation Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation.

11.2             Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.                Indemnification.

12.1             To the fullest extent permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any Person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article 12, the Corporation shall not be required to indemnify or advance expenses to any Person in connection with a proceeding (or part thereof) commenced by such Person if the commencement of such proceeding (or part thereof) was not authorized by the Board.

12.2             The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office.

12.3             To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article 12 or otherwise.

12.4             If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within thirty (30) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual

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determination by the Corporation (including by members of the Board who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

12.5             The Corporation shall have the power to purchase and maintain insurance to protect itself and any Person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the General Corporation Law or the provisions of this Article 12.

12.6             The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 12 shall continue as to a Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board, pursuant to Section 12.10, shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a Person, after the time such Person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board in its sole discretion.

12.7             Given that certain claims may be jointly indemnifiable (“Jointly Indemnifiable Claims”) by the Corporation, its Controlled Entities (as defined below) or Indemnitee-Related Entities (as defined below) in respect of the service of Indemnitee as a Director and/or executive officer of the Corporation and/or a director, executive officer, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Corporation (the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the General Corporation Law, (ii) this Certificate of Incorporation or the By-laws or (iii) any other agreement between the Corporation or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities. Under no circumstance shall the Corporation or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, (i) the Corporation shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Corporation and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any Controlled Entity or under any insurance policy, as applicable, and (iii) the Indemnitee and the Corporation and, as applicable, any Controlled Entity shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Corporation and the Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 12.7.

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12.8             “Indemnitee-Related Entities” means any company, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Corporation or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation or any Controlled Entity may also have an indemnification or advancement obligation.

12.9             Any amendment or repeal of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Indemnitee or its successors in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.10         This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Indemnitees when and as authorized by appropriate corporate action.

13.                Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, and subject to the terms of the Governance Agreement, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws.

14.                Adoption, Amendment and Repeal of Certificate. Subject to the terms of the By-laws and the Governance Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 7, 8, 9, 10, 11, 12, 13, 14, or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation, the By-laws and/or the Governance Agreement, or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

15.                Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

16.                Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of

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Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17.                Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

(b)                “Audit Committee” means the Audit Committee of the Board.

(c)                 “Board” means the board of directors of the Corporation.

(d)                “By-laws” is defined in Section 7.1.

(e)                 “Certificate of Incorporation” is defined in the recitals.

(f)                  “Chairman” means the Chairman of the Board.

(g)                “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

(h)                “Class A Common Stock” is defined in Section 4.1.

(i)                  “Class B Common Stock” is defined in Section 4.1.

(j)                  “Common Stock” is defined in Section 4.1.

(k)                “Common Unit” has the meaning set forth in the Holdco LLC Agreement.

(l)                  “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m)               “Controlled Entities” is defined in Section 12.7.

(n)                “Corporation” means [New Whale Inc.]

(o)                “Director” is defined in Section 7.1.

(p)                “EDR” means Endeavor Group Holdings, Inc.

(q)                “EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of EDR (“EDR OpCo”), January Capital Sub, LLC, a Delaware

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limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

(r)                  “General Corporation Law” is defined in the recitals.

(s)                 “Governance Agreement” means that certain Governance Agreement, dated as of [___], 2023, by and among the Corporation, EDR, the EDR Subscribers, HoldCo and Mr. McMahon, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t)                  “HoldCo” means Zuffa Parent, LLC, a Delaware limited liability company.

(u)                “HoldCo LLC Agreement” means the [●], as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(v)                “Identified Persons” is defined in Section 10.

(w)               “Incapacitation” means personal injury, illness, or other cause that has rendered Mr. McMahon unable to perform substantially his material duties and responsibilities for a continuous period of not less than 12 months, as determined jointly by a physician selected by the Corporation reasonably acceptable to Mr. McMahon (or, if he is incapacitated, his legal representative) and a physician selected by Mr. McMahon (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Corporation. If such physicians cannot agree as to whether Mr. McMahon has suffered an Incapacitation, they shall jointly select a third physician who shall make such determination. The determination of Incapacitation made in writing to the Corporation and Mr. McMahon (or, if he is incapacitated, his legal representative) shall be final and conclusive for all purposes of this Certificate of Incorporation. .

(x)                “Indemnification Sources” is defined in Section 12.7.

(y)                “Indemnitee” is defined in Section 12.1.

(z)                 “Indemnitee-Related Entities” is defined in Section 12.8.

(aa)              “Indemnitees” is defined in Section 12.1.

(bb)             “Jointly Indemnifiable Claims” is defined in Section 12.7.

(cc)              “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(dd)             “Preferred Stock” is defined in Section 4.1.

(ee)              “Preferred Stock Directors” is defined in Section 7.1.

(ff)               “proceeding” is defined in Section 12.1.

(gg)             “Sunset Date” has the meaning set forth in the Governance Agreement.

(hh)             “Stock Adjustment” is defined in Section 5.1(b)(iii).

(ii)                “Stock Exchange Rules” means the rules and regulations for listed companies as in effect from time to time of the principal United States national securities exchange on which the Class A Common Stock is listed for trading, which as of the date hereof is the New York Stock Exchange.

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(jj)                “Transaction Agreement” means that certain Transaction Agreement, dated as of April [•], 2023, by and among EDR, EDR OpCo, HoldCo, World Wrestling Entertainment, Inc., a Delaware corporation, the Corporation, and Whale Merger Sub Inc.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of [New Whale Inc.] has been duly executed by the officer below as of the date first written above.

By:
Name:
Title:

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EXHIBIT D

BYLAWS OF NEW PUBCO

D-1

EXHIBIT D

Amended and Restated Bylaws of

[New Whale Inc.]

(a Delaware corporation)

Page

Article I Corporate Offices	1
1.1 Registered Office	1
1.2 Other Offices	1
Article II Meetings of Stockholders	1
2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meeting	1
2.4 Advance Notice Procedures for Business Brought before a Meeting	2
2.5 Advance Notice Procedures for Nominations of Directors	6
2.6 Notice of Stockholders’ Meetings	10
2.7 Manner of Giving Notice; Affidavit of Notice	10
2.8 Quorum	10
2.9 Adjourned Meeting; Notice	10
2.10 Conduct of Business	11
2.11 Voting	11
2.12 Record Date for Stockholder Meetings and Other Purposes	12
2.13 Proxies	12
2.14 List of Stockholders Entitled to Vote	13
2.15 Inspectors of Election	13
2.16 Delivery to the Corporation	14
Article III Directors	14
3.1 Powers	14
3.2 Number of Directors	14
3.3 Election, Qualification and Term of Office of Directors	14
3.4 Resignation and Vacancies	15
3.5 Place of Meetings; Meetings by Telephone	15
3.6 Regular Meetings	15
3.7 Special Meetings; Notice	15
3.8 Quorum.	16
3.9 Action by Written Consent without a Meeting.	16
i

3.10 Fees and Compensation of Directors	17
Article IV Committees	17
4.1 Committees of Directors.	17
4.2 Committee Minutes.	18
4.3 Meetings and Actions of Committees	18
Article V Officers	18
5.1 Officers	18
5.2 Appointment of Officers	18
5.3 Subordinate Officers	19
5.4 Removal and Resignation of Officers	19
5.5 Vacancies in Offices	19
5.6 Representation of Shares of Other Corporations	19
5.7 Authority and Duties of Officers	20
Article VI Records	20
Article VII General Matters	20
7.1 Execution of Corporate Contracts and Instruments	20
7.2 Stock Certificates	20
7.3 Lost Certificates	21
7.4 Shares Without Certificates	21
7.5 Construction; Definitions	21
7.6 Dividends	21
7.7 Fiscal Year	22
7.8 Seal	22
7.9 Transfer of Stock	22
7.10 Stock Transfer Agreements	22
7.11 Registered Stockholders	22
7.12 Waiver of Notice	23
Article VIII Amendments	23
Article IX Definitions	23
ii

Amended and Restated Bylaws of

[New Whale Inc.]

Article I
Corporate Offices

1.1              Registered Office.

The address of the registered office of [New Whale Inc.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2              Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s Board may from time to time establish or as the business of the Corporation may require.

Article II
Meetings of Stockholders

2.1              Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2              Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3              Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

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No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4              Advance Notice Procedures for Business Brought before a Meeting.

(i)                 At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a stockholder of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, as applicable, “present in person” shall mean that the stockholder proposing that the business be brought before the annual or special meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be (A) any person who is authorized in writing by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders or (B), if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii)              Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(iii)(c), (a) the stockholder must

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provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (b) the stockholder must provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4 and (c) the proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial underwritten public offering of common stock, the preceding year’s annual meeting date shall be deemed to be May 19, 2022); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of Timely Notice as described above.

(iii)            To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)               As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)               As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination;

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and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any Affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any Affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F)any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner and (G) a representation whether any Proposing Person, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies or votes from stockholders in support of such proposal; and

(c)               As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a

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result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv)             For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder, beneficial owner or any other participant.

(v)               A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi)             Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii)          In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii)        For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

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2.5              Advance Notice Procedures for Nominations of Directors.

(i)                 Subject in all respects to the provisions of the Governance Agreement and Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (as defined in Section 2.4) who (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at any annual meeting of stockholders other than in accordance with the provisions of the Certificate of Incorporation.

(ii)              Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period or extend a time period for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(iii)            To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)               As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b)               As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each person for election as a director at the meeting) and a representation whether any Nominating Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s

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outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such nomination; and

(c)               As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(viii).

(iv)             For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation and (d) any associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner or any other participant in such solicitation.

(v)               A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi)             Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased

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effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(vii)          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.5(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(viii)        To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 (or otherwise in accordance with the Certificate of Incorporation) and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in the case of a nomination by a stockholder pursuant to Section 2.5(i)(b), in accordance with the time period prescribed in this Section 2.5 for delivery of the stockholder notice of nomination), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that

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such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein and (B) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(ix)             The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(x)               In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(xi)             No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(xii)          Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(xiii)        Notwithstanding anything to the contrary contained in these bylaws, for as long as any party to the Governance Agreement has a right to designate or nominate a director, the procedure for any such nomination shall be governed by the Governance Agreement and such party shall not be subject to the notice procedures set forth in these bylaws for the nomination of any person to serve as a director at any annual meeting or special meeting of stockholders.

2.6              Notice of Stockholders’ Meetings.

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Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7              Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i)                 if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii)              if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address; or (iii) if electronically transmitted as provided in the DGCL.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail, courier service or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8              Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9              Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the

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adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10          Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11          Voting.

Each stockholder shall be entitled to a number of votes based on the number of and type of shares of capital stock held by such stockholder as provided in the Certificate of Incorporation or as required under the DGCL.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12          Record Date for Stockholder Meetings and Other Purposes.

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In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13          Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.14          List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less

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than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15          Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy. Such inspectors shall:

(i)                 determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)              count all votes or ballots;

(iii)            count and tabulate all votes;

(iv)             determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)               certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

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2.16          Delivery to the Corporation.

Whenever Sections 2.4 and 2.5 of this Article II require one or more persons (including a record or beneficial owner of stock of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the Corporation’s capital stock pursuant to Sections 2.4 and 2.5 of this Article II, to the fullest extent permitted by law, the Corporation expressly opts out of Section 116 of the DGCL.

Article III
Directors

3.1              Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2              Number of Directors.

The total number of directors constituting the Board shall be determined in accordance with the Certificate of Incorporation and the Governance Agreement.

3.3              Election, Qualification and Term of Office of Directors. The procedures for election of directors, as well as the terms and qualifications of directors, shall be as set forth in the Certificate of Incorporation and the Governance Agreement.

3.4              Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, except as otherwise provided for in the Certificate of Incorporation or the Governance Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in accordance with the Certificate of Incorporation and the Governance Agreement.

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3.5              Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee of the Board or subcommittee of the Board, in each case, designated by the Board, may participate in a meeting of the Board, or any committee of the Board or subcommittee of the Board, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6              Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7              Special Meetings; Notice.

Special meetings of the Board, for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)                 delivered personally by hand, by courier or by telephone;

(ii)              sent by United States first-class mail, postage prepaid;

(iii)            sent by facsimile or electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8              Quorum.

Subject to the Certificate of Incorporation, at all meetings of the Board, a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a

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quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation, the Governance Agreement or these bylaws. If a quorum is not present at any meeting of the Board, then a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9              Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee of the Board or subcommittee of the Board, may be taken without a meeting if all members of the Board, or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission. After such an action is taken by written consent without a meeting, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, committee or subcommittee in the same paper or electronic form as the minutes are maintained.

3.10          Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV
Committees

4.1              Committees of Directors.

The Board may designate one (1) or more committees of the Board, each committee of the Board to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors or members of the Board as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee or subcommittee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. For so long as there are WWE Designees (as defined in the Governance Agreement), the Corporation shall, except as otherwise provided in the Governance Agreement, take all necessary action to cause each committee of the Board to be

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comprised of (x) at least three (3) directors and (y) one (1) more Endeavor Designee (as defined in the Governance Agreement) than WWE Designee(s).

4.2              Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3              Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)                 Section 3.5 (place of meetings and meetings by telephone);

(ii)              Section 3.6 (regular meetings);

(iii)            Section 3.7 (special meetings and notice);

(iv)             Section 3.9 (action without a meeting); and

(v)               Section 7.12 (waiver of notice), with such changes in the context of those bylaws as are necessary to substitute the committee and its respective members for the Board and its members. However:

(a)               the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(b)               special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and (iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V
Officers

5.1              Officers.

The officers of the Corporation shall initially include a chief executive officer, an executive chair, a president/chief operating officer, a chief financial officer and a chief legal officer. The Corporation may also have, at the discretion of the Board, any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2              Appointment of Officers.

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The Board or a duly authorized committee or subcommittee thereof shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3              Subordinate Officers.

The Board or a duly authorized committee or subcommittee thereof may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, as the Board or a duly authorized committee or subcommittee thereof may from time to time determine, or as determined by the officer upon whom such power of appointment has been conferred by the Board or a duly authorized committee or subcommittee thereof.

5.4              Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or a duly authorized committee or subcommittee thereof or, except in the case of an officer chosen by the Board or a duly authorized committee or subcommittee thereof, by any officer upon whom such power of removal may be conferred by the Board or a duly authorized committee or subcommittee thereof.

Any officer may resign at any time by giving notice to the Corporation in writing or by electronic transmission. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5              Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or a duly authorized committee or subcommittee thereof or as provided in Section 5.2.

5.6              Representation of Shares of Other Corporations.

The chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the executive chair, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or securities of any other corporation or entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

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5.7              Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI
Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Delaware Uniform Commercial Code.

Article VII
General Matters

7.1              Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2              Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chief executive officer, executive chair, chairperson or vice chairperson of the Board,

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the president, vice president, the treasurer, any assistant treasurer, general counsel or deputy general counsel, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3              Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4              Shares Without Certificates.

The Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5              Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. In connection herewith, to the extent there are conflicts among these bylaws, the Certificate of Incorporation or the Governance Agreement, priority shall first be given to the Certificate of Incorporation, second to the Governance Agreement and third to these bylaws, in each case except as otherwise required by the DGCL. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6              Dividends.

The Board, subject to any restrictions contained in either (a) the DGCL or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock. Until the Sunset Date, the Board shall pay dividends in accordance with the Cash Management Policy.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7              Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8              Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9              Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws subject to any transfer restrictions contained in the Certificate of Incorporation and the Governance Agreement. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or a subsidiary of the Corporation pursuant to applicable provisions of the governing documents such subsidiary of the Corporation, of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10          Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11          Registered Stockholders.

The Corporation:

(i)                 shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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7.12          Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII
Amendments

Subject to Section 7.1(a) of the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation.

Article IX
Consent Rights

9.1              EDR Sunset Approval Rights. For so long as EDR beneficially owns, directly or indirectly (including through its controlled Affiliates), more than twenty percent (20)% (in the aggregate) of the voting power of the then-outstanding shares of capital stock of the Corporation, the Corporation shall not, and shall cause its subsidiaries not to, take the following actions without approval of (i) a majority of the Board (which must include, until the Sunset Date, the Executive Chair (or, if the Executive Chair Sunset has occurred, a majority of the WWE Designees or their successors)) and (ii) a majority of the Independent directors of the Board:

(a)               any alteration, amendment or waiver of these bylaws, the Certificate of Incorporation, voting agreements or other governing documents of the Corporation or the HoldCo LLC Agreement that positively alters or changes (other than in an immaterial and ministerial manner) the rights, preferences or privileges of the Class B Common Stock in a disproportionate manner relative to the Class A Common Stock, or that otherwise positively affects (other than in an immaterial and ministerial manner) the holders of the Class B Common Stock in a disproportionate manner relative to the holders of Class A Common Stock (including, without limitation, with respect to ownership or rights in HoldCo) whether by merger, consolidation or otherwise;

(b)               any sale, consolidation, reorganization, merger or acquisition involving HoldCo and/or the Corporation under which the holders of the Class B Common Stock would receive a disproportionate “control premium” (or other disparate consideration)

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relative to the holders of the Class A Common Stock (except for amounts explicitly and directly in respect of services contemplated by the Services Agreement);

(c)               formation of any new committee of the Board, including any executive committee, or altering, amending, waiving or otherwise modifying the charter of any committee of the Board, in each case, in a manner which adversely impacts (other than in an immaterial and ministerial manner) the rights of the WWE Designees under these bylaws, the Certificate of Incorporation, voting agreements or other governing documents of the Corporation or the HoldCo LLC Agreement; and

(d)               entering into, modifying, amending or terminating, any agreements, arrangements or transactions with EDR or its affiliates (including, without limitation, adding an EDR business to HoldCo or entering into commercial agreements or other arrangements with EDR or its Affiliates, but excluding, for the avoidance of doubt, any transactions with portfolio companies of such affiliates in the ordinary course of such portfolio companies’ businesses) (in each case, other than pursuant to agreements in the form approved by the Corporation and EDR and entered into in connection with or effective as of the Closing Date); provided that, compensation decisions (including salary, bonus and equity awards) for overlapping executives with EDR who serve as the chief executive officer or president/chief operating officer of the Corporation (solely in their capacities as executives of the Corporation) will require the approval of only a majority of the Board and, until the date on which the Executive Chair Sunset occurs, the Executive Chair; provided, further, that any decision to hire or fire any such overlapping executive with EDR, and any compensation decisions for any overlapping executive with EDR other than the chief executive officer or president/chief operating officer (in their capacities as executives of the Corporation), in each case will require the approval of only a majority of the Board.

9.2              WWE Sunset Approval Rights. Until the Sunset Date, the Corporation shall not take the following actions without approval of (i) a majority of the Board (excluding the Executive Chair) and (ii) (x) until the Executive Chair Sunset, the Executive Chair and (y) after the Executive Chair Sunset, a majority of the WWE Designees or their successors:

(a)               any acquisition or disposition of an operating business (whether by way of acquisition of stock, assets, merger, consolidation or otherwise) by the Corporation or any of its subsidiaries in a transaction or series of related transactions in each case involving aggregate consideration payable to or by the Corporation in excess of $750 million (including, for the avoidance of doubt, any sale of the Corporation or HoldCo);

(b)               any change in the corporate headquarters of the legacy WWE business; and

(c)               any modification to the Corporation’s cash management policy as of the date hereof (the “Cash Management Policy”).

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Article X
Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Board” means the board of directors of the Corporation.

“Closing Date” means [__].

“EDR” means Endeavor Group Holdings, Inc.

“EDR Subscribers” means, collectively, Endeavor Operating Company, LLC, a Delaware corporation and a subsidiary of EDR, January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of EDR and January Capital Holdco, LLC, a Delaware limited liability company and subsidiary of EDR.

“Executive Chair Sunset” has the meaning set forth in the Governance Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of [the Closing Date], by and among EDR, the EDR Subscribers, HoldCo, [New Whale], and Vincent K. McMahon.

“HoldCo” means Zuffa Parent, LLC.

“Independent” means (a) being qualified as an independent director under the listing standards of the New York Stock Exchange, or any other principal market on which the Common Stock is listed or quoted for trading and (b) not being (x) an Affiliate, equity security or interest holder, partner, member (in the case of each of the foregoing other than in respect of less than 5% of the voting or economic interest of the applicable Person) of HoldCo, EDR, [New Whale] or any of their respective Affiliates and (y) any employee, director, officer, or an immediate member of family (as applicable) of any Person described in (x) or of HoldCo, EDR, or any of their respective Affiliates, as determined by the Nominating and Corporate Governance Committee of the Board.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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“Services Agreement” means that certain Services Agreement, dated as of the Closing Date, by and between World Wrestling Entertainment, Inc. and EDR.

“Sunset Date” has the meaning set forth in the Governance Agreement.

Capitalized terms used but not defined in these bylaws shall have the meanings ascribed to them in the Certificate of Incorporation.

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[New Whale Inc.]

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of [New Whale Inc.] a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [●], 2023, effective as of [●], 2023 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this __ day of April, 2023.

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EXHIBIT E

HOLDCO OPERATING AGREEMENT TERM SHEET

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EXHIBIT E

HOLDCO LLCA TERM SHEET

Capitalized terms used in this Exhibit E but that are not defined will have the meanings given to such terms in the Transaction Agreement to which this Exhibit E is attached.1

Managing Member	New Whale Inc., a Delaware corporation (“New PubCo”)
Initial Common Units	Pro forma economic ownership of HoldCo to be 51% EDR Subscribers (in the aggregate) and 49% New PubCo. 51/49% split is based on a fully-diluted basis in respect of WWE, inclusive of current outstanding (i) New PubCo shares held by legacy WWE shareholders, (ii) New PubCo shares issuable upon conversion of the WWE convertible note and (iii) New PubCo Shares issuable pursuant to any WWE equity awards assumed by New PubCo.
Exchange	Customary Up-C exchange rights to convert Common Units of HoldCo (with the simultaneous redemption of Class B Common Shares) into Class A Common Shares of New PubCo Stock or cash (at the election of New PubCo), on customary terms to be agreed, including a limitation that if, on the date of the applicable exchange notice, the aggregate amount of (a) New PubCo’s cash balance plus (b) the aggregate amount of any loans by New PubCo to HoldCo as permitted under New PubCo’s cash management policy, in total, is in excess of $100 million, any such exchange may only occur 30 days following the giving of notice by EDR.
Issuance to New PubCo	If at any time New PubCo issues Class A Common Shares or any other equity or equity-linked security of New PubCo entitled to any economic rights, HoldCo shall issue to New PubCo an equal number of equivalent units of HoldCo, in each case other than to the extent reflected in the 51/49% split as of closing.
Tax Distributions

After Closing, tax distributions shall only be made in respect of income and gain recognized by HoldCo for a tax period (or portion thereof) beginning after the Closing Date (a “Post-Closing Tax Period”).

Subject to having available cash and any applicable

1 This Exhibit E sets forth the material terms and condition of the HoldCo limited liability company agreement and it is not intended to be a complete summary of terms.

E-2

legal requirements, Tax distributions will be made to the Members in an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of HoldCo, as determined for U.S. federal income tax purposes, allocated to such Member for any fiscal year (or portion thereof) beginning after the Closing Date, less prior taxable loss or deductions of HoldCo allocated to such Member for full or partial fiscal years commencing on or after the Closing Date (excluding any income or gain allocations made pursuant to Section 704(c) of the Code), in each case, as determined by the Managing Member over (ii) the cumulative distributions made to such Member after the Closing Date with respect to fiscal years (including any portion thereof) beginning after the Closing Date. Tax distributions shall be made to the members pro rata in accordance with percentage interests. Notwithstanding the foregoing, subject to having available cash and any applicable legal requirements, in no event will the amount of (i) Tax distributions; and (ii) liquidity provided to the Managing Member from HoldCo or one of its subsidiaries pursuant to loans bearing a rate of interest no greater than the cost of capital to Holdco or its subsidiaries under their existing credit arrangements plus 50 basis points (or if no such credit arrangements exist, a market rate of interest as determined based on advice from a nationally recognized investment banking or accounting firm); be less than an amount that will enable the Managing Member to meet its tax obligations for the relevant fiscal year, including with respect to Section 704(c) items. .

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains or any other applicable class of income, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon (in each case as reasonably determined by the Managing Member) which Tax Rate shall be the same for all

E-3

Members.
Restrictions on Transfer	Common Units in HoldCo shall be subject to transferability provisions described in the Governance Agreement.
Tax Returns

The Managing Member shall be responsible for preparation and timely filing of all Tax Returns. All income and material franchise Tax Returns (“Income Tax Returns”) to be provided to New PubCo and EDR for its review prior to filing.

The cost of preparing and filing Tax Returns shall be borne by HoldCo.

Allocations and Tax Elections

HoldCo shall utilize the “traditional method” for Section 704(c) allocations and “reverse” Section 704(c) allocations in connection with the 704(c) layers created in connection with the Closing transactions, in each case pursuant to Section 704 of the Code and the Treasury Regulations thereunder (including Treasury Regulations Section 1.704-2(b)).

HoldCo shall have in effect an election pursuant to Section 754 of the Code for each tax year.

HoldCo will use its reasonable best efforts to allocate partnership liabilities in a manner that will avoid income or gain recognition to January Capital Sub, LLC, provided that such allocation is permitted under applicable law (provided, further, that to the extent such allocations would have an adverse impact on New PubCo by subjecting New PubCo to income or gain which is not immaterial, then HoldCo shall make such allocations in good faith in a manner that gives due consideration to each member’s interest in avoiding income or gain.

Tax Information

HoldCo shall provide New PubCo and EDR with the information necessary to file its income Tax Returns as soon as reasonably practicable following the close of HoldCo’s tax year.

Each party to the HoldCo operating agreement shall

E-4

timely provide the other parties (including HoldCo) with information upon reasonable request necessary for filing Tax Returns, making tax elections, and defending or pursuing any Tax Contest.

Each party to the HoldCo operating agreement shall reasonably cooperate, and cause their affiliates and agents to cooperate, with each other and each others’ agents (including HoldCo and its Subsidiaries) with respect to any tax matter) and using commercially reasonable efforts to obtain documentation from any Taxing Authority or other third party necessary or helpful with respect to any tax matter.

Tax Contests

The Managing Member shall be the “partnership representative” for HoldCo (and equivalents under state, local and non-U.S. law). The Managing Member shall control tax contests at HoldCo’s expense (including expenses of professional services reasonably incurred in connection therewith).

The Managing Member shall provide each other member with prompt notice of any tax contest (including with respect to any HoldCo Subsidiary) with respect to which a material amount of Taxes, and shall keep each other member reasonably informed about material developments in such Tax Contests.

Consistent Reporting	Each member agrees to treat each item of income, gain, loss, deduction or credit consistently with the treatment of such item by HoldCo in its Tax Returns, unless otherwise required to do so by applicable law.
Partnership / Passthrough Treatment	HoldCo is intended to be a partnership and no member shall take any action (including positions on Tax Returns) inconsistent with such treatment without the consent of the Managing Member.

E-5

EXHIBIT F

EDR REGISTRATION RIGHTS TERM SHEET

F-1

EXHIBIT F

REGISTRATION RIGHTS TERMS

Parties:	New PubCo (the “Company”), EDR and Vince McMahon (the “Stockholder”).
Demand Rights:	EDR and the Stockholder will each be entitled to the same customary demand rights, including demand registrations on Form S-1 or Form S-3, if available, block trades and marketed or non-marketed underwritten shelf take-downs, subject to customary limitations. The Company will reasonably assist and cooperate with underwritten shelf takedowns for sales with aggregate offering price of at least $50 million.
Filings and Effectiveness:	Within 30 days of the Closing, the Company will file and thereafter keep effective a registration statement on Form S-1 under the Securities Act providing for the resale of all or part of the Stockholder’s registrable securities. The Company will use reasonable best efforts as promptly as reasonably practicable to become and remain eligible to use Form S-3. Promptly after the Company is eligible to use a Form S-3 registration statement (which, if permitted, shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act), the Company will file and keep effective a registration statement on Form S-3 under the Securities Act providing for the resale of all or part of the Stockholder’s registrable securities.
Piggyback Rights:	EDR and the Stockholder will be entitled to the same customary “piggy-back” rights, subject to the cutback described below.
Right to Add Selling Shareholders	EDR and the Stockholder will be entitled to add selling shareholders to registration statement.
Blackout Period:	The use of any registration statement pursuant hereto shall be subject to customary blackout periods.
Underwriting Cutback:	Customary, at managing underwriter’s discretion subject to customary priority provisions. EDR and Stockholder will be subject to the same cutbacks, pro rata.
Company Covenants:	Customary, including regarding effectiveness, copies of filings, qualification or listing matters, legend removals, opinions and other administrative matters.
Indemnificaton, Exculpation and Contribution:	EDR and the Stockholder will be entitled to the same rights and obligations that are customary with respect to indemnification, exculpation and contribution.
Expenses:	The Company will bear all registration expenses, other than customary underwriting commissions or fees.
Governing Law:	Delaware law.

F-2

EXHIBIT G

SERVICES TERM SHEET

G-1

Final

Project Stunner

Services Agreement– Binding Term Sheet

This binding term sheet sets forth the key items and principles for inclusion in the services agreement (the “Agreement”) to be entered into at the Closing, provided, that, to the extent such agreement is not entered into at the Closing, this term sheet shall be binding upon the Parties. Capitalized terms used but not defined herein shall have the meaning set forth in the Transaction Agreement dated as of April 2, 2023, by and among: Endeavor Group Holdings, Inc., a Delaware corporation (“EDR”); Endeavor Operating Company, LLC, a Delaware limited liability company and a Subsidiary of EDR (“EDR OpCo”); Zuffa Parent, LLC, a Delaware limited liability company and a Subsidiary of EDR (“HoldCo”); World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”); New Whale Inc., a Delaware corporation and a wholly owned Subsidiary of WWE (“New PubCo”); and Whale Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of New PubCo (“Merger Sub”) (the “Transaction Agreement”).

Parties: EDR, together with its affiliates and HoldCo together with UFC Holdings, LLC, a Delaware limited liability company and subsidiary of HoldCo (“UFC”), WWE, and each of its other subsidiaries (each, a “Party” and together, the “Parties”).

TERM	DESCRIPTION
Scope of Services

Between the date of the Transaction Agreement and the Closing, the Parties and the Transaction Committee shall work in good faith to determine the scope of the Services reasonably required for each Party’s business following the Closing.

The Service Provider designated on Schedule A will provide or cause to be provided to the Service Recipient designated on Schedule A, as reasonably requested by Service Recipient, the services set forth on Schedule A (the “Services”). Subject to specifications and limitations to be mutually agreed, Service Provider will provide the Services consistent with past practice (including with respect to scope) and (a) in substantially the same manner as such services are performed or obtained by the Service Provider for its own account or for any of its subsidiaries (including UFC prior to Closing) or clients or (b) if Service Provider does not so perform such Services for itself or its clients (or did not provide such services for UFC prior to Closing), Service Provider will provide the Services in a commercially reasonable and diligent manner, in each case so long as commercially feasible. Notwithstanding anything in the foregoing to the contrary, Service Recipient may elect not to receive any Service which it reasonably deems in its sole discretion to not be provided in accordance with clauses (a) and (b) of this paragraph.

EDR as Service Provider will use commercially reasonable efforts to provide UFC as Service Recipient with any services that UFC as Service Recipient received from EDR in the ninety (90) days prior to the Closing that were inadvertently omitted from Schedule A, in a commercially reasonable and diligent matter, to the extent commercially feasible.

Certain Services may be provided to the Service Recipient by third party services providers on behalf of the Service Provider.

G-2

TERM	DESCRIPTION
The Service Provider may also engage or subcontract with a third party service provider to directly or indirectly provide or support Services to the Service Recipient. Service Provider shall seek Service Recipient’s consent (not to be unreasonably withheld or delayed) with respect to any third party services providers engaged to directly provide Services to Service Recipient that were not previously providing such Service prior to Closing.
Term

Commences on the Closing Date and continues for 7 years thereafter (the “Initial Term”), subject to successive automatic 12-month renewals (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless EDR provides written notice of its intent not to renew no less than 60 days prior to the end of the then-current term. Each 12-month period during the Term, commencing on the Closing Date, shall be referred to herein as a “Service Year”.

With respect to the Services designated as “Transition Services” on Schedule A, Service Provider shall only provide such Services for the applicable period set forth on Schedule A subject to one extension period of up to 3 months upon mutual agreement.

Termination

EDR may terminate this Agreement if HoldCo fails to pay any amounts due hereunder and does not cure such failure within 30 calendar days following notice thereof by EDR.

HoldCo may terminate this Agreement (i) if EDR materially breaches its obligations under the Agreement, and such breach is not cured within 60 calendar days of notice by HoldCo to EDR of such breach or (ii) in connection with a Force Majeure which persists for at least 60 calendar days.

The Parties may terminate a Service by mutual agreement.

Consents

To the extent any third-party consents are required in connection with the provision of the Services, the Service Provider and Service Recipient shall cooperate reasonably with each other and use their respective commercially reasonable efforts to obtain such consents. All costs, fees and expenses of obtaining any such consent or authorization or arranging alternative arrangements for delivering Transition Services shall be borne by Service Recipient. Service Provider shall not be required to provide any Service for which a consent is not obtained.

Economic Terms	In consideration of the provision of Services under this Agreement, HoldCo shall pay EDR: (a) the fees set forth below, plus (b) any and all reasonable, actual out-of-pocket costs, fees, assessments or expenses (including, without limitation, insurance premiums, license and subscription fees, rent and the costs of third party service providers) incurred in connection with the performance of such Services (clause (b), “Additional Fees” and clauses (a) and (b) collectively, the “Service Fees”):

G-3

TERM	DESCRIPTION

•         For WWE:

o   During the 180 days immediately following the Closing Date, a fee of $0 (the “Grace Period”);

o   During the 12 months immediately following the Grace Period, a fee of $25 million (the “Initial Period”);

o   During the 12 months immediately following the Initial Period, a fee of $35 million; and

o   For each 12-month period thereafter, the fee shall be equal to the fee for the prior 12-month period plus 1%;

•         For UFC:

o   During the first Service Year, a fee of $25 million;

o   During the second Service Year, a fee of $35 million; and

o   For each Service Year thereafter, the fee shall be equal to the fee for the prior 12-month period plus 1%;

provided that any Additional Fees in excess of ($50,000.00) that are not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval (not to be unreasonably withheld, delayed or conditioned) of the Service Recipient.

Notwithstanding anything to the contrary, any amounts (i) payable by WWE under now existing WWE-EDR service agreements (including without limitation any amounts payable pursuant to the streaming services arrangements between the parties and the William Morris Enterprise representation agreement) after the beginning of the Service Fee shall be subsumed within the Service Fee and the payment of the Service Fee shall be deemed to fully satisfy any such amounts and (ii) to be paid to WWE pursuant to the On Location agreement shall continue to be paid by EDR to WWE in accordance with the terms of such agreement, which shall continue in full force and effect until its expiration or termination in accordance with its terms.

Notwithstanding the foregoing, if HoldCo or any of its subsidiaries acquires any business with an equity value of more than $1 billion (an “Acquired Business”), the Service Fees shall be increased based on the equity value of 100% of the Acquired Business as compared to the market capitalization of HoldCo at the time of such acquisition (e.g., if (i) in the second Service Year the market capitalization of HoldCo is $20 billion, (ii) HoldCo acquires an Acquired Business with an equity value of $5 billion and (iii) the Service Fee was $50 million, then the Service Fees for the second Service Year would be $62.5 million and such additional amounts would be allocated to the Acquired Business).

HoldCo shall pay EDR the fixed portion of the applicable Service Fees in equal monthly installments in U.S. dollars, each of which shall become due and payable (without set-off) 10 business days in advance of the first day of each calendar month during the Term; provided, that, on the Closing Date, HoldCo shall pay EDR an amount equal to one monthly installment pro-rated by

G-4

TERM	DESCRIPTION

the number of calendar days remaining in the calendar month of the Closing Date.

The applicable Service Provider shall invoice the applicable Service Recipient each month for all out-of-pocket costs, fees, assessments or expenses (including, without limitation, insurance premiums, rent and the costs of third party service providers) incurred in the prior month and Service Recipient shall pay all such invoiced amounts 30 calendar days after receipt of such invoice.

To the extent a Service requires a transfer of funds in advance of the Service being provided (e.g., payroll), such funds will be transferred in advance as reasonably instructed by Service Provider.

All remittances shall be made by wire transfer of immediately available funds to the account designated by the receiving Party in writing at least ten (10) business days prior to the applicable payment date.

General Obligations of Service Recipient	Service Recipient will be responsible for: (a) providing all reasonably necessary instructions to enable Service Provider to perform its obligations under the Agreement; (b) to the extent required in order to receive a particular Service, notifying Service Provider of any material omissions or inaccuracies in the information supplied to Service Provider after becoming aware of them; (c) providing all data and information as Service Provider may reasonably require in order to perform its obligations under the Agreement or comply with any applicable Laws; (d) ensuring that all data and information required to be provided to Service Provider pursuant to the Agreement is provided in a complete, accurate and timely manner so as to enable Service Provider to perform the Services; and (e) to the extent required in order to receive a particular Service, executing standard agreements or statements of work on customary terms with Service Provider or any applicable third parties.
Designation of Personnel	Subject to certain limitations to be mutually agreed by the Parties (which will include a requirement that the Service Provider use substantially the same degree of care (but at least reasonable care) in selecting each such personnel or third party as it would if such person was being retained to provide similar services to such Service Provider), Service Provider will have the right to designate which personnel will be assigned to perform the Services and to remove and replace any such personnel at any time and/or designate a third-party service provider.
Policies	Service Recipient will materially comply with applicable and reasonable Service Provider policies and procedures (for example, information security, etc.) provided the same are communicated to Service Recipient in writing.
General Compliance	Subject to the other provisions of the Agreement, each Party will materially comply with all applicable Laws in the performance of the Agreement and obtain all Governmental Authorizations. Notwithstanding anything herein to the contrary, Service Provider will not be responsible for providing any Service if and to the extent such Service would (a) violate applicable Law, (b) constitute a violation of a Service Provider’s bona fide compliance policies as updated by Service Provider from time to time, or (c) without limiting Service Provider’s obligations with respect to consents, constitute a material breach of a contract with a third

G-5

TERM	DESCRIPTION
party; provided, that in such case, Service Provider will cooperate in good faith with Service Recipient to determine an alternative arrangement pursuant to which the same or substantially similar Services will be provided by such Service Provider to the Service Recipient which would not result in such violation.
Access to Systems

Each Party will (subject to the other terms and conditions in the Agreement) provide the other Party with access to its software and systems as may reasonably be required in order to provide or receive the Services; provided, that only those representatives with a bona fide need to have such access in connection with the Services will be provided access.

With respect to Service Provider’s software and systems, Service Provider will utilize security measures and procedures currently in place for such software and systems.

Access to Data

Service Provider will be authorized to access, store, and process Service Recipient data (including personal data) only to the extent reasonably necessary for, the provision of Services and in accordance with Service Provider’s existing policies, procedures and security measures and in compliance, in all material respects, with applicable Laws.

The Agreement will contain a data protection addendum governing the processing of personal data by the Parties as required to comply with applicable Laws.

Records

Service Provider shall provide invoices and other support documentation upon reasonable request from Service Recipient evidencing the out-of-pocket costs, fees, assessments or expenses (including, without limitation, insurance premiums, rent and the costs of third party service providers) charged under the Agreement.

Each Party will keep and preserve all books and records regarding the performance and receipt of the Services in accordance with its document retention procedures or such longer period as required by applicable Law.

Confidentiality	The Agreement will include customary confidentiality terms and conditions.
Governance

Each Party shall appoint an operational lead to act as the primary contact between them and to manage each Party’s performance and discuss and resolve issues regarding the Services (each a “Services Manager”). The Services Managers shall meet (in person or by telephone) at a frequency to be mutually agreed by the Parties.

Each Party shall appoint an executive with overall responsibility for and decision making capability concerning the Agreement, including to serve as a point of executive escalation in the event of any dispute.

Dispute Resolution

Executive escalation process (Services Managers, followed by executive level followed by senior executive level).

Disputes that remain unresolved by senior executive level escalation after 30 calendar days of the referral to such senior

G-6

TERM	DESCRIPTION

executives, may be pursued by binding JAMS arbitration in New York, NY.

Dispute process will not preclude either Party from pursuing equitable relief.

Until the Sunset Date, the WWE directors, and after the Sunset Date, the Independent Directors, will be entitled to require HoldCo to commence and pursue the remedies available to HoldCo in accordance with the dispute resolution procedures set forth in the Agreement and/or terminate the Agreement to the extent permitted by the Agreement.

Governing Law	Delaware law
Force Majeure

Service Provider will not be held responsible or deemed to be in default of the Agreement for its delay, failure or inability to meet any of its obligations under the Agreement to the extent caused by or arising from any cause which is beyond its reasonable control. Service Provider will provide prompt notice of any force majeure event and the Services impacted.

IP Ownership and Licenses	The Agreement will include customary provisions relating to ownership of work product and licensing of the Service Recipient’s Intellectual Property Rights in connection with the provision of Services by Service Provider.
Risk Management

Service Provider’s liability will be limited to direct damages and will not exceed the Service Fees actually paid by Service Recipient to Service Provider in the one year immediately preceding the event giving rise to the liability other than in the case of a Service Provider’s gross negligence, bad faith, willful misconduct or fraud.

Subject to the foregoing, Service Provider will remain liable to the Service Recipient for any Services provided or supported by a third party services provider or subcontractor.

Service Provider will be obligated to re-perform, if re-performance is reasonable in the circumstances, any Service in the event of any material breach of the Agreement in the provision of such Service.

Service Recipient will indemnify Service Provider for any third-party claims asserted against Service Provider in relation to the Services except to the extent caused by the gross negligence, bad faith, willful misconduct or fraud of Service Provider or claims by any of Service Provider’s employees against Service Provider.

G-7

Schedule A

Services

Service Provided by EDR to HoldCo

ID	Category	Service Description
CMS.1.0	Streaming Services	Service Provider will provide reasonable support with respect to a video streaming platform with functionality across several devices, live event support services, live channel support services, technical support and end user support.
CMS.2.0	Live Event Production	Service Provider will provide reasonable services with respect to live and ancillary event production.
CMS.3.0	Content Production	Service Provider will provide reasonable services and support in connection with non-scripted, audio-visual content production.
CMS.4.0	Ticketing and Hospitality	Service Provider will provide reasonable services in connection with the procurement, promotion and facilitation of the sale and fulfilment of event ticket, VIP and hospitality packages.
CMS.5.0	Sale / Licensing of Content Rights	Service Provider will provide reasonable services to support the sale and licensing of content to third party networks, platforms, licensees and other distributors.
CMS.6.0	Gaming Rights Sales	Service Provider will provide reasonable sales services to support the exploitation and distribution of sports betting/performance feeds and to manage related technology/platform transactions.
CMS.7.0	Marketing / Event Services	Service Provider will provide reasonable marketing services (including activations, brand and experiential marketing) and services in connection with the planning, management and execution of events.
CMS.8.0	Consumer Product Licensing	Service Provider will provide reasonable services to support the licensing of rights to develop, manufacture, distribute, advertise and sell merchandise and other consumer goods.
CMS.9.0	Sponsorships	Service Provider will provide reasonable sales services in connection with sponsorship and commercial opportunities.

G-8

ID	Category	Service Description
FIN.1.0	SEC Reporting Services	Service Provider will provide reasonable support related to Service Recipient’s financial reporting (e.g., providing support and access to systems, processes, and tools required to maintain and produce SEC reporting).
FIN.2.0	Accounting Support Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to Service Recipient’s accounting matters.
FIN.3.0	Financial Planning & Analysis Support Services	Service Provider will provide reasonable support and oversight related to budgeting and forecasting process, including assumptions.
FIN 4.0	Treasury Support Services	Service Provider will provide reasonable support and oversight related to treasury matters (e.g., cash management, capital structure, credit structuring and compliance, and other general treasury matters).
FIN 5.0	Accounting Service Center Support Services	Service Provider will provide access to and support and oversight from Service Provider’s accounting shared service center (e.g., invoicing and cash application, preparation of bank reconciliations).
TAX 1.0	Tax Services	Service Provider will provide reasonable support and oversight through Service Provider’s corporate functions related to tax matters with respect to acquisitions, transfer pricing, restructurings, audits (e.g.IRS), international tax questions in certain locations and knowledge transfer and support for existing/overlapping tax items to extent required.
HR 1.0	Executive Compensation (through Equilar)	Service Provider to continue provide access to Equilar for comp benchmarking information and incentive plan design.
HR 2.0	(USA) Workday Subscription and HR Operations Transition Services	Service Provider will provide access to Workday HCM system software, including HCM, recruiting, compensation and learning, in each case, to the extent reasonably feasible to provide such systems as determined in good faith by Service Provider. Services to include system maintenance and support transactional processing via Service Provider’s HR operations team as well as support of regulatory reporting in connection therewith, e.g. state, federal, EEO reports.
HR 3.0	Payroll Processing Support ADP, ActivPayroll (UK)	Service Provider may engage certain third party payroll processors and related support in certain jurisdictions from time to time and permit Service Recipient to utilize such Services, and Service Provider to recharge cost to the Recipient based on current negotiated rates (e.g., US (ADP), UK (ActivPayroll)).

G-9

ID	Category	Service Description
HR 4.0	HR Applications and Programs Services	Service Provider to continue to allow access to existing and new HR-specific applications and programs, supporting talent acquisition, learning and development, DE&I, immigration, and wellness to the extent permitted by applicable third party arrangements.
HR 5.0	Full-Time Employee Services

Service Provider, at its own discretion, subject to applicable Law and upon mutual agreement, may continue to employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

Currently, Service Provider to continue to offer ongoing full-time services of employees in Australia, Singapore, and Spain who have historically been legally employed by Service Provider for administrative purposes, in each case, subject to applicable law.

HR 6.0	Employee Lifecycle Services

Ongoing HR shared-service, strategic and operational support where currently relied upon by the Company for recruiting, hiring, onboarding, compensation administration (including comp surveys for employees), DE&I, and off boarding.

HR 7.0	Other Benefits Services	Service Provider will continue to offer access to Service Provider’s current and future benefits and perks and related support services to the extent permitted by third-party agreements.
IT 1.0	HUB System Services	Service Provider will provide access to UFC Hub system and application support services including all existing integrations to other applications, marketing tool, and data marts.
IT 2.0	IT Services	Service Provider will provide corporate IT support services, including network, end point management, help desk, telephony, video conferencing, employee onboarding/offboarding for covered systems, O365 and other end-user software.
IT 3.0	Finance / Accounting Systems Services	Service Provider will provide reasonable access to applicable financial systems (e.g., Treasury and Tax) to the extent permitted by applicable Law and applicable third-party arrangements.
IT 4.0	BI, Reporting, & Analytics Services	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services from time to time from Service Provider’s analytics department.
IT 5.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data, reporting, and visualization tools.

G-10

ID	Category	Service Description
IT 6.0	Administration Services	Service Provider will provide reasonable access to IT Purchasing functions to support ongoing IT equipment and maintenance IT expense purchases to the extent permitted under applicable third-party arrangements.
IT 7.0	Compliance Services	Service Provider will provide reasonable support with respect to Provider IT Compliance general controls processes.
IT 8.0	Event Support Services	Service Provider will provide Service Recipient global event support services (e.g., supporting the APEX facility and remote fight venue locations, hotel technology services and venue event security services).
FAC.1.0	Office Space Services

Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider, as may be mutually agreed by the Parties.

INS.1.0	Insurance Support Services	Service Provider will provide reasonable risk management and insurance support and oversight (e.g., insurance procurement and renewal services, bond administration, claims support, brokering services, trainings and COI requests).
PROC.1.0	Procurement Support Services	Service Provider will provide reasonable procurement support and oversight (e.g., integration to third-party vendor pricing and services agreements to the extent permitted under applicable third-party arrangements).
LGL.1.0	Litigation Support Services	Service Provider’s litigation team will provide management, support and oversight services with respect to Service Recipient’s litigation matters, including assistance with respect to management of disputes, litigation, and investigations arising at Service Recipient.
LGL.2.0	Compliance Support Services	Service Provider will provide reasonable support related to legal matters with respect to Service Recipient’s regulatory compliance including data privacy and cybersecurity compliance and gaming compliance, general compliance (e.g. ABAC, sanctions, AML, COI, international trade, and other regulatory support).
LGL.3.0	Intellectual Property Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Service Recipient’s Intellectual Property (e.g., managing Trademark Portfolio, Pre-Litigation Infringement Counsel, Trademark Search and Analysis and Consumer Product Approvals).

G-11

ID	Category	Service Description
LGL.4.0	Cybersecurity Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to data privacy and cyber security (e.g., management of security matters, data privacy compliance, oversight and support with respect to data privacy policies, data governance, and cybersecurity preparedness).
LGL.5.0	Health & Safety Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to Health & Safety (e.g., health and safety guidance and infrastructure support via Service Provider’s global health & safety policy, incident reporting and accident investigation, training, safety reviews and guidance, periodic or ad hoc health & safety reporting obligations, access to OSHENS incident reporting and accident investigation system).
LGL.6.0	Corporate Security Support Services	Service Provider will provide ad hoc and overflow support through Service Provider’s corporate functions with respect to corporate security matters.
LGL.7.0	Government Relations Support Services	Service Provider will provide reasonable assistance with respect to government relations support services including lobbying, providing oversight and support and administering the Service Recipient PACs.
LGL.8.0	SEC Reporting Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to SEC reporting matters, including assistance with review and preparation of securities filings and other reasonable support with respect to securities laws compliance and related matters.
LGL.9.0	Employment Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to employment law (e.g., advice and counseling with regard to employee / labor relations matters, advice, drafting and negotiation of employment / labor-related policies, documents and agreements and device and support with regard to the establishment, maintenance and compliance of employee benefits such as medical benefits, retirement plans, bonus plans and equity compensation).
LGL.10.0	Immigration Support Services	Service Provider will provide reasonable support for immigration matter management for employees such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.

G-12

ID	Category	Service Description
LGL.11.0	Corporate Legal Support Services	Service Provider will provide reasonable support through Service Provider’s corporate functions related to legal matters with respect to corporate legal matters, including corporate transactional support on acquisitions, joint ventures, investments and other strategic transactions, credit agreement support and compliance, corporate governance and corporate secretarial support (e.g., new entity formations and entity maintenance and compliance).
LGL.12.0	Commercial Legal Support Services	Service Provider will provide reasonable support with respect to Commercial Legal Matters (e.g., media and content transactions, sports betting/performance data, streaming, and technology/platform transactions, live event support, consumer product, retail, e-commerce, digital and gaming, and other various intellectual property license agreements, non-scripted content production, streaming and technology initiatives managed by EDR Streaming, hospitality activities managed by On Location Experiences, consumer marketing support (e.g., experiential activations) and related services managed by 160X90).
COM.1.0	Corporate Communications Services	Service Provider’s communications team will provide management, support and oversight services with respect to Service Recipient’s communications matters, including assistance with respect to management of corporate, executive, internal and crisis communications.
DEV.1.0	Corporate Development Services	Service Provider will provide reasonable support and oversight with respect to corporate development matters including mergers, acquisitions, asset dispositions, minority investments, and general strategy exercises.

Transition Services provided by EDR to HoldCo

ID	Category	Transition Service Description	Termination Date
T.FIN.1.0	Internal Audit Transition Services	Service Provider will provide reasonable transition support for Service Recipient’s internal audit function including access to audit plans, working papers, audit software, and other relevant documentation, assisting with the transfer of knowledge and skills necessary to carry out the internal audit function.	[TBD]

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ID	Category	Transition Service Description	Termination Date
T.FIN.2.0	SOX / Internal Controls Support Transition Services	Service Provider will provide reasonable transition support for Service Recipient’s SOX compliance activities, including access to all SOX documentation, including risk assessments, process documentation, control documentation, and testing results, knowledge transfer, and assisting with any remediation activities identified during the transition period.	[TBD]
T.HR 1.0	Immigration	Service Provider to recharge costs associated with transfer of work permits and/ or immigration related applications/ permits to the extent applicable.	[TBD]
T.HR 2.0	Benefits Participation and Administration Transition Services (excl. wellness)

Service Provider to continue to manage benefits administration for participation in Service Provider’s H&W plans. Cost to cover employees that are benefits eligible and enrolled in Service Provider health benefits.

Employee cost sharing scheme to continue to be withheld via payroll.

Includes US (group life, disability, ADA/FMLA, 401K, pension, medical, dental and vision benefits), UK (Darwin benefits platform), and China.

Through December 31, 2023.

Services Provided by HoldCo to EDR

ID	Category	Service Description
R.FAC.1.0	Office Space Services

Subject to continued availability and the terms of any applicable leases and licenses and other legal requirements, and pursuant to mutually agreed upon space licenses or leases, Service Provider will provide reasonable access to unused/surplus office space of Service Provider.

R.LGL.1.0	Immigration Services	Service Provider to provide immigration matter management for athletes and their support teams such as preparing work permit and visa applications, maintaining immigration registrations/licenses, instructing external counsel and tracking visa expiration dates.
R.IT.1.0	BI, Reporting, &	Service Provider will provide reasonable access to Service Provider data lake including PowerBI and other data, reporting, and visualization tools, as well as other support services from time to time from

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ID	Category	Service Description
	Analytics Services	Service Provider’s analytics department.
R.IT.2.0	Digital CDP Services	Service Provider will provide reasonable access to Digital CDP, Data Mart and other data for inclusion in the Digital CDP.
R.HR.1.0	Full-Time Employee Services	Service Provider, at its own discretion, subject to applicable Law and upon mutual agreement, may continue to employ resources who are dedicated full-time to Recipient’s business, in jurisdictions where Service Recipient does not have infrastructure to support such employment.

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EXHIBIT H

NEW PUBCO CASH MANAGEMENT POLICY TERM SHEET

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EXHIBIT H

CASH MANAGEMENT POLICY TERM SHEET

Capitalized terms used in this Exhibit H but that are not defined will have the meanings given to such terms in the Transaction Agreement to which this Exhibit H is attached.1

WWE’s Closing Swept Cash	At any time following the Closing, the WWE Designees (as defined in the Governance Agreement) on the New PubCo Board, acting by majority and on behalf of the entire New PubCo Board, shall be permitted to declare, set a record date for and pay a dividend on shares of New PubCo Class A Common Stock only (i.e., without any corresponding dividend on any other class of stock of New PubCo or any units of HoldCo (other than as set forth in Section 1.8 of the Transaction Agreement) in an aggregate amount equal to the aggregate amount received pursuant to and in accordance with the cash sweep described in Section 1.7 of the Transaction Agreement, less any accrued and unpaid liabilities for taxes or other costs or expenses required to be paid by New PubCo with respect to periods prior to such distributions that are not covered by other cash reserves of New PubCo (it being understood that the policy will not permit any determination or commitment made in respect of such amount until following the Closing). The other members of the New PubCo Board shall, and EDR shall ensure that all EDR Designees (as defined in the Governance Agreement) on the New PubCo Board shall, take any and all actions required to effectuate under applicable Law as promptly as reasonably practicable any such dividend as determined by the WWE Designees on the New PubCo Board, acting by majority. The Executive Chair on the New PubCo Board (if Vince McMahon) and the WWE Designees on the New PubCo Board, acting by majority, shall each be express third party beneficiaries of this Section of this Cash Management Policy Term Sheet, which is intended to be binding on the Parties, each such third party beneficiary with full power and authority to enforce the terms hereof.
General Distribution Policy	To the maximum extent permitted by law, New PubCo will make quarterly distributions of the cash received from HoldCo in excess of cash required for New PubCo’s taxes or other costs or expenses, unless a majority of the New PubCo Board determines that HoldCo has a bona fide need for such cash (e.g., potential acquisitions) and determines to loan such excess cash to HoldCo at market rates.

1 This Exhibit H sets forth the material terms of New PubCo’s cash management policy and it is not intended to be a complete summary of terms.

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EXHIBIT I

WWE WRITTEN CONSENT

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EXHIBIT I

WORLD WRESTLING ENTERTAINMENT, INC.

ACTION BY CONSENT OF STOCKHOLDER IN LIEU OF MEETING

APRIL 2, 2023

The undersigned stockholder (the “Stockholder”) of World Wrestling Entertainment, Inc. (the “Corporation”), a Delaware corporation, being the beneficial or record holder, as of the date hereof, of 69,175 shares of the Corporation’s Class A Common Stock and 28,682,948 shares of the Corporation’s Class B Common Stock, which shares collectively represent the votes that would be necessary to authorize or take the following actions at a meeting of stockholders of the Corporation at which all shares entitled to vote thereon were present and voted, hereby irrevocably consents to the adoption of, and hereby adopts, the following resolutions and does hereby take the following actions by consent without a meeting, without prior notice and without a vote, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with the certificate of incorporation and bylaws of the Corporation (in each case, as amended, amended and restated, or otherwise modified through the date hereof), and hereby directs that this consent (this “Consent”) be filed with the minutes of the proceedings of the Corporation:

APPROVAL OF THE TRANSACTION AGREEMENT

WHEREAS, the Corporation has entered into a Transaction Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), dated as of April 2, 2023, by and among Endeavor Group Holdings, Inc., a Delaware corporation (“EDR”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of EDR (“EDR OpCo”), Zuffa Parent, LLC, a Delaware limited liability company and a Subsidiary of EDR (“HoldCo”), the Corporation, New Whale Inc., a Delaware corporation and a wholly owned Subsidiary of the Corporation (“New PubCo”), and Whale Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of New PubCo (“Merger Sub”), a copy of which has been provided to the Stockholder and is attached hereto as Exhibit A (capitalized terms used herein but not otherwise defined in this Consent shall have the meanings set forth in the Transaction Agreement);

WHEREAS, on the terms and subject to the conditions set forth in the Transaction Agreement, prior to the Closing, the Corporation shall undertake steps described on Schedule I of the Transaction Agreement (the “WWE Pre-Closing Reorganization”);

WHEREAS, following the WWE Pre-Closing Reorganization, Merger Sub will be merged with and into the Corporation (the “Merger”), with the Corporation surviving the Merger and becoming a wholly owned Subsidiary of New PubCo (the “Surviving Entity”);

WHEREAS, immediately following and as part of a plan that includes the Merger, New PubCo will cause the Surviving Entity to be converted into a Delaware limited liability company (“WWE LLC”) by the simultaneous filing of a

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Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and New PubCo will become the sole managing member of WWE LLC (the “Conversion”), and WWE LLC will be governed by the Initial WWE LLC Operating Agreement;

WHEREAS, following the Conversion, (i) pursuant to the transactions described on Schedule II of the Transaction Agreement (the “WWE Contribution Reorganization”), New PubCo will contribute all of the equity interests of WWE LLC to HoldCo in exchange for 49% of the membership interests in HoldCo on a Fully-Diluted Basis and be admitted as a member of HoldCo in respect thereof, (ii) EDR OpCo and New PubCo, as members, will adopt, and HoldCo will thereafter be governed by, the HoldCo Operating Agreement and (iii) New PubCo will issue a number of New PubCo Class B Shares representing 51% of the total voting power of New PubCo on a Fully-Diluted Basis to EDR OpCo in exchange for a payment equal to the par value of such New PubCo Class B Shares;

WHEREAS, the board of directors of the Corporation (the “WWE Board”) has (a) determined that it is in the best interests of the Corporation and its stockholders, and declared it advisable, to enter into the Transaction Agreement, (b) approved the execution, delivery, and performance of the Transaction Agreement, the consummation of the WWE Pre-Closing Reorganization, the Conversion, the Merger, the WWE Contribution, the Reorganization, the WWE Transfer, the matters addressed in the Governance Agreement and the other transactions contemplated by the Transaction Agreement (such transactions, the “Transactions”) and (c) recommended that the Corporation’s stockholders adopt the Transaction Agreement;

WHEREAS, pursuant to the terms and conditions of the Transaction Agreement, each share of the Corporation’s Common Stock issued and outstanding as of immediately prior to the Effective Time, but excluding Cancelled WWE Shares) shall be automatically converted into the right to receive one share of New PubCo Class A common stock, par value $0.01 per share;

WHEREAS, pursuant to Section 251 of the DGCL, the Transaction Agreement must be adopted by the holders of a majority of the issued and outstanding capital stock of the Corporation, voting together as a single class, representing a majority of all votes entitled to vote thereon;

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of shares of the Corporation’s Class A Common Stock and Class B Common Stock representing approximately 81.0% of the aggregate voting power of the issued and outstanding shares of WWE Common Stock; and

WHEREAS, upon the execution and delivery of this Consent, the Required WWE Stockholder Vote shall have been obtained in accordance with Section 251 of the DGCL.

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NOW, THEREFORE, BE IT RESOLVED, the Stockholder, in his capacity as a stockholder of the Corporation, hereby votes by written consent all of the shares of capital stock of the Corporation held by the Stockholder (including all shares of the Corporation’s Class A Common Stock and Class B Common Stock) and entitled to vote thereon in favor of the adoption of the Transaction Agreement and approval of the Transactions, including the Merger; provided, however, that this Consent shall be of no further force or effect following any termination of the Transaction Agreement in accordance with its terms;

FURTHER RESOLVED, that the Stockholder hereby approves the delivery of this Consent pursuant to the terms of the Transaction Agreement, such that it will constitute the Required WWE Stockholder Vote;

FURTHER RESOLVED, that the Transactions, including the Merger, be, and hereby are, authorized upon the terms and subject to the conditions of the Transaction Agreement; and

FURTHER RESOLVED, that the officers of the Corporation be, and each of them severally and individually hereby is, empowered, authorized and directed in the name of and on behalf of the Corporation to take such actions as they may deem necessary, appropriate or advisable to carry out the intent of any and all of the resolutions contained herein and the Transactions, provided that in the case of an amendment to the Transaction Agreement following the date hereof, any such amendment shall be subject to the terms set forth in the DGCL, including any requirement to obtain the consent of the stockholders of the Corporation in connection therewith.

The above resolutions and actions taken by this Consent shall have the same force and effect as if taken at a meeting of the stockholders of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon duly called and constituted pursuant to the bylaws of the Corporation and the laws of the State of Delaware.

Any copy, .pdf or other reliable reproduction of this Consent may be submitted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, .pdf or other reproduction be a complete reproduction of the entire original writing.

* * * * * * * * *

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IN WITNESS WHEREOF, the undersigned Stockholder has executed this Consent as of the date first written above.

STOCKHOLDER

Vincent K. McMahon

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EXHIBIT A

TRANSACTION AGREEMENT

by and among:

ENDEAVOR GROUP HOLDINGS, INC.,

ENDEAVOR OPERATING COMPANY, LLC,

ZUFFA PARENT, LLC,

WORLD WRESTLING ENTERTAINMENT, INC.,

NEW WHALE INC.,

and

WHALE MERGER SUB INC.

Dated as of April 2, 2023

(See attached)

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EXHIBIT J

FORM OF GOVERNANCE AGREEMENT

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EXHIBIT J

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (this “Agreement”), dated as of April 2, 2023, is entered into by and between Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Opco”), January Capital Sub, LLC, a Delaware limited liability company and a subsidiary of Endeavor (“Endeavor Blocker”), January Capital Holdco, LLC, a Delaware limited liability company and a subsidiary of Endeavor (together with Endeavor OpCo and Endeavor Blocker, the “Endeavor Subscribers”), Zuffa Parent, LLC, a Delaware limited liability company (“HoldCo”), New Whale Inc., a Delaware corporation (“New PubCo”); and Vince McMahon (together with Endeavor, the Endeavor Subscribers, HoldCo and New PubCo, the “Parties” and each, a “Party”). Unless otherwise specified herein, all capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in New PubCo’s Amended and Restated Certificate of Incorporation, dated as of [•], 2023 (as may be amended from time to time, the “New PubCo Certificate”).

WHEREAS, Endeavor, Endeavor OpCo, HoldCo, New PubCo, Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of New PubCo (“Merger Sub”), and World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”) are parties to that certain Transaction Agreement, dated as of April 2, 2023 (as may be amended from time to time, the “Transaction Agreement”);

WHEREAS, in connection with the Closing (as defined in the Transaction Agreement), the following individuals were designated by WWE to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: Vince McMahon, [●], [●], [●], [●] (each such Director, together with his or her successors selected in accordance with Section 1.1(b), a “WWE Designee”) and, following the Closing, the Parties have agreed to select the successors for the WWE Designees in accordance with the terms of this Agreement;

WHEREAS, in connection with the Closing, the following individuals were designated by Endeavor to serve as Directors on the New PubCo Board, effective as of immediately following the Closing: [●], [●], [●], [●], [●], [●] (each such Director, together with his or her successors selected in accordance with Section 1.1(d), an “Endeavor Designee”) and, following the Closing, the Parties have agreed to select the successors for the Endeavor Designees in accordance with the terms of this Agreement; and

WHEREAS, the Parties wish to enter into this Agreement for the purpose of regulating certain relationships of the Parties and imposing certain restrictions on the Class A Common Stock, the Class B Common Stock (collectively, the “Common Stock”) and the membership interests of HoldCo (the “Common Units”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

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Article I
BOARD NOMINATIONS; Governance

1.1              Director Designees.

(a)               Until the later of (i) December 31, 2025 and (ii) the earlier of (x) the date on which Mr. McMahon owns fewer than 7,188,031 shares of Common Stock (as equitably adjusted as a result of a stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like) and (y) the date on which Mr. McMahon no longer serves as the Executive Chair (the date contemplated by clauses (i) and (ii), the “Sunset Date”), New PubCo’s slate of individuals nominated for election to the Board shall include the WWE Designees designated in accordance with Section 1.1(b); provided, that the WWE Designees shall at all times include at least three (3) Independent Directors. For purpose of this Agreement, “Independent” shall have the meaning set forth in New PubCo’s by-laws. For purposes of this Section 1.1(a), Mr. McMahon shall be deemed to own (1) any shares of Common Stock held by any trust that is for the benefit of Mr. McMahon or the immediate family of Mr. McMahon and over which Mr. McMahon retains voting control, and (2) any shares of Common Stock owned by a partnership, limited liability company or other entity, the sole owners of which are Mr. McMahon or the immediate family of Mr. McMahon and in any case of which Mr. McMahon is the legal and beneficial owner of a majority of the outstanding voting securities or the managing member.

(b)               Until the earlier of the Executive Chair Sunset Date and the Sunset Date, (A) Mr. McMahon shall have the right, but not the obligation, to designate (i) the nominee for his seat (whether himself or his successor(s)), (ii) one (1) non-Independent director and (iii) one (1) Independent director (the “V.M Designated Independent Director”) and (B) the then-appointed WWE Designees (acting by majority) shall have the right to nominate the two other (2) WWE Designees, each of whom must be Independent. If, upon the occurrence of the death, resignation or Incapacitation of Mr. McMahon (the “Executive Chair Sunset”), the Sunset Date has not occurred, then from the Executive Chair Sunset until the Sunset Date, the then-appointed WWE Designees (acting by majority), shall have the right to designate the successors to all five (5) of the WWE Designees (three (3) of whom must be Independent), subject to the terms of this Agreement. Any Director designated pursuant to this Section 1.1(b) shall be deemed to be a WWE Designee upon his or her election to the Board for all purposes. But, for the avoidance of doubt, any vacancy of the Executive Chair will be filled by the Board by affirmative vote of a majority of the Directors.

(c)               Until the date on which Endeavor no longer owns, directly or indirectly (including through its controlled Affiliates), more than twenty percent (20)% (in the aggregate) of the voting power of the then-outstanding shares of capital stock of New PubCo, the slate of individuals nominated for election to the Board shall include the Endeavor Designees designated in accordance with Section 1.1(d); provided, that the Endeavor Designees shall at all times include at least three (3) Independent directors. However, in the event that a majority of the Board (or a majority of Nominating and Corporate Governance Committee of the Board) determines in good faith that an Endeavor Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all Directors or (ii) does not satisfy any applicable Law or other rule or regulation of the SEC or NYSE regarding service as a director, then such individual will not be included in the slate of nominees to be recommended by the Board for

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election at the next New PubCo meeting of stockholders, and Endeavor shall be permitted to submit a replacement nominee to the slate of individuals nominated for election to the Board in accordance with this Section 1.1(c). In such case, New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

(d)               The Endeavor Subscribers (acting together by majority) shall have the right, but not the obligation, to designate all of the Endeavor Designees.

1.2              For so long as any person or persons have the right hereunder to designate a designee for inclusion in New PubCo’s slate of individuals nominated for election to the Board pursuant to Section 1.1 (each individual, group of individuals acting together, entity or entities acting together, as applicable, a “Nominating Person”), New PubCo shall take all necessary action within its control so that each of the Endeavor Designees and WWE Designees is nominated and elected to the Board.

1.3              The full Board (acting by majority) shall have the right to designate nominees for election at annual stockholders meetings for, or to fill vacancies in, all Director positions; provided, that, notwithstanding the foregoing, for the time period set forth herein, the applicable Nominating Person shall have the designation rights set forth herein.

1.4              New PubCo will reimburse each director for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board.

1.5              Subject to the right to designate a replacement as set forth in Section 1.7, in the event that Nominating and Corporate Governance Committee of the Board determines in good faith that a Nominating Person’s designee that must be Independent does not satisfy the applicable independence criteria, then, despite anything else to the contrary set forth herein, New PubCo will not be required to include such individual in the slate of nominees to be recommended by the Board for election at a meeting of stockholders of New PubCo; provided, however, the Nominating Person of any such individual shall be permitted to submit a replacement nominee that would qualify as Independent to the slate of individuals nominated for election to the Board in accordance with Section 1.7.

1.6              Subject to the other terms of this Agreement, for so long as a Nominating Person has the right to nominate directors for election to the Board under this Agreement, New PubCo and the Board (or, if applicable, Nominating and Governance Committee of the Board) shall take such action as is required under applicable Law, the rules and regulations in effect at such time of the NYSE or such other market on which the Common Stock is then listed or quoted or under New PubCo’s by-laws or Certificate of Incorporation to include on the Board or in the slate of nominees recommended by the Board such individuals that are nominated pursuant to Section 1.1. New PubCo shall use its reasonable best efforts to have those individuals on the slate of nominees designated pursuant to Section 1.1 elected as a director of New PubCo and New PubCo shall solicit proxies for such persons.

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1.7              For so long as any Nominating Person has the right to designate a WWE Designee or Endeavor Designee under this Agreement, in the event that (a) a vacancy is created at any time by the death, disability, retirement, resignation or removal of an Endeavor Designee or a WWE Designee or (b) an individual is disqualified by the Board or Nominating and Corporate Governance Committee of the Board pursuant to Section 1.5 of this Agreement, then the applicable Nominating Person may designate another individual as its designee to either fill the applicable vacancy or be included on the slate of nominees to be recommended by the Board for election at its next meeting of stockholders, and New PubCo shall take all necessary action within its control so that each replacement nominee is nominated and elected to the Board in accordance with the provisions of New PubCo’s Certificate of Incorporation and by-laws.

1.8              In the event that a Nominating Person ceases to have the right to designate a director pursuant to Section 1.1, none of the directors will be required to resign (and the Nominating Persons will not be required to cause any directors to resign).

1.9              At any meeting convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock in favor of the election of such WWE Designees nominated and included in the slate of nominees in accordance with this Agreement, (ii) the Endeavor Subscribers and each of their Permitted Transferees shall (and Endeavor shall cause the foregoing to) vote all of their shares of Common Stock against any action taken in respect of the removal of any such WWE Designees from the Board and (iii) in respect of any such vote for any amendment, alteration or waiver to the by-laws, except as otherwise provided in Section 9.1(a) of the by-laws, the Endeavor Subscribers and each of their Permitted Transferees shall not (and Endeavor shall cause the foregoing not to) vote any of their shares of Common Stock in favor of any alteration, amendment or waiver of Article IX of New PubCo’s by-laws except in accordance with Section 9.1(a) thereof.

1.10          At any meeting of the stockholders of New PubCo convened before the occurrence of the Sunset Date at which Directors are to be elected, (i) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock in favor of the election of the Endeavor Designees nominated and included in the slate of nominees in accordance with this Agreement and (ii) Mr. McMahon and each of his Permitted Transferees shall vote all of their shares of Common Stock against any action taken in respect of the removal of any such Endeavor Designees from the Board.

1.11          Until the Sunset Date, the Endeavor Subscribers and each of their Permitted Transferees shall provide five business days’ advance written notice to the Board before effecting any action by written consent pursuant to Section 8.1 of the New PubCo Certificate.

1.12          Until the Sunset Date, the size of the Board will be fixed at eleven (11) persons.

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Article II
TRANSFERS; Standstill

2.1              Restrictions on Transfer.

(a)               During the period beginning on (x) the date hereof and ending on (y) the two-year anniversary of the date hereof, except for any Permitted Transfer or a Transfer of shares of Class A Common Stock or Common Units at a price (calculated with respect to any such Common Units as though converted to Class A Common Stock) below the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement or execution of definitive documentation in respect thereof, the Endeavor Subscribers shall not, and Endeavor shall cause the Endeavor Subscribers and each Permitted Transferee of Endeavor or the Endeavor Subscribers not to, Transfer any (i) shares of Class A Common Stock beneficially owned or owned of record by them or (ii) Common Units beneficially owned or owned of record by them, in each case to any Person without the approval of a majority of the WWE Designees (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law).

(b)               Following the two-year anniversary of the Closing Date, the Endeavor Subscribers and their Permitted Transferees shall be permitted to effect any Transfer of its or their shares of Common Stock or Common Units, except in a Restricted Transfer. Despite the foregoing, the Endeavor Subscribers and their Permitted Transferees may effect a Restricted Transfer following the two-year anniversary of the Closing Date if (but only if) Endeavor either (in each case, in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law):

(i)                        obtains the approval of a majority of the WWE Designees; or

(ii)                        the Acquiror in such proposed Transfer makes a pro rata offer on equivalent terms to all of the other equityholders of New PubCo and HoldCo, as applicable, (i.e., if an Acquirer in such a Transfer has agreed to purchase forty-percent (40%) of the shares of Class A Common Stock then-held by the Endeavor Subscribers and their Permitted Transferees and such Transfer constitutes a Restricted Transfer, then in order to avoid the application of the restriction set forth in this Section 2.1(b), such Acquirer would be required make an offer to the stockholders of New PubCo and unitholders of HoldCo (in each case, other than the Endeavor Subscribers and their Permitted Transferees) to purchase up to (at each such offerees’ election) forty-percent (40%) of the shares of Class A Common Stock and/or Common Units, respectively, that are not held by the Endeavor Subscribers and their Permitted Transferees on equivalent terms).

(c)               For purposes of Section 2.1(b): (i) a “Restricted Transfer” means a Transfer (or a series of related Transfers) that (A) would be at a price above the 30-Day VWAP of shares of Class A Common Stock (or such other principal security of New PubCo from time to time) as of the date immediately prior to the date of any announcement and (B) would result in any third party or group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, but excluding for purposes of determining any such group, Endeavor and its Affiliates) (an, “Acquiror”) controlling, directly or indirectly, 25% or more of the voting power and/or economic interests of

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New PubCo and/or HoldCo (as applicable); and (ii) the “30-Day VWAP” means, as of an applicable date, the volume weighted average price per share of the applicable security on such security’s principal trading market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source determined by New PubCo) from 9:30 a.m. (New York City time) on the trading day that is thirty (30) trading days preceding such date to 4:00 p.m. (New York City time) on such date.

2.2              Permitted Transfers and Transfer Requirements.

Notwithstanding anything to the contrary herein (but subject to the immediately following sentence of this Section 2.2), each of the Endeavor Subscribers and their Permitted Transferees may (a) Transfer any shares of Class A Common Stock or Common Units owned by it to any Affiliate of the Endeavor Subscribers, and (b) may effect a Transfer in connection with any Redemption (as defined in the HoldCo LLC Agreement) pursuant to the applicable provisions of Section [●] of the HoldCo LLC Agreement (any such Transfer described in clause (a) or (b), a “Permitted Transfer”). It shall be a condition precedent to any Permitted Transfer (and with respect to any other Transfers otherwise permitted pursuant to this Article II, the following clause (ii) shall be a condition precedent and the transferor shall provide New PubCo with prior written notice (including the identity of the transferee) either prior to or promptly following such Transfer) that (i) the transferee shall agree in writing to be bound by this Agreement as a Party hereto (i.e., as an Endeavor Subscriber) by signing and delivering to New PubCo a joinder substantially in a form acceptable to New PubCo; and (ii) the Transfer, alone or together with other Transfers, does not create a material risk that HoldCo will be treated as a publicly traded partnership for U.S. federal income tax purposes.

2.3              Standstill. Without the approval of a majority of the Independent directors of the Board (in addition to any other approvals required under this Agreement, any other governance agreement or document applicable to New PubCo or HoldCo, or by applicable Law), Endeavor and its controlled Affiliates, acting alone or in concert with any other Person (including any other Affiliate of Endeavor), agree not to (a) acquire all of the outstanding equity interests in, or all or substantially all of the assets of, New PubCo or HoldCo, (b) increase their direct or indirect beneficial ownership (excluding for clarity beneficial ownership to the extent arising solely from this Agreement or that certain Stockholders Agreement, dated as of April 2, by and between Mr. McMahon and Endeavor) or economic and/or voting interest in New PubCo or HoldCo above 75% of the then-current outstanding economic or voting interests of New PubCo or HoldCo by virtue of additional acquisitions or (c) effect a sale of New PubCo or HoldCo that would result in the receipt of a disproportionate “control premium” (or other disparate consideration) relative to other stockholders of New PubCo (except for amounts explicitly and directly in respect of services contemplated by the Services Agreement (as defined in the Transaction Agreement)).

2.4              For purposes of this Agreement, “Transfer” shall mean directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Law; provided, however, that (a) the following shall not be considered a “Transfer”: (i) entering into a voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of New PubCo or HoldCo that has been approved by the Board,

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whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (ii) the pledge of shares of capital stock of New PubCo or HoldCo by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; (iii) the fact that the spouse of any holder of Class A Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class A Common Stock ; or (iv) any direct or indirect sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of any equity interest or any legal or beneficial interest in any equity interest of Endeavor or any of its Subsidiaries (other than New PubCo, HoldCo or their respective Subsidiaries).

Article III
NON-COMPETE

3.1              Non-Compete. During the period beginning on the date of this Agreement and ending on the later of (i) the five year anniversary of the Closing Date and (ii) the six-month anniversary of Endeavor ceasing to hold or beneficially own, directly or indirectly (including through its controlled Affiliates), more than 20% (in the aggregate) of the voting power of the then-outstanding shares or capital stock of New PubCo, Endeavor shall not, and shall cause its controlled Affiliates (other than HoldCo and its Subsidiaries) not to:

(a)               other than de minimis passive investments, acquire or invest in any other Competitive Wrestling League or professional mixed martial arts league that is competitive with UFC (acting alone or in concert with any other person (including any other Affiliates of Endeavor)); or

(b)               [represent (i) any professional wrestling league that is competitive with WWE (a “Competitive Wrestling League”), (ii) any fighter or wrestling talent in respect of their contractual relationship with HoldCo or any of its Subsidiaries, or (iii) any former wrestling talent of WWE in respect of their contractual relationship with any Competitive Wrestling League.][Open]

Article IV
MISCELLANEOUS

4.1              Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 4.1):

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if to Endeavor, the Endeavor Subscribers or HoldCo:

Endeavor Group Holdings, Inc.
9601 Wilshire Blvd., Third Floor
Beverly Hills, CA 90210
Attention:	Seth Krauss

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Justin Hamill
Michael Anastasio
Jonathan Solomon
Ian Nussbaum
Email:

if to New PubCo or WWE:

[Name]
[Address]
[Address]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:	Scott A. Barshay
Kyle T. Seifried
Email:

if to McMahon:

Vincent K. McMahon
c/o World Wrestling Entertainment, Inc.
1241 E. Main Street
Stamford, Connecticut 06902

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

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601 Lexington Avenue
New York, New York 10022
Attention:	Jonathan Davis, P.C.
Edward J. Lee, P.C.
Chelsea Darnell
Email:

4.2              Termination. This Agreement shall terminate upon and be of no further force and effect upon the earlier of (a) the mutual written agreement of the Parties and (b) 12:01 a.m., Eastern Time, on the day following the Sunset Date; provided, however, Article II, Article III and Article IV and the applicable definitions contained or referenced therein shall survive any such termination in accordance with their terms. Nothing set forth in this Section 4.2 shall relieve any Party from liability for any material breach of any covenant or agreement set forth in this Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge and the taking of such act, or failure to act, would result in such breach.

4.3              Interpretation and Rules of Construction. Section 9.14 of the Transaction Agreement shall apply to, and govern, this Agreement, mutatis mutandis.

4.4              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

4.5              Entire Agreement. This Agreement, together with the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement), the New PubCo Certificate and New PubCo’s by-laws (each as they may be amended) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

4.6              Assignment. Neither this Agreement nor any of the Parties’ respective rights or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. No

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assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

4.7              Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) for the rights of the Non-Recourse Parties set forth in Section 4.12 and (b) that WWE Designees shall be beneficiaries of, and permitted to enforce, their rights as and to the extent expressly set forth herein.

4.8              Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an any injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 4.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

4.9              Governing Law.

(a)               This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b)               The Parties agree that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom; provided, however, that, if such court does not have subject matter jurisdiction over such Legal Proceeding, such Legal Proceeding shall be heard and determined exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”). Consistent with the preceding sentence, solely in connection with such Legal Proceedings, each of the Parties hereby (i) submits to the exclusive jurisdiction and venue of the Chosen Courts for the purpose of such Legal Proceeding arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process in connection with any such Legal Proceeding will be validly effected by sending notice in accordance with Section 4.1; (iii) irrevocably waives, and agrees not to attempt to deny, defeat or

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assert by way of motion, defense, or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such Chosen Courts, that any Legal Proceeding brought in an appropriate Chosen Court is an inconvenient forum or that the venue of the Legal Proceeding is improper; and (iv) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. A final judgement in any such Legal Proceeding commenced in accordance with this Section 4.9(b) shall be conclusive and maybe enforced in any other jurisdictions by suit on the judgment or in any manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal rom, such final judgement.

4.10          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

4.11          Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by each of the Parties hereto. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. The failure of any Party to exercise any of its rights under this Agreement shall not constitute a waiver of those rights.

4.12          Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, or arising out of, this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. For the avoidance of doubt, this Section 4.12 shall not operate to limit or otherwise affect the obligations or liabilities of any Party hereto (in their capacity as such) with respect to

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their agreements contained herein or in any other agreement or document entered into in connection with the Transaction, in each case, to the extent such Party is a party thereto (and subject to the terms and conditions set forth therein with respect to such Party).

4.13          Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.14          Expenses. Except as provided in this Agreement or the Transaction Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

4.15          Further Assurances. Each Party agrees, upon the reasonable request of the other Party, to execute and deliver, or cause to be executed and delivered, such further documents and instruments and take, or cause to be taken, such further actions as are necessary or reasonably requested to assure and confirm its obligations under this Agreement.

4.16          No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

[Signature Pages Follow]

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The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:
Name:
Title:

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Endeavor Operating Company, LLC

By:
Name:
Title:

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January Capital Sub, LLC

By:
Name:
Title:

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January Capital Holdco, LLC

By:
Name:
Title:

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Zuffa Parent, LLC

By:
Name:
Title:

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New Whale Inc.

By:
Name:
Title:

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Vince McMahon

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SCHEDULE I

PRE-CLOSING REORGANIZATION SCHEDULE

Schedule 1-1

Schedule I - Pre-Closing Reorganization Schedule

Step #	Transaction Step	Key US Federal Income Tax Considerations
[1], [2] Step 1	Whale's US and foreign regarded subsidiaries convert to disregarded entities for US federal income tax purposes. See detailed transaction Steps 1.1. through 1.28 below.

The conversions to a single member LLC or the “check the box elections” of a wholly owned foreign subsidiary to a disregarded entity are expected to be treated as tax-free liquidations of the entity under Section 332 and 337. These deemed liquidations are not expected to result in tax to Whale or the liquidating subsidiary because Whale owns more than 80% of the subsidiary

Step 1.1	Avaros Films, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.2	BG Films, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.3	Marine 6 Films, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.4	Main Event Films, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.5	Fighting Family, Ltd. (UK) files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.6	WWE Studios Production, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.7	SLH Films, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.8	Previous Films Production Corp. (f/k/a WWE LH Productions, Inc.) converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.9	Incarnate Investments, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.10	WWE Studios Finance Corp. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.11	WWE Labor Mgt, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.12	Marine Productions Australia PTY Ltd files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.13	WWE Films Development, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.14	WWE Studios Originals, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.15	WWE Studios Finance Holding Corp. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.16	WWE Middle East FZ-LLC files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.17	WWE Saudi Arabian Mgmt Co. files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes. [3]
Step 1.18	WWE Jet Services, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.19	Event Services, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.20	TSI Realty Company, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.21	WWE Australia PTY, Ltd files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.22	WWE Studios, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.23	WWE Properties International, Inc. converts to a limited liability company under Delaware state law.

The statutory conversion from a corporation to a limited liability company is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Step 1.24	WWE Asia Pacific Pte. Ltd. files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.25	WWE Japan LLC files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.26	WWE Germany GmbH files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.27	WWE UK Holdings, Ltd. files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.
Step 1.28	World Wrestling Entertainment (Int’l) Limited (UK Corp) files an entity classification election to be treated as a disregarded entity for US federal income tax purposes.	The entity classification election is expected to be treated as a tax-free liquidation of the entity under Sections 332 and 337 for US federal income tax purposes.

Notes & Assumptions

[1]	The tax-free treatment of the conversions to limited liability companies / entity classification elections under Sections 332 and 337 is subject to further analysis (e.g., solvency requirement).
[2]	The ordering and timing of Steps 1.1 through 1.28 is subject to further analysis.
[3]	Subject to confirmation that a entity classification election is permitted to be made.

Schedule 1-2

SCHEDULE II

EXECUTIVE OFFICERS

New PubCo/HoldCo:

•	Ariel Emanuel as Chief Executive Officer
•	Mark Shapiro as President or President and Chief Operating Officer (as determined by EDR)
•	Andrew Schleimer as Chief Financial Officer
•	Seth Krauss as Chief Legal Officer

WWE:

•	Nick Khan as President, WWE

UFC:

•	Dana White as President, UFC
•	Lawrence Epstein as Chief Operating Officer, UFC

Should any of the foregoing Persons be terminated, resign, die or become incapacitated prior to the Closing, such initial position shall be vacant as of the Closing until filled in accordance with the New PubCo Organizational Documents (or the organizational documents of WWE or UFC, as applicable).

Schedule II-1